As filed with the Securities and Exchange Commission on November 28, 2003

Registration No. 333-100655

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

Amendment No. 9 to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KINGSWAY FINANCIAL SERVICES INC.

(Exact name of registrant as specified in its charter)

Ontario	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5310 Explorer Drive, Suite 200 Mississauga, Ontario L4W 5H8 (905) 629-7888	Mr. James R. Zuhlke Kingsway America Inc. 1515 Woodfield Road, Suite 820 Schaumburg, Illinois 60173 (847) 619-7610
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

KINGSWAY AMERICA INC.

KINGSWAY U.S. FUNDING INC.

KINGSWAY FINANCIAL CAPITAL TRUST I

(Exact name of registrant as specified in its charter)

Delaware	98-0180930 30-0121682 57-6195377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Kingsway America Inc. 1515 Woodfield Road, Suite 820 Schaumburg, Illinois 60173 (847) 619-7610	Mr. James R. Zuhlke Kingsway America Inc. 1515 Woodfield Road, Suite 820 Schaumburg, Illinois 60173 (847) 619-7610
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Janet O. Love, Esq. Lord, Bissell & Brook LLP 115 South LaSalle Street Chicago, Illinois 60603 (312) 443-0700	William R. Kunkel, Esq. Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2003

PROSPECTUS

2,000,000 Trust Preferred Securities

Kingsway Financial Capital Trust I

US$50,000,000

        % Trust Preferred Securities

(US$25 liquidation amount per trust preferred security)

Fully and Unconditionally Guaranteed by

Kingsway Financial Services Inc.

Kingsway Financial Capital Trust I will sell trust preferred securities to the public. Each trust preferred security represents a corresponding amount of the junior subordinated debentures issued by Kingsway U.S. Funding Inc. and the related rights under the debenture guarantee and the preferred securities guarantee of Kingsway Financial Services Inc. Kingsway Financial Capital Trust I will use the proceeds from the sale of the trust preferred securities to buy the junior subordinated debentures issued by Kingsway U.S. Funding Inc.

Kingsway Financial Capital Trust I will pay you quarterly cumulative cash distributions on the trust preferred securities at an annual rate equal to     % on the liquidation amount of US$25 per trust preferred security, beginning on                     , 2003 from payments on the debentures. Kingsway U.S. Funding Inc. can defer interest payments on the debentures one or more times for up to a maximum of 20 consecutive quarterly periods per deferral period. If it defers interest payments, Kingsway Financial Capital Trust I will defer distribution payments to the holders of the trust preferred securities. The debentures mature, and the trust preferred securities must be redeemed by,                    , 2033. Kingsway Financial Capital Trust I may redeem all or some of the trust preferred securities at any time, and for any reason, on or after                    , 2008 or all, but not some, of the trust preferred securities at any time before                    , 2008 under some circumstances, at a redemption price equal to US$25 per trust preferred security, plus accumulated interest, if any, as described in this prospectus.

The trust preferred securities have been approved for listing on the New York Stock Exchange under the symbol  “KFS PrA.”

Investing in the trust preferred securities involves risks. See “ Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Per Preferred Security	Total

Public offering price	US$25.00	US$50,000,000

Proceeds to the Kingsway Financial Capital Trust I	US$25.00	US$50,000,000

Underwriting commissions (1)	US$	US$

Proceeds (before expenses) to Kingsway U.S. Funding Inc.	US$	US$

(1)	Kingsway U.S. Funding Inc. will pay the underwriters’ commission for the sale of the trust preferred securities to the public and Kingsway Financial Capital Trust I will use all proceeds from the sale of the trust preferred securities to invest in Kingsway U.S. Funding Inc.’s debentures.

Kingsway Financial Capital Trust I has granted the underwriters a 30-day option to purchase up to 300,000 additional trust preferred securities at US$25 per trust preferred security to cover over-allotments.

The underwriters are offering the trust preferred securities to you. The underwriters will only sell the trust preferred securities after they have purchased the trust preferred securities from Kingsway Financial Capital Trust I. The underwriters entirely or partially may reject any order for trust preferred securities and they may withdraw, cancel or modify the offering without giving you any notice. The underwriters expect to deliver the trust preferred securities against payment therefor in book-entry form through The Depository Trust Company on or about                    , 2003.

The date of this prospectus is                                , 2003.

PROSPECTUS SUMMARY

This summary highlights only some of the information contained in this prospectus and does not contain all of the information that may be important to you in deciding whether to purchase the trust preferred securities. You should carefully read the entire prospectus and the documents that we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference into this prospectus, prior to deciding whether to invest in the trust preferred securities. You should pay special attention to the section of this prospectus entitled “Risk Factors” beginning on page 12 to determine whether an investment in the trust preferred securities is appropriate for you. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” beginning on page 123.

Unless otherwise specified in this prospectus, “Kingsway Financial,” refers to Kingsway Financial Services Inc., a holding company incorporated under the laws of Ontario, Canada; “Kingsway,” “we,” “our” and “us” refer to Kingsway Financial and its consolidated subsidiaries; “Kingsway America” refers to Kingsway America Inc., the U.S. holding company for all of our U.S. subsidiaries; “Funding Co.” refers to Kingsway U.S. Funding Inc.; the “Trust” refers to Kingsway Financial Capital Trust I; and “you” and “yours” refer to the holders of the applicable securities.

All of the dollar amounts in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to “Canadian dollars,” “dollars,” “C$” or “$” are to Canadian dollars and any references to “U.S. dollars” or “US$” are to U.S. dollars. As presented in this prospectus, our combined ratios for our Canadian and U.S. segment information include the results of our Bermuda and Barbados reinsurance subsidiaries, respectively.

The Offering

What are the trust preferred securities?

Each trust preferred security represents an undivided beneficial interest in the assets of the Trust. The underwriters are offering 2,000,000 trust preferred securities at a public offering price of US$25 for each trust preferred security. The underwriters may also purchase up to an additional 300,000 trust preferred securities at the public offering price within 30 days after the date of this prospectus to cover any over-allotments.

Who is the Trust?

The Trust is a Delaware statutory trust. The Trust will sell its preferred securities to the public and its common securities to Funding Co. The Trust will use the proceeds from these sales to buy a series of            % junior subordinated debentures due 2033 from Funding Co. with the same economic terms as the trust preferred securities. Kingsway Financial will fully and unconditionally guarantee payments of principal and interest on the debentures and will guarantee the payment of principal and interest on the trust preferred securities to the extent described in this prospectus. The Trust’s assets will consist solely of the debentures and payments received on the debentures.

There are five trustees of the Trust. The three administrative trustees will initially be James R. Zuhlke, Brian K. Williamson and Kelly A. Marketti, each of whom is an officer or employee of Kingsway America. BNY Midwest Trust Company will act as the property trustee of the Trust and The Bank of New York (Delaware) will act as the Delaware trustee.

Who are Kingsway, Kingsway Financial, Kingsway America and Funding Co.?

Kingsway is a specialty provider of personal and commercial lines of property and casualty insurance in the United States and Canada. Kingsway Financial is a holding company incorporated under the laws of Ontario, Canada. Kingsway America is a wholly owned subsidiary of Kingsway Financial and is the U.S. holding company for all of our U.S. subsidiaries. Funding Co. is a wholly owned subsidiary of Kingsway America and was established as a financing entity to raise funds for our U.S. operations. Funding Co. will use the proceeds from the sale of the debentures to the Trust to buy subordinated notes issued by Kingsway America that have economic terms substantially similar to the debentures.

What transactions will take place between Kingsway Financial, Kingsway America, Funding Co., the Trust and you as holders of the trust preferred securities in connection with this offering?

The offering will consist of the following transactions, which will occur simultaneously:

•	The Trust will issue the common securities of the Trust to Funding Co. The Trust will publicly offer the trust preferred securities to you. The Trust will use the proceeds from the offering and sale of the trust preferred securities and the common securities to purchase the debentures from Funding Co.

•	Funding Co. will use all of the proceeds from the sale of its debentures to purchase subordinated notes from Kingsway America.

•	Kingsway Financial will issue the preferred securities guarantee and the debenture guarantee.

•	Kingsway America will issue the subordinated notes.

The following diagram outlines the relationships among Kingsway Financial, Kingsway America, Funding Co., the Trust and you as holders of the trust preferred securities after completion of this offering.

When will you receive quarterly distributions on the trust preferred securities?

If you purchase the trust preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of       % of the liquidation amount of US$25 per preferred security. Distributions will accumulate from the date the Trust issues the trust preferred securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning with the first such date after issuance.

When can payment of distributions on the trust preferred securities be deferred?

Funding Co. may, on one or more occasions, defer interest payments on the debentures for up to a maximum of 20 consecutive quarterly periods per deferral period, unless an event of default under the indenture has occurred and is continuing. At the end of an interest deferral period, upon payment of all accrued and unpaid interest then due and assuming that no event of default has occurred and is continuing under the indenture, Funding Co. may again elect to defer interest payments for up to 20 consecutive quarterly periods. As long as no default under the indenture has occurred and is continuing, there is no limit to the number of times that interest can be deferred, except that a deferral of interest payments cannot extend beyond the scheduled maturity date of the debentures (which is                            , 2033).

Kingsway America’s payments of principal and interest payable under the subordinated notes that will be issued to Funding Co. will be Funding Co.’s only source of funds. The subordinated notes will be unsecured and will rank junior to all of Kingsway America’s senior debt, including indebtedness that Kingsway America may incur in the future. Kingsway America may, on one or more occasions, defer interest payments on the subordinated notes for up to a maximum of 20 consecutive quarterly periods per deferral period, unless an event of default under the subordinated notes has occurred and is continuing. At the end of an interest deferral period, upon payment of all accrued and unpaid interest then due and assuming that no event of default has occurred and is continuing under the subordinated notes, Kingsway America may again elect to defer interest payments for up to 20 consecutive quarterly periods. As long as no event of default under the subordinated notes has occurred and is continuing, there is no limit to the number of times that interest can be deferred, except that a deferral of interest payments cannot extend beyond the scheduled maturity date of the subordinated notes (which is                         , 2033).

If Kingsway America defers interest payments on its subordinated notes issued to Funding Co., Funding Co. will defer interest payments on the debentures, and the Trust will defer its distributions on the trust preferred securities. During this deferral period, distributions will continue to accumulate on the trust preferred securities at an annual rate of                 % of the liquidation amount of US$25 per trust preferred security. Also, the deferred distributions will themselves accumulate distributions at an annual rate of                         % to the extent permitted by law. Once Funding Co. makes all deferred interest payments on the debentures, with accrued interest, the Trust will then pay all accumulated and unpaid distributions to you. Funding Co. may again defer interest payments on the debentures if no event of default under the indenture has occurred and is continuing.

During any period in which Funding Co. defers interest payments on the debentures (or if a default under the indenture has occurred and is continuing), subject to limited exceptions, neither Funding Co. nor Kingsway Financial will be permitted to:

•	declare or pay a dividend or distribution on any of its outstanding capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

•	make or permit any subsidiary to make, a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, Kingsway Financial’s guarantee of the debentures or the subordinated notes, as the case may be; or

•	make or permit any subsidiary to make, any guarantee payments with respect to any guarantee of any debt security (other than payments under the debenture guarantee and the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures or the debenture guarantee, as the case may be.

During any period in which Kingsway America defers interest payments on the subordinated notes, it will be subject to the same restrictions enumerated above, except that it would be permitted to declare and pay dividends to Kingsway Financial and any wholly-owned subsidiary of Kingsway Financial.

If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for U.S. federal income tax purposes in advance of receiving cash relating to these amounts, even if you are a cash-basis taxpayer.

When can the Trust redeem the trust preferred securities?

The Trust will redeem all of the outstanding trust preferred securities when the debentures are paid at maturity on                 , 2033. Funding Co. has the option, however, to redeem the debentures at any time on or after                 , 2008 and up to 90 days prior to                 , 2033. In addition, Funding Co. may redeem, at any time, all of the debentures if:

•	there is a change in existing laws or regulations, or new official administrative or judicial interpretation or application of these laws and regulations, that causes the interest that Funding Co. pays on the debentures to no longer be deductible for U.S. federal income tax purposes;

•	the Trust becomes subject to U.S. federal income tax;

•	the Trust becomes or will become subject to more than an immaterial amount of other taxes or governmental charges; or

•	there is a change in existing laws or regulations that requires the Trust to register as an investment company under the Investment Company Act of 1940.

We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any trust preferred securities that we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the trust preferred securities and common securities then owned by us.

If your trust preferred securities are redeemed by the Trust, you will receive the liquidation amount of US$25 per trust preferred security, plus any accrued and unpaid distributions to the date of redemption.

What is the nature of Kingsway Financial’s guarantee of the trust preferred securities and the debentures and when will it be required to make payments on the guarantee?

Kingsway Financial will fully and unconditionally guarantee all payments to the Trust under the debentures and will guarantee all payments from the Trust on the trust preferred securities to the extent that there are funds in the Trust for those payments. These two guarantees, together with Kingsway Financial’s other obligations and the rights of the debenture holders and trust preferred holders under the indenture and the trust agreement, in the aggregate, constitute a full, irrevocable and unconditional guarantee by Kingsway Financial on a subordinated basis, of the obligations of the Trust under the trust preferred securities and of the obligations of Funding Co. under the debentures.

The proceeds from the sale of the debentures by Funding Co. to the Trust will be loaned to Kingsway America in exchange for subordinated notes issued by Kingsway America, that have economic terms substantially similar to the terms of the debentures. If Kingsway America defaults on its payments under the subordinated notes, Funding Co. will not have sufficient funds to make payments under the debentures to the Trust and, in the absence of a permitted deferral of interest payments, Kingsway Financial’s debenture guarantee would then obligate it to make or cause Funding Co. to make the debenture payments to the Trust. To the extent there are funds in the Trust, Kingsway Financial’s preferred securities guarantee would obligate it to make or cause the Trust to make related payments under the trust preferred securities. The subordinated notes will rank junior in priority of payment to all of Kingsway America’s senior debt. If Kingsway America defaults on any of its senior debt, it will be prohibited from making payments on the subordinated notes. If Kingsway America experiences a business downturn or a cash shortage, its ability to make payments on the subordinated notes will also be adversely affected. Kingsway Financial’s obligations under the debenture guarantee and the preferred securities guarantee rank junior in priority of payment to all of Kingsway Financial’s senior debt.

When can the debentures be distributed to you?

Funding Co., as the depositor of the Trust, has the right to dissolve the Trust at any time. If Funding Co. exercises this right to dissolve the Trust, after satisfaction of any creditors of the Trust in accordance with applicable law, the Trust will be liquidated by distribution of the debentures to holders of the trust preferred securities and the common securities.

What happens if the Trust is dissolved and the debentures are not distributed?

The Trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfaction of any creditors of the Trust, the Trust will be obligated to pay in cash the liquidation amount of US$25 for each trust preferred security plus accumulated and unpaid distributions to the date such payment is made. The Trust will be able to make this liquidation distribution only if the debentures are redeemed by Funding Co. Funding Co. will not have sufficient funds to redeem the debentures unless Kingsway America redeems the subordinated notes. If the Trust has insufficient assets to pay the full liquidation distribution, then payment will be made on a pro rata basis, based on liquidation amounts, proportionally to Funding Co., as the holder of the common securities of the Trust, on one hand, and to the holders of the trust preferred securities on the other hand. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have priority over the common securities.

How will the trust preferred securities and the debentures rank in right of payment?

The Trust’s obligations under the trust preferred securities are unsecured and the trust preferred securities will rank equally with the common securities of the Trust with regard to right of payment. The Trust will pay distributions on the trust preferred securities and the common securities pro rata. However, if Funding Co. defaults with respect to the debentures or Kingsway Financial defaults with respect to the debenture guarantee, then no distributions on the common securities of the Trust will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid.

Funding Co.’s obligations under the debentures and Kingsway Financial’s obligations under the debenture guarantee are unsecured and will rank junior in priority to their existing and future senior debt.

As of September 30, 2003, the total amount of Kingsway’s senior debt that would have effectively ranked senior to the debenture guarantee and the preferred securities guarantee was approximately $243.5 million.

What voting rights will holders of the trust preferred securities have?

Except in limited circumstances, holders of the trust preferred securities will have no voting rights.

Will the trust preferred securities be listed on a stock exchange?

The trust preferred securities have been approved for listing on the New York Stock Exchange under the symbol “KFS PrA.” Trading of the trust preferred securities on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that a liquid trading market for the trust preferred securities will develop or be maintained.

If the Trust distributes the debentures, we will use our best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the trust preferred securities are then listed.

In what form will the trust preferred securities be issued?

The trust preferred securities will be represented by one or more global securities that will be deposited with, and registered in the name of, The Depository Trust Company, or DTC, or its nominee. This means that you will not receive a certificate for your trust preferred securities but, instead, will hold your interest through DTC’s book-entry system. The trust preferred securities will be ready for delivery through DTC on or about                 , 2003.

Our Company

Kingsway is a specialty provider of personal and commercial lines of property and casualty insurance in the United States and Canada. Our principal lines of business are non-standard automobile and trucking insurance. Non-standard automobile insurance covers drivers who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. We also provide standard automobile insurance as well as insurance for commercial and public vehicles, including taxis.

In addition to automobile insurance, we provide motorcycle insurance, specialized commercial and personal property coverage, warranty insurance and other specialty coverages, such as customs and surety bonds. In the nine months ended September 30, 2003, we derived 36.2% of our gross premiums written from non-standard automobile insurance, 30.7% from trucking, 11.6% from commercial and personal property coverages, 11.8% from commercial automobile, 2.7% from motorcycle, 2.8% from standard automobile, 1.0% from warranty and

3.2% from other specialty lines. In the nine months ended September 30, 2003, 45.4% of our gross premiums written were generated from personal lines and 54.6% were generated from our commercial lines.

We are a leading provider of non-standard automobile and motorcycle insurance in Canada and have a prominent position in several U.S. markets in which we currently operate, such as Florida, Illinois and South Carolina, based on direct premiums written. We are the third largest writer of non-standard automobile insurance in Illinois and the fourth largest in South Carolina, according to A.M. Best, an insurance company rating organization. In the nine months ended September 30, 2003, we generated 76% of our gross premiums written from the United States and 24% from Canada.

The insurance industry is highly competitive. However, we generally seek to identify and operate in specialty markets which present opportunities for us to effectively compete due to the narrow scope or limited size of the market or the specialty nature of the coverage or risk. These specialty markets may be defined by geographic area, type of insurance or other factors.

We focus on specialty lines of automobile, property and casualty insurance where we believe competition is more limited. We emphasize underwriting profit and will not underwrite risks at rates which we believe are unprofitable in order to increase our premium volume. We believe that by executing this strategy we have been able to deliver returns that have exceeded the average in our industry in both the United States and Canada.

In 2002, our gross premiums written increased 99% to $2.12 billion, compared to $1.1 billion in 2001 and our total revenues increased 94% to $1,818.9 million in 2002, compared to $937.5 million in 2001. Our gross premiums written for the nine months ended September 30, 2003 increased 30% to $1,985.2 million, compared to $1,524.6 million in the first nine months of 2002, and our total revenues increased 48% to $1,847.2 million compared to $1,251.0 million in the first nine months of 2002. Our return on equity averaged 11.3% for the fiscal years 1998 to 2002 and for 2002 was 13.8%. For the first nine months of 2003, our return on equity was 13.9% on an annualized basis compared to 12.8% for the same period in 2002. As of December 31, 2002, we had total assets of $3.0 billion and shareholders’ equity of $612.9 million. As of September 30, 2003, we had total assets of $3.5 billion and shareholders’ equity of $716.5 million. During the first nine months of 2003, our shareholders’ equity was negatively impacted by the unrealized currency translation adjustment of our U.S. dollar denominated assets into Canadian dollars amounting to $74.9 million.

In addition to revenues derived from premiums earned, we also derive revenue from premium financing and investment income, including net realized gains. These sources of revenue amounted to $81.1 million in 2002 as compared to $64.6 million in 2001. In the nine months ended September 30, 2003, revenue from premium financing and investment income, including net realized gains, amounted to $82.8 million as compared to $62.0 million for the first nine months of 2002. In 2002, we generated net income of $79.5 million, an increase of 77% over the $44.9 million earned in 2001. Our net income for the nine months ended September 30, 2003 was $67.3 million as compared to $54.1 million in the first nine months of 2002.

We conduct our operations through our wholly owned subsidiaries in Canada and the United States. We are licensed to write a broad range of property and casualty insurance in all Canadian provinces and territories and in 49 states and the District of Columbia in the United States. We distribute all of our products through independent agents, managing general agents, or MGAs, and brokers.

Corporate Strategy

Our strategy is to build long-term shareholder value by targeting three financial measurements over a five year period: (i) a 15% average after-tax return on shareholders’ equity, (ii) an average combined ratio, a measurement of underwriting profitability, of 96% or less, and (iii) average increases in net premiums earned of 15% per annum. Our strategy is characterized by the following principles:

•	Adhere to a strict underwriting discipline. We manage our business with a strict focus on underwriting profit rather than on premium growth or market share and have demonstrated our willingness to increase pricing or reduce or increase premium volumes based on market conditions. For 2002, our combined ratio was 99.8%. Over the five year period ended December 31, 2002, our combined ratio averaged 99.3%, including 102.0% for our Canadian operations and 98.5% for our U.S. operations. For the nine months ended September 30, 2003, our combined ratio was 100.0%, including 109.9% for our Canadian operations and 97.0% for our U.S. operations. Management’s incentive compensation is directly linked to our combined ratio and return on equity objectives.

•	Apply a specialty focus to regional markets. We seek to identify market segments where we believe competition is more limited, presenting the potential for above average returns. We believe that the non-standard automobile insurance business, our primary business, is presently one such specialty market. Other specialty markets in which we operate include trucking, taxi, motorcycle and warranty insurance. We operate through a network of regionally based operating subsidiaries. This decentralized operating structure allows us to target specialized markets and products based on our underwriting expertise and knowledge of local market conditions.

•	Rigorously manage claims at the local level. We seek to protect our business through diligent claims management. Our claims are managed by our experienced personnel located in our regional operating subsidiaries and by some of our MGAs. We maintain a culture of rigorously investigating claims, preventing fraud and litigating our claims as necessary before final settlement.

•	Expand in the United States and Canada. We rely on our detailed understanding of our regional markets to take advantage of any favorable conditions or trends. We look for opportunities to expand our specialty focus into selected regional markets and increase the distribution of our core products in our existing territories. We may also look for opportunities to acquire books of business or other companies which are in line with our specialty focus. For example, we completed the acquisition of American Country Holdings Inc., or ACHI, and its subsidiaries for a purchase price of approximately US$24.0 million in April 2002. ACHI specializes in the underwriting and marketing of commercial property and casualty insurance for the transportation and hospitality industry. This acquisition strengthened our position in the Chicago metropolitan area, where we believe that ACHI is the dominant writer of taxicab insurance. Since late 2001, we have also entered into new programs with several MGAs in the United States to expand the distribution network for our core business lines. In 2002, gross premiums written from these programs were $961.4 million, or 45% of our business, compared to $206.0 million, or 19% of our business, in 2001. For the nine months ended September 30, 2003, gross premiums written from these programs were $952.9 million, or 48% of our business.

•	Maintain a strong relationship with our agents, MGAs and brokers. We are committed to our distribution network of independent agents, MGAs and brokers. We continually strive to provide the highest level of service to our agents, MGAs and brokers and build relationships at the local level in the markets in which we operate. We communicate with our network through a variety of channels and we look for opportunities to increase efficiency and further reduce our operating costs, including through the use of technology and automation. We also look for opportunities to expand our distribution relationships and enhance our product mix.

For more details about our business, see the section of this prospectus entitled “The Company,” beginning on page 59.

Recent Developments

Canadian Equity Offering

In July 2003, Kingsway Financial sold 6.71 million common shares to a syndicate of underwriters led by Scotia Capital Inc. The shares were sold only in Canada at a price of $16.70 per share resulting in total gross proceeds of $112.1 million. Approximately $102.4 million of the proceeds of the Canadian offering were used to increase the capital of certain of our insurance subsidiaries, and the remainder will be used for general corporate purposes.

Private Placements of Trust Preferred Securities

Since December 2002, we have sold trust preferred securities in five private placements ranging in size from US$10 million to US$20 million. In addition, we are currently engaged in discussions regarding similar private placements of trust preferred securities, and we may engage in additional private placements of trust preferred securities of similar sized offerings in the future.

Standard & Poor’s Rating of Kingsway Financial’s Debenture Guarantee

On September 30, 2003, Standard & Poor’s Ratings Services placed the counterparty credit and senior unsecured debt ratings of Kingsway Financial on CreditWatch with negative implications. The credit watch placement followed the announcement by Kingsway that it had identified a shortfall in its prior years’ claims reserving for Kingsway General.

On October 31, 2003, Standard & Poor’s announced that it had removed Kingsway Financial from CreditWatch and lowered its rating to “BB” (fifth out of nine rating levels) on Kingsway Financial’s full and unconditional guarantee of the debentures. According to Standard & Poor’s, a BB rating indicates that the obligor is less vulnerable in the near term than other lower rated obligors, but that it faces ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to an inadequate capacity to meet its financial commitments. Standard & Poor’s also lowered its counterparty and senior unsecured debt credit ratings on Kingsway Financial to “BBB-” from “BBB.” According to Standard & Poor’s, a BBB- rating (fourth out of nine rating levels) indicates that the obligor has adequate capacity to meet its financial obligations; however, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments. A plus or minus designation within a ratings category indicates relative standing within the category.

A.M. Best Ratings Review

On February 27, 2003, A.M. Best affirmed the individual financial strength ratings of our U.S. insurance subsidiaries and lowered the group financial strength rating of our Canadian subsidiaries from A (Excellent) to A- (Excellent). A.M. Best stated that the lowered rating of our Canadian group resulted from a deterioration in the group’s capitalization due to strong premium growth and poor underwriting performance driven by adverse loss development in our Ontario automobile business, which includes the non-standard automobile, standard automobile and motorcycle business in Ontario. Offsetting the negative rating factors, A.M. Best referred to Kingsway’s lead market position as the largest provider of non-standard automobile and motorcycle insurance in Canada and the prospect of improved underwriting and operating performance in 2003. A.M. Best recognized that Kingsway anticipated improved results in Canada in 2003, citing Kingsway’s proactive approach to settling claims and combating fraud in Ontario, significant rate increases that were implemented in 2002 and new regulatory legislation enacted in Ontario. It stated, however, that the rating will remain under pressure pending the ability of our Canadian subsidiaries to improve their capital position and meet their underwriting and operating objectives for 2003. In addition, the financial strength rating for Lincoln General Insurance Company, our largest U.S. subsidiary, remained under review with negative implications pending the completion of our capital raising initiatives and effective management of Lincoln’s premium growth in 2003. A.M. Best expressed concerns regarding our ability to secure significant amounts of new capital both to support our current book of business and to sustain our future growth plans as well as Lincoln General’s ability to maintain profitability and effectively manage its growth and administer the underwriting and claims functions associated with its substantial amount of new business.

On September 15, 2003, A.M. Best affirmed Lincoln’s A- (Excellent) rating. The rating was removed from under review and assigned a negative outlook. This rating action is a result of Lincoln’s strengthened capital position, following our capital raising initiatives and the infusion of new capital into Lincoln in the second quarter of 2003. A.M. Best remains concerned about Lincoln’s underwriting leverage position as well as its ability to effectively manage the additional volume of business. A.M. Best’s negative outlook reflects its concern that Lincoln may need additional capital by year-end if Lincoln continues to strain surplus through premium growth or if loss reserves continue to adversely develop.

We believe that A.M. Best will look favorably upon completion of our current capital raising efforts as long as we limit our growth to manageable levels. However, we cannot assure you that A.M. Best will not downgrade our ratings or place them under review with negative implications, in the future, even if we complete this offering. If we are unable to maintain our current ratings, our ability to write insurance and compete with other insurance companies may be adversely affected.

Disposal of Investment

In early November 2003, our equity investment in USA Insurance Group, a privately held managing general agent, was acquired by BISYS Group, Inc. through the acquisition of USA Group by BISYS. Net proceeds of the sale, which was comprised of cash and stock of BISYS, amounted to approximately US$19.6 million, which will generate a realized gain of approximately US$14.3 million. The after tax benefit from the disposal of this investment is expected to be approximately US$9.4 million, which will be included in Kingsway’s results for the fourth quarter of 2003.

Litigation

On July 25, 2003, we commenced an action against PricewaterhouseCoopers, LLP, Miller, Herbers, Lehman & Associates, Inc. and the former directors of ACHI relating to the understatement of the reserves of ACHI’s insurance subsidiary for the years 1998 through 2001 and associated costs and damages thereon. These reserve deficiencies occurred prior to our acquisition of ACHI in April 2002. As a result of the deficiencies, we restated ACHI’s financial results for the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002. For a more detailed description of the restatement, see Kingsway’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on September 12, 2003, as amended, and incorporated by reference in this prospectus.

Corporate Information

Our principal executive offices are located at 5310 Explorer Drive, Suite 200, Mississauga, Ontario L4W 5H8. Our telephone number is (905) 629-7888. Kingsway America is the U.S. holding company for all of our U.S. subsidiaries. Kingsway America’s principal executive offices and the principal offices of Funding Co. and the Trust are located at 1515 Woodfield Road, Suite 820, Schaumburg, Illinois 60173. Kingsway America’s telephone number is (847) 619-7610.

Kingsway Financial’s Web site is www.kingsway-financial.com. Information on our Web site is not incorporated by reference in this prospectus and you should not consider this information as part of this prospectus.

Risk Factors

You should carefully consider all information contained or incorporated by reference in this prospectus before making an investment in the trust preferred securities. In particular, you should consider the risk factors described in the section of this prospectus entitled “Risk Factors” beginning on page 12.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data and other financial information as at and for each of the years in the five year period ended December 31, 2002 and as at and for each of the nine-month periods ended September 30, 2003 and September 30, 2002. The summary consolidated financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35 of this prospectus and our consolidated financial statements and the related notes included in this prospectus beginning on page F-1.

Our consolidated financial statements contained in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles, which we refer to in this prospectus as Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. generally accepted accounting principles, which we refer to in this prospectus as U.S. GAAP, except as otherwise described in our consolidated financial statements included in this prospectus beginning on page F-1, where we provide a reconciliation of the differences between Canadian GAAP and U.S. GAAP. We publish our consolidated financial statements in Canadian dollars. The comparability of the operating data in different periods is affected by currency exchange rate fluctuations.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
	(in thousands of Canadian dollars, except per share data and ratios)
AMOUNTS UNDER CANADIAN GAAP:
Statement of Operations Data
Gross premiums written	$1,985,239	$1,524,610	$2,124,691	$1,065,262	$643,022	$508,595	$409,200
Net premiums written	1,897,231	1,436,543	2,009,963	1,014,960	604,693	468,874	320,396

Revenues:
Net premiums earned	1,764,342	1,189,053	1,737,754	872,830	539,969	445,557	314,651
Investment income	48,940	43,766	56,316	42,692	37,109	32,037	24,771
Premium finance income	8,667	6,575	8,539	9,861	7,467	5,761	5,883
Net realized gains	25,226	11,617	16,259	12,079	10,444	950	6,945

Total revenues	1,847,175	1,251,011	1,818,868	937,462	594,989	484,305	352,250

Expenses:
Claims incurred	1,285,415	852,776	1,240,329	616,079	371,946	304,541	193,801
Commissions and premium taxes	376,820	246,897	372,051	167,176	106,378	90,844	61,927
General and administrative	101,701	92,873	122,762	81,938	66,925	61,630	39,848
Interest expense	14,891	8,754	12,274	11,399	11,408	10,557	2,034
Amortization of intangible assets	654	—	716	—	—	—	—

Total expenses	1,779,481	1,201,300	1,748,132	876,592	556,657	467,572	297,610

Income before income taxes	67,694	49,711	70,736	60,870	38,332	16,733	54,640
Income taxes (benefit)	403	(4,423)	(8,796)	10,083	5,393	(1,896)	20,873

Net income before goodwill	67,291	54,134	79,532	50,787	32,939	18,629	33,767
Amortization of goodwill, net of applicable income taxes (1)	—	—	—	5,856	5,469	5,031	2,756

Net income	$67,291	$54,134	$79,532	$44,931	$27,470	$13,598	$31,011

Diluted earnings per share	$1.31	$1.10	$1.61	$1.19	$0.80	$0.38	$0.86

	As at September 30, 2003			As at December 31,
	Actual	As Adjusted(2)	Pro Forma As Adjusted(2)(3)	2002	2001	2000	1999	1998
	(unaudited)
	(in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER CANADIAN GAAP:
Balance Sheet Data
Cash and investments	$2,487,354	$2,514,284	$2,580,262	$2,078,665	$1,223,198	$780,510	$686,196	$627,629
Total assets	3,485,362	3,512,292	3,579,692	2,984,434	1,778,744	1,173,926	1,071,710	1,014,603
Unpaid claims	1,534,329	1,534,329	1,534,329	1,200,554	589,963	435,322	444,689	446,245
Bank indebtedness	165,500	165,500	165,500	170,390	144,516	143,129	153,270	100,863
Senior unsecured debentures	78,000	78,000	78,000	78,000	—	—	—	—
Trust preferred securities	77,876	104,806	172,131	23,636	—	—	—	—
Total shareholders’ equity	716,548	716,548	716,548	612,925	536,842	272,713	242,042	250,065
Book value per share	$12.84	$12.84	$12.84	$12.56	$11.03	$8.01	$7.12	$6.96

	Nine Months Ended September 30,			Year Ended December 31,
	2003	2002		2002	2001	2000	1999
	(unaudited)
	(in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Statement of Operations Data
Net income	$68,993	$56,039		$81,821	$46,365	$27,608	$10,673
Diluted earnings per share	$1.34	$1.13		$1.66	$1.22	$0.80	$0.30

	As at September 30, 2003			As at December 31,
	Actual	As Adjusted(2)	Pro Forma As Adjusted(2)(3)	2002	2001	2000	1999
	(unaudited)
	(in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Balance Sheet Data
Cash and investments	$2,523,957	$2,550,887	$2,616,865	$2,104,223	$1,227,667	$773,423	$661,691
Total assets	3,515,228	3,512,292	3,579,692	3,007,064	1,783,062	1,167,325	1,046,909
Unpaid claims	1,534,329	1,534,329	1,534,329	1,200,554	589,963	435,322	444,689
Bank indebtedness	165,500	165,500	165,500	170,390	144,516	143,129	153,270
Senior unsecured debentures	78,000	78,000	78,000	78,000	—	—	—
Trust preferred securities	77,876	104,806	172,131	23,636	—	—	—
Total shareholders’ equity	743,216	743,216	743,216	626,924	533,680	266,112	217,241
Book value per share	$13.32	$13.32	$13.32	$12.85	$10.97	$7.81	$6.39

	Nine Months Ended September 30,			Year Ended December 31,
	2003	2002		2002	2001	2000	1999	1998
	(unaudited)
Other Data:
Consolidated
Claims ratio(4)	72.9%	71.7%		71.4%	70.6%	68.9%	68.4%	61.6%
Expense ratio(5)	27.1%	28.6%		28.4%	28.5%	32.1%	34.2%	32.3%

Combined ratio(6)	100.0%	100.3%		99.8%	99.1%	101.0%	102.6%	93.9%
Canadian operations(7)
Claims ratio(4)	81.9%	78.2%		78.3%	73.5%	70.1%	72.7%	60.4%
Expense ratio(5)	28.0%	30.0%		30.1%	29.6%	31.7%	32.1%	31.6%

Combined ratio(6)	109.9%	108.2%		108.4%	103.1%	101.8%	104.8%	92.0%
U.S. operations(7)
Claims ratio(4)	70.2%	69.5%		69.2%	68.9%	67.8%	64.5%	63.5%
Expense ratio(5)	26.8%	28.1%		28.0%	27.9%	33.1%	36.1%	33.5%

Combined ratio(6)	97.0%	97.6%		97.2%	96.8%	100.9%	100.6%	97.0%

Return on equity(8)	13.9%	12.8%		13.8%	13.3%	10.7%	5.5%	13.4%

(1)	Effective January 1, 2002, in accordance with new accounting standards, all existing goodwill and intangible assets with indefinite lives ceased to be amortized to income over time, and are subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value.
(2)	Reflects the issuance and sale of $26.9 million (US$20 million) aggregate liquidation amount of trust preferred securities sold in a private placement on October 29, 2003.
(3)	Reflects the proceeds of approximately $67.3 million (US$50 million), based on an offering price of US$25 per trust preferred security.
(4)	The claims ratio is derived by dividing the amount of claims incurred by net premiums earned.
(5)	The expense ratio is derived by dividing the sum of commissions and premium taxes and general and administrative expenses by net premiums earned.
(6)	The combined ratio is the sum of the claims ratio and the expense ratio.
(7)	Canadian and U.S. segment information includes the results of our Bermuda and Barbados reinsurance subsidiaries, respectively.
(8)	Return on equity percentage is net income expressed as a percentage of average shareholders’ equity during the period. Return on equity percentages for the nine months ended September 30, 2003 and 2002 are annualized.

RISK FACTORS

An investment in the trust preferred securities involves a number of risks. You should carefully read and consider the following risks as well as the other information contained or incorporated by reference in this prospectus, including the financial statements and the related notes, before investing in the trust preferred securities. The business, financial condition and results of operations of Kingsway, including Funding Co., could be materially adversely affected by any of these risks. Because the Trust will rely on payments it receives on the debentures to make payments on the trust preferred securities, and because the Trust may distribute the debentures in exchange for the trust preferred securities upon liquidation of the Trust, you are making an investment decision with regard to the debentures as well as the trust preferred securities. You should carefully read the information in this prospectus about both of these securities.

Risks Relating to this Offering

Kingsway Financial’s obligation under the debenture guarantee and the preferred securities guarantee, Kingsway America’s obligations under the subordinated notes and Funding Co.’s obligations under the debentures, are subordinated.

Kingsway Financial’s obligations under the debenture guarantee and the preferred securities guarantee will be unsecured and will rank junior in priority of payment to all other debt of Kingsway Financial outstanding at any time, except:

•	debt made equal with or junior to the debenture guarantee or the preferred securities guarantee by its terms;

•	other debenture guarantees or preferred securities guarantees issued by Kingsway Financial or any of its subsidiaries on behalf of holders of trust preferred securities or other similar securities of any other trust, partnership or other entity affiliated with Kingsway, which is a financing vehicle of Kingsway or an affiliate of Kingsway;

•	trade accounts payable; and

•	indebtedness of Kingsway Financial to an employee or an affiliate.

This means that Kingsway Financial cannot make any payments on the debenture guarantee or the preferred securities guarantee if Kingsway Financial defaults on a payment of any of its other debt, except as described above. In the event of the bankruptcy, liquidation or dissolution of Kingsway Financial, its assets would be available to pay obligations under the debenture guarantee and the preferred securities guarantee only after all payments had been made on the other debt of Kingsway Financial, other than as described above.

Funding Co.’s obligations under the debentures will be unsecured and will rank junior in priority of payment to all of Funding Co.’s senior debt, if any, as described in the section of this prospectus entitled “Description of the Debentures and the Debenture Guarantee” beginning on page 96. Funding Co. will lend the proceeds received from the sale of its debentures to the Trust to Kingsway America in exchange for subordinated notes of Kingsway America. The economic terms of the subordinated notes of Kingsway America will be substantially similar to the terms of the debentures and will be unsecured and rank junior in priority of payment to all of Kingsway America’s senior debt. Therefore, if Kingsway America defaults on a payment of any of its senior debt, Kingsway America cannot make any payments on its subordinated notes and Funding Co. will not have sufficient funds to make any payments on the debentures to the Trust. Kingsway America will not be a party to the indenture and will not be a guarantor of the debentures, since a guaranty of the trust preferred securities and the debentures is being provided by Kingsway Financial, the ultimate parent of the Kingsway group. Further, though Kingsway Financial will guarantee payments on the debentures, Kingsway Financial is an Ontario corporation with its principal place of business in Ontario, Canada, and with reinsurance subsidiaries domiciled in Barbados and Bermuda for the sole purpose of reinsuring risks from Kingsway Financial’s insurance subsidiaries. It may, therefore, be more difficult for debenture holders to pursue remedies against Kingsway Financial than it would have been to pursue remedies against a U.S. guarantor whose assets are located entirely in the United States.

As of September 30, 2003, the total amount of Kingsway’s senior debt that would have effectively ranked senior to the debenture guarantee and the preferred securities guarantee was approximately $243.5 million.

Kingsway Financial’s holding company structure effectively subordinates claims against it to claims against its operating subsidiaries.

Kingsway Financial is a holding company with assets consisting primarily of the capital stock of its Canadian operating subsidiaries and Kingsway America, which is a holding company for its U.S. operating subsidiaries. Since Kingsway Financial is a holding company, its right and the rights of its creditors to participate in any asset distributions of any of its subsidiaries on liquidation, reorganization or otherwise, will rank junior to all creditors of the operating subsidiaries, including insureds under policies, except to the extent that Kingsway Financial may itself be a creditor of an operating subsidiary.

Further, the right of creditors of Kingsway Financial (including the holders of the debentures who are creditors of Kingsway Financial by virtue of the debenture guarantee and the holders of trust preferred securities who are creditors of Kingsway Financial by virtue of the preferred securities guarantee) to participate in any distribution of the stock owned by Kingsway Financial in certain of its subsidiaries, including its insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over such subsidiaries. Consequently, the debenture guarantee, the preferred securities guarantee and, therefore, the trust preferred securities will be structurally subordinated to all liabilities of Kingsway Financial’s subsidiaries.

Funding Co. and Kingsway Financial have made only limited covenants in the indenture, the trust agreement and the preferred securities guarantee agreement, which may not protect your investment in the event they experience significant adverse changes in their financial condition or results of operations.

The indenture governing the debentures and the debenture guarantee, the trust agreement governing the trust preferred securities and the preferred securities guarantee agreement do not require Funding Co. or Kingsway Financial to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. As a result, these governing documents will not protect your investment in the event that Funding Co. or Kingsway Financial experiences significant adverse changes in its financial condition or results of operations. The indenture prevents Funding Co. from incurring indebtedness, in connection with the issuance of any trust preferred securities or any similar securities, that is senior in right of payment to the debentures. Except as described above, neither the indenture, the trust agreement nor the preferred securities guarantee agreement limits the ability of Funding Co. or Kingsway to incur other additional indebtedness that is senior in right of payment to the debentures, payment under the debenture guarantee or the preferred securities guarantee, as the case may be. You should not consider the covenants contained in these governing documents as a significant factor in evaluating whether Funding Co. will be able to comply with its obligations under the debentures or Kingsway Financial will be able to comply with its obligations under the debenture guarantee or the preferred securities guarantee.

In addition, you will have no protection under the terms of the indenture, the trust agreement or the preferred securities guarantee agreement against any sudden decline in Kingsway Financial’s credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

Other than additional borrowings available under our $66.5 million unsecured revolving credit facility and the anticipated renegotiation of our US$100 million unsecured credit facility prior to its expiration in February 2004, we do not presently plan to incur any additional debt in the near future that is senior in right of payment to the debentures, the debenture guarantee and the preferred securities guarantee. We also currently have no plans or proposals that relate to any restructuring or change of control that might cause a change of our credit quality rating.

The preferred securities guarantee covers payments only if the Trust has sufficient funds.

The Trust will depend solely on Funding Co.’s interest payments on the debentures or Kingsway Financial’s payments under the debenture guarantee to pay amounts due to you on the trust preferred securities. If Funding Co. defaults on its obligation to pay the principal or interest on the debentures and Kingsway Financial defaults on its obligations under the debenture guarantee, the Trust will not have sufficient funds to pay distributions or the liquidation amount on the trust preferred securities. In that case, you will not be able to rely on the preferred securities guarantee of Kingsway Financial for payment of these amounts because Kingsway Financial’s preferred securities guarantee only applies if the Trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to institute a direct action against Funding Co. or Kingsway Financial to enforce the property trustee’s or your pro rata rights under the indenture relating to the debentures or the debenture guarantee, as the case may be, as described under the section of this prospectus entitled “Relationship Among the Trust Preferred Securities, the Debentures and the Guarantees” beginning on page 112.

If our operating subsidiaries are unable to pay dividends, Kingsway Financial may be unable to make payments under the preferred securities guarantee or the debenture guarantee, Kingsway America may be unable to make payments under the subordinated notes and Funding Co. may be unable to make payments on the debentures.

Kingsway Financial conducts its operations through its Canadian subsidiaries and Kingsway America, which conducts its operations through its U.S. operating subsidiaries. Kingsway Financial also has wholly owned reinsurance subsidiaries domiciled in Bermuda and Barbados. As a result, Kingsway Financial’s ability to make payments on the debenture guarantee or the preferred securities guarantee and Kingsway America’s ability to make payments on its subordinated notes (which will allow Funding Co. to make payments on the debentures) will depend primarily on distributions or other payments to Kingsway Financial and Kingsway America from their operating subsidiaries. The payment of distributions, making of loans and advances or other payments to Kingsway Financial and Kingsway America from their respective subsidiaries depends on the earnings of those subsidiaries and is subject to various other business considerations. In addition, distributions and other payments by our insurance and reinsurance subsidiaries are subject to various statutory and regulatory restrictions imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries, including Barbados and Bermuda.  For the year 2003, under these insurance regulatory restrictions, based on our December 31, 2002 financial statements, our insurance and reinsurance subsidiaries would have aggregate dividend capacity of $180.3 million. However, our current credit agreements contain financial covenants that may prevent our subsidiaries from paying any such dividends.

If Kingsway America defers interest payments on the subordinated notes issued to Funding Co., Funding Co. will defer interest payments on the debentures and you will not receive timely distributions on the trust preferred securities.

As long as there is no event of default under the indenture that has occurred and has not been cured or waived, Funding Co. will have the right to defer interest payments on the debentures for up to a maximum of 20 consecutive quarters per deferral period, but not beyond                     , 2033. At the end of an interest deferral period, upon payment of all accrued and unpaid interest then due and assuming that no event of default has occurred and is continuing under the indenture, Funding Co. may again elect to defer interest payments for up to 20 consecutive quarterly periods. Subject to those parameters, there is no limit on the number of deferral periods that Funding Co. may impose. Deferral periods are periods during which Funding Co. defers interest payments on the debentures. If Funding Co. defers interest payments on the debentures, the Trust will defer payment of distributions on the trust preferred securities. During a deferral period, you will still accumulate distributions at an annual rate of         %, compounded quarterly from the relevant distribution date.

Kingsway America’s payments of principal and interest payable under the subordinated notes issued to Funding Co. will be Funding Co.’s only source of funds. The subordinated notes will be unsecured and will rank junior to all of Kingsway America’s senior debt, including indebtedness that Kingsway America may incur in the future. Kingsway America may, on one or more occasions, defer interest payments on the subordinated notes for up to a maximum of 20 consecutive quarterly periods, unless an event of default under the subordinated notes has occurred and is continuing. At the end of an interest deferral period, upon payment of all accrued and unpaid interest then due and assuming that no event of default has occurred and is continuing under the subordinated notes, Kingsway America may again elect to defer interest payments for up to 20 consecutive quarterly periods. Subject to those parameters, there is no limit on the number of deferral periods that Kingsway America may impose. If Kingsway America defers interest payments on the subordinated notes, Funding Co. will defer interest payments on the debentures and the Trust will defer interest payments on the trust preferred securities.

If Funding Co. elects to defer interest payments on the debentures, you will have to include interest in your taxable income before you receive any cash distribution.

Although you will not receive cash distributions during a deferral period, for U.S. federal income tax purposes, you will be required to recognize the interest income that accrues on your proportionate share of the debentures held by the Trust in the tax year in which that interest accrues (determined on a constant yield basis). As a result, you will be required to include this income in your gross income for U.S. federal income tax purposes before you receive any cash distribution with respect to this income. For more information on the tax consequences of interest deferral, see the section of this prospectus entitled “Material U.S. Federal Income Tax Consequences—Interest Income and Original Issue Discount” on page 116.

Funding Co.’s right to defer interest on the debentures could adversely affect the market price of the trust preferred securities.

Due to Funding Co.’s right to defer interest payments on the debentures, the market price of the trust preferred securities may be more volatile than the market prices of other securities without this deferral feature. If Funding Co. exercises its right to defer interest payments on the debentures, the market price of the trust preferred securities would likely be adversely affected. During a deferral period, the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell your trust preferred securities during an interest deferral period, you may not receive the same return on your investment as someone who continues to hold the trust preferred securities.

If you sell your trust preferred securities before the record date for payment, you may incur additional U.S. federal income tax consequences.

If you sell your trust preferred securities before the record date for the payment of distributions, you will not receive payment of a distribution for the period before the disposition. However, you will be required to include accrued but unpaid interest on the debentures through the date of disposition as ordinary income for U.S. federal income tax purposes. In addition, if Funding Co. has, at any time, deferred interest payments on the debentures, you will be required to add the amount of the accrued but unpaid interest to your tax basis in the trust preferred securities. Your increased tax basis in the trust preferred securities will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. You cannot offset ordinary income against capital losses for U.S. federal income tax purposes, except in a few limited cases. For more information on the tax consequences of selling your trust preferred securities before the record date for the payment of distributions, see the section of this prospectus entitled “Material U.S. Federal Income Tax Consequences—Sales of Trust Preferred Securities” on page 117.

Our ability to deduct interest on the debentures for U.S. federal income tax purposes may be limited or deferred. If so, our income taxes could be increased and we may have a reduced amount of cash available to pay interest or principal to the trust preferred securities holders.

The deduction of interest payable with respect to the debentures as accrued for U.S. federal income tax purposes may be deferred or disallowed (i) pursuant to the earnings stripping rules of Section 163(j) of the United States Internal Revenue Code of 1986, as amended, or the Code, (ii) in the event that the debentures are deemed to be applicable high yield discount obligations within the meaning of Section 163(i) of the Code or (iii) for that portion of the interest expense allocable to the holding of tax-exempt obligations as provided by Section 265 of the Code.

Under the earnings stripping rules of Section 163(j) of the Code, because the debentures are guaranteed by Kingsway Financial, a Canadian company, if the debt-to-equity ratio of our U.S. affiliated group exceeds a “safe harbor amount” equal to 1.5 to 1, the U.S. federal income tax deduction for interest accrued on the debentures would potentially be subject to partial or complete deferral or disallowance. The amount deferred or disallowed would be limited to the amount that our U.S. group’s net interest expense exceeds the sum of 50% of the group’s adjusted taxable income plus any unused “excess limitation” from the prior three years. Our U.S. group’s “excess limitation” would be equal to the amount by which 50% of the group’s adjusted taxable income exceeds its net interest expense. Any amount of the deduction for interest disallowed under the earnings stripping rules could be carried over to the succeeding taxable year. Legislation proposed in 2003 would substantially amend the earnings stripping rules. The proposed legislation would eliminate the 1.5 to 1 debt-to-equity safe harbor described above and limit the carryover of disallowed interest to a period of 10 years. The amount deferred or disallowed for a taxable year would be limited to the sum of our U.S. group’s “excess interest expense” and “excess related party interest expense,” but in no case would our deduction for “disqualified interest” be reduced below an amount equal to the sum of the interest includible in our U.S. group’s gross income for the relevant taxable year and an amount equal to 25% (35% for our first taxable year beginning after December 31, 2003) of our U.S. group’s adjusted taxable income. “Excess interest expense” means the excess of the U.S. group’s net interest expense over 50% of the group’s adjusted taxable income, and “excess related party interest expense” is the excess of (i) the lesser of (x) the group’s “disqualified interest” or (y) the group’s net interest expense, over (ii) 25% (35% for our first taxable year beginning after December 31, 2003) of the U.S. group’s adjusted taxable income. “Disqualified interest” includes interest paid on indebtedness guaranteed by a related foreign party on which no gross basis tax is imposed (such as interest paid on the debentures) and certain interest paid to related foreign parties. We believe that our deduction of interest payable with respect to the debentures would not currently be deferred or disallowed pursuant to the existing or proposed limitations. However, we cannot assure you that deductions may not be limited in the future.

Under Section 163(i) of the Code, if a debt instrument is an applicable high yield discount obligation, or AHYDO, then the issuer’s deduction for original issue discount, or OID, on the debt would be deferred until actually paid. Moreover, if the yield to maturity on an AHYDO exceeds the sum of the applicable federal rate (a floating rate published monthly by the Internal Revenue Service) plus six percentage points, a portion of the deduction for OID would be permanently disallowed. For the debentures to be treated as AHYDOs, (i) the yield to maturity on the debentures must equal or exceed the applicable federal rate plus five percentage points, and (ii) the debentures must be issued with “significant” OID, as determined under Section 163(i). As discussed at greater length in “Material United States Income Tax Consequences—Interest Income and Original Issue Discount” on page 116, we do not anticipate that the debentures will be considered to be issued with OID at the time of their original issuance. However, if Funding Co. exercised its right to defer payments of interest on the debentures (or if the exercise of such option was determined not to be remote at the time of issuance), the debentures would be treated as issued with OID at the time of such exercise (or at the time of issuance if the exercise of such option was determined not to be remote). In such case, depending on the difference between the yield to maturity on the debentures and the applicable federal rate, it is possible that the debentures could be treated as AHYDOs and some or all of the deduction for such OID could be deferred or disallowed under the above rules.

Under Section 265(a)(2) of the Code, interest on indebtedness incurred or continued to purchase or carry obligations exempt from U.S. federal income tax is not deductible. The determination of whether the indebtedness incurred by Funding Co. from the issuance of the debentures was continued or incurred to purchase or carry tax-exempt obligations is based on relevant facts and circumstances, and to the extent that we invest in tax-exempt obligations after issuance of the debentures, our deduction for U.S. federal income taxes could be subject to disallowance.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

You may not be able to directly enforce your rights against Funding Co. or Kingsway Financial if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against Funding Co. and its rights as holder of the debenture guarantee. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If an event of default occurs under the trust agreement that is attributable to Funding Co.’s failure to pay interest or principal on the debentures, or Kingsway Financial’s failure to pay interest or principal under the debenture guarantee or the preferred securities guarantee, you may proceed directly against Funding Co. or Kingsway Financial, as the case may be. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

If Funding Co. redeems the debentures before maturity, you may be required to reinvest your money in other investments at a lower rate of return.

Funding Co. will have an option to redeem the debentures and, therefore, cause the Trust to redeem a like amount of the trust preferred securities, at any time on or after                 , 2008 and up to 90 days prior to                 , 2033. You should assume that Funding Co. will exercise its redemption option if it is able to refinance at a lower interest rate or it is in its interest to redeem the debentures at that time. Consequently, your trust preferred securities could be redeemed as early as five years after the issue date.

In addition, if a tax event or an investment company event, as further described below, occurs, Funding Co. has the right to redeem the debentures in whole, but not in part, within 180 days. If Funding Co. redeems the debentures, the Trust will be required to redeem the trust preferred securities. Thus, it is possible that the trust preferred securities could be redeemed before                     , 2008.

A tax event could result from amendments or changes in U.S. federal income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements, that could cause Funding Co. to be unable to deduct the interest payments on the debentures or subject the Trust to tax. An investment company event could result from changes in laws or regulations that could cause the Trust to be deemed an investment company under the Investment Company Act of 1940. These events could have adverse tax consequences for us or the Trust.

For more information on these events and on redemption generally, see the section of this prospectus entitled “Description of the Trust Preferred Securities—Redemption or Exchange” beginning on page 84.

There is no current public market for the trust preferred securities, and their market price may be subject to significant fluctuations.

Prior to this offering, there has been no public market for the trust preferred securities. Although the trust preferred securities have been approved for listing on the New York Stock Exchange, we cannot assure you that an active trading market will develop or how liquid that market might become. If an active trading market does not develop, the market price and liquidity of the trust preferred securities may be adversely affected. Even if an active trading market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities. Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. In addition, the commencement of a deferral period would likely cause the market price of the trust preferred securities to decline.

Funding Co. can distribute the debentures to you in exchange for the trust preferred securities, which may adversely affect the liquidity and the market value of your investment.

The Trust will dissolve upon the occurrence of the events described in the section of this prospectus entitled, “Description of the Trust Preferred Securities—Liquidation Distribution Upon Dissolution” beginning on page 88, including if Funding Co. elects to dissolve the Trust. After Funding Co. dissolves the Trust and after satisfying all liabilities to the Trust’s creditors, the property trustee may distribute the debentures to you in exchange for the trust preferred securities.

There is no public market for the debentures. In the event the debentures are distributed to the trust preferred security holders, we will use our best efforts to list the debentures on the New York Stock Exchange or any other stock exchange or automated quotation system on which the trust preferred securities are then listed or quoted. However, we cannot assure you that the debentures will be approved for listing or that a trading market will exist for the debentures. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a lower price than you paid to purchase the trust preferred securities.

Under current U.S. federal income tax law and interpretations and assuming that the Trust is treated as a grantor trust, as is expected, and not as an association taxable as a corporation, you would not be taxed if the property trustee distributed the debentures to you upon liquidation of the Trust. However, if a tax event were to occur and the Trust was taxed on income received or accrued on the debentures, you and the Trust could be taxed on the distribution of the debentures.

As a holder of trust preferred securities, you have limited voting rights, and Funding Co. generally can amend the trust agreement without your consent.

Holders of trust preferred securities will have limited voting rights relating principally to the amendment of the trust agreement. In general, only Funding Co. can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the trust preferred securities may replace the property trustee and the Delaware trustee. In addition, Funding Co. generally may amend the trust agreement without the consent of the holders of trust preferred securities.

It may be difficult for investors to enforce civil liabilities against Kingsway Financial under U.S. federal and state securities laws.

Kingsway Financial is incorporated under the laws of Ontario, Canada. Most of its directors and executive officers are residents of Canada and a substantial portion of our assets and the assets of these persons are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us or our directors and officers, or any experts named in this prospectus located outside the United States, or to realize against them upon judgments of courts of the United States predicated upon the civil liabilities of Kingsway Financial or its directors or officers, or any experts named in this prospectus located outside the United States, under U.S. federal securities laws or securities or blue sky laws of any state within the United States. We believe that a judgment of a U.S. court predicated solely upon the civil liability under the Securities Act and/or the Exchange Act would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. There is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

Risks Relating to Our Business

Our provision for unpaid claims may be inadequate, which would result in a reduction in our net income.

Our provisions for unpaid claims do not represent an exact calculation of our actual liability, but are estimates involving actuarial and statistical projections at a given point in time of what we expect to be the cost of the ultimate settlement and administration of known and unknown claims. The process for establishing the provision for unpaid claims reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown claims and as such, the process is inherently complex and imprecise. Actual losses from claims may deviate, perhaps substantially, from the provisions for unpaid claims reflected in our financial statements. As of September 30, 2003, our provisions for unpaid claims were $1,534.3 million, which we believe are adequate.

We base our provisions for unpaid claims on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation. Furthermore, factors such as inflation, claims settlement patterns, legislative activity and litigation trends, all of which are difficult to predict, may have a substantial impact on our actual claims experience. As time passes and more information about the claims becomes known, the estimates are appropriately adjusted upward or downward to reflect this additional information. Because of the elements of uncertainty encompassed in this estimation process, and the extended time it can take to settle many of the more substantial claims, several years of experience are usually required before a meaningful comparison can be made between actual losses and the original provisions for unpaid claims.

The development of the provisions for unpaid claims is shown by the difference between estimates of claims as of the initial year-end and the re-estimated liability at each subsequent year end. Favorable development (reserve redundancy) means that the original claims estimates were higher than subsequently determined. Unfavorable development (reserve deficiency) means that the original claims estimates were lower than subsequently determined. During 2002, we experienced reserve deficiencies of $101.1 million on prior periods. Of this deficiency, 84% was related to non-standard automobile, standard automobile and motorcycle business in Ontario, which we refer to as our Ontario automobile business, and non-standard automobile in the southeastern United States. During the first nine months of 2003, we experienced reserve deficiencies of $131.4 million on prior periods. Of this deficiency, 11% was related to our Ontario automobile business, 10% was related to our non-standard automobile business in Florida, 20.2% was related to our non-standard automobile business in Alberta, and 14% was related to long haul trucking in the United States. Although we have made adjustments in our reserving practices to reflect this abnormal claims experience, we cannot assure you that these unfavorable trends will not require additional reserves in the future. For a summary of the development of our provision for unpaid claims over the past ten years, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Provisions for Unpaid Claims” and “—Results of Operations” beginning on page 37 and page 44 of this prospectus, respectively.

In addition, we have in the past, and may in the future, acquire other insurance companies. We cannot assure you that the provisions for unpaid claims of the companies that we acquire are or will be adequate.

To the extent our actual claims experience is less favorable than our current claims estimates reflected in our provisions for unpaid claims, we will be required to increase our provisions for unpaid claims which will reduce our profitability in future periods. Moreover, insufficiencies in our provisions for unpaid claims could have a material adverse effect on our results of operations and financial condition.

We may experience difficulty in managing our growth, which could adversely affect our results of operations and financial condition.

We have grown rapidly over the last several years. As a result, our gross premiums increased 26% in 2000, 66% in 2001, 99% in 2002 and 30% in the first nine months of 2003 compared to the prior period. This growth may place a strain on our management systems and operational and financial resources. We plan to continue to expand our specialty focus into selected regional markets in the United States and Canada and to increase the distribution of our core products in our existing markets. Our future growth and the successful integration and management of new MGA relationships, acquired businesses and other new business involves numerous risks that could adversely affect our growth and profitability, and are contingent on various factors, including:

•	expanding our financial, operational and management information systems;

•	managing our relationships with independent agents, MGAs and brokers, including maintaining adequate controls;

•	expanding our executive management and the infrastructure required to effectively control our growth;

•	maintaining ratings for certain of our insurance subsidiaries;

•	increasing the statutory capital of our insurance subsidiaries to support additional underwriting;

•	accurately setting provisions for claims for new business where we lack historical underwriting experience;

•	obtaining regulatory approval for appropriate premium rates; and

•	obtaining the required regulatory approvals to offer additional insurance products or expand into additional states and provinces.

As described elsewhere in this prospectus, A.M. Best announced in February 2003 that the financial strength rating for Lincoln General Insurance Company, our largest U.S. subsidiary, remained under review with negative implications pending the completion of our capital raising initiatives and effective management of Lincoln General’s premium growth in 2003. A.M. Best expressed concerns regarding our ability to secure significant amounts of new capital both to support our current book of business and to sustain our future growth plans as well as Lincoln General’s ability to maintain profitability and effectively manage its growth and administer the underwriting and claims functions associated with Lincoln General’s substantial amount of new business. In addition, A.M. Best lowered the financial strength rating of our Canadian subsidiaries from A (Excellent) to A- (Excellent) as a result of deterioration in the Canadian group’s capitalization due to strong premium growth and poor underwriting performance driven by adverse loss development on our Ontario automobile business. On September 15, 2003, A.M. Best affirmed Lincoln General’s A- (Excellent) rating with a negative outlook, and stated that Lincoln General was no longer under review. If we are unable to maintain our current claims-paying ratings, our ability to write insurance and compete with other insurance companies may be adversely affected.

We cannot assure you that we will be able to manage our growth effectively or that we will be successful in expanding our business, that our existing infrastructure will be able to support additional expansion or that any new business will be profitable. If we are unable to manage our growth, our results of operations and financial condition may be adversely affected.

We rely on independent agents, MGAs and brokers and are exposed to risks.

We market and distribute our automobile insurance products through a network of over 2,900 independent agents and approximately 20 MGAs in the United States and over 3,000 independent brokers across Canada. In 2002, approximately 58% of our gross written premiums in the United States were sourced through MGAs and approximately 42% were sourced through independent agents. Our insurance products are marketed through a large number of independent agents, MGAs and brokers and we rely heavily on their ability to attract new business. These independent agencies and MGAs typically represent more than one insurance company, which may expose us to competition within the agency and, therefore, we cannot rely on their commitment to our insurance products. In some markets, we operate pursuant to “open market” arrangements in which we have no formal relationships with the brokers who place our risk in these markets. Loss of all or a substantial portion of the business provided by these intermediaries could have a material adverse effect on our business, results of operations and financial condition.

Our independent agents, MGAs and brokers generally have the ability to bind insurance policies and a few MGAs may settle claims on our behalf, and we have only limited ability to exercise control over them. In the event that an independent agent, MGA or broker exceeds its authority by binding us on a risk that does not comply with our underwriting guidelines, we may be at risk for that policy until we effect a cancellation. Although to date we have not experienced a material loss from improper use of binding authority by our agents, MGAs or brokers, any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition.

In accordance with industry practice, our customers often pay the premiums for their policies to agents, MGAs or brokers for payment over to us. These premiums are considered paid when received by the agent, MGA or broker and thereafter the customer is no longer liable to us for those amounts, whether or not we have actually received the premiums from the agent, MGA or broker. Consequently, we assume a degree of risk associated with our reliance on independent agents, MGAs and brokers in connection with the settlement of insurance balances.

In addition, MGAs are subject to regulation as insurance producers, including licensing requirements, and, to the extent that the MGA has the ability to bind insurance policies and to settle claims, the MGA is subject to regulation of these functions. Noncompliance by any of our MGAs with applicable regulatory requirements could have adverse regulatory implications on us. We have, in the past, become involved in the settlement of regulatory issues due to one of our MGAs, resulting in the payment of fines by us that were reimbursed by the MGA.

Engaging in acquisitions involves risks and, if we are unable to effectively manage these risks, our business may be materially harmed.

From time to time we engage in discussions concerning acquisition opportunities and, as a result of such discussions, may enter into acquisition transactions. Acquisitions entail numerous risks, including the following:

•	difficulties in the integration of the acquired business;

•	assumption of unknown material liabilities, including deficient provisions for unpaid claims;

•	diversion of management’s attention from other business concerns;

•	failure to achieve financial or operating objectives; and

•	potential loss of policyholders or key employees of acquired companies.

We may not be able to integrate successfully any business, operations, personnel, services or products that we may acquire in the future.

The highly competitive environment in which we operate could have an adverse effect on our business, results of operations and financial condition.

The automobile insurance and other property and casualty markets in which we operate are highly competitive. We compete, and will continue to compete, with major North American and other insurers, many of which have greater financial, marketing and management resources than we do. There may also be other companies that may be planning to enter the insurance industry of which we are not aware. Insurers in our markets generally compete on the basis of price, consumer recognition, coverages offered, claims handling, financial stability, customer service and geographic coverage. Although our pricing is influenced to some degree by that of our competitors, we generally believe that it is not in our best interest to compete solely on price, and may from time to time experience a loss of market share during periods of intense price competition. Our business could be adversely impacted by the loss of business to competitors offering competitive insurance products at lower prices. This competition could affect our ability to attract and retain profitable business.

In our non-standard automobile business, we compete with both large national underwriters and smaller regional companies. Our competitors include other companies that, like us, serve the independent agency market, as well as companies that sell insurance directly to customers. Direct underwriters may have certain competitive advantages over agency underwriters, including increased name recognition, loyalty of the customer base to the insurer rather than to an independent agency and reduced costs to acquire policies. Any new, proposed or potential legislative or industry developments could further increase competition in our markets. New competition from these developments could cause the demand for our products to decrease, which would adversely affect our profitability. In addition, in certain provinces or states, government-operated risk plans may provide non-standard automobile insurance products at a lower price than those we provide.

Additionally, our markets may attract competition from time to time from new or temporary entrants. In some cases, such entrants may, because of inexperience, the desire for new business or for other reasons, price their insurance below the rates that we believe offer an acceptable premium for the related risk. Further, a number of our competitors, including new entrants to our markets, are developing e-business capabilities which may impact the level of business transacted through our more traditional distribution channels or which may affect pricing in the market as a whole.

Our operating results may fluctuate as a result of many factors, including cyclical patterns in the property and casualty insurance industry and in the automobile insurance market.

The results of companies in the property and casualty insurance industry have been subject to significant fluctuations and uncertainties. The industry’s profitability can be affected significantly by many factors, including:

•	rising costs that are not known by companies at the time they price their products, such as unforeseen case law developments;

•	volatile and unpredictable developments, including weather-related and other natural catastrophes;

•	changes in insurance and tax laws and regulation, as well as new legislative initiatives; and

•	general economic conditions, such as fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts.

In addition, the profitability of automobile insurers can be affected significantly by many factors, including:

•	regulatory regimes which limit their ability to detect and defend against fraudulent claims and fraud rings;

•	developing trends in tort and class action litigation which may encourage frivolous litigation or expose automobile insurers to allegations of bad faith;

•	changes in consumer protection laws which could limit the use of used or like kind and quality after-market parts or to compel compensation for alleged diminution in value notwithstanding repair of the vehicle; and

•	changes in laws or regulations, including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage or claims handling procedures.

The financial performance of the property and casualty insurance industry has historically tended to fluctuate in cyclical patterns of “soft” markets characterized generally by increased competition resulting in lower premium rates followed by “hard” markets characterized generally by lessening competition and increasing premiums rates. Although an individual insurance company’s financial performance depends on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern with profitability generally increasing in hard markets and decreasing in soft markets.

If we fail to comply with the covenants in our credit agreements and senior indenture or fail to maintain specified financial ratios, the lenders under our credit facilities could declare us in default of our obligations and prevent us from making distributions on the trust preferred securities.

Our credit agreements contain numerous covenants that limit our ability, among other things, to borrow money, make particular types of investments or other restricted payments, sell assets, merge or consolidate. These agreements also require us to maintain specified financial ratios, including a requirement that we maintain on a consolidated basis a specified ratio of net premiums written to statutory capital and surplus, or capital surplus ratio. If we fail to comply with the covenants under our credit facilities or meet these financial ratios, the lenders under our credit facilities could declare a default and demand immediate repayment of all amounts owed to them. If a default occurs and is continuing under our credit agreements, Kingsway Financial will be prohibited from making any payments under the debenture guarantee or the preferred securities guarantee, Kingsway America will be unable to make interest payments under the subordinated notes to Funding Co. and will have to defer these payments, Funding Co. will have to defer interest payments on the debentures and the Trust will defer its distributions under the trust preferred securities. A default under our credit agreements may, if our lenders declare us in default and demand immediate repayment, force us to pay the full balance under our credit facilities, thereby adversely affecting our liquidity and forcing us to cease or substantially slow our growth. The indenture governing our 8.25% senior unsecured debentures, due December 31, 2007, also contains covenants and restrictions that are generally less restrictive than the covenants and restrictions under our credit facilities. If a default under our senior indenture occurs, the trustee thereunder may, in its discretion, and will, upon the request of the holders of 25% or more in principal amount of the senior unsecured debentures, declare us in default and demand immediate repayment, thereby causing a default under our credit agreements and forcing us to pay the full balance of such debentures, subject to the rights of our senior lenders.

If we are unable to maintain our current claims-paying ratings, our ability to write insurance and compete with other insurance companies may be adversely impacted.

Third party rating agencies assess and rate the claims-paying ability of insurers and reinsurers based upon criteria established by the rating agencies. Periodically these rating agencies evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company’s premiums.

Our insurance subsidiaries are rated by A.M. Best, which issues independent opinions of an insurer’s financial strength and ability to meet policyholder obligations. Our Canadian subsidiaries, Kingsway General Insurance Company, York Fire & Casualty Insurance Company and Jevco Insurance Company, possess an “A-” (Excellent) group rating from A.M. Best (fourth highest of 15 rating levels). Of our U.S. subsidiaries, Lincoln General Insurance Company and Universal Casualty Company have an “A-” (Excellent) rating (fourth highest of 15 rating levels), American Service Insurance Company, Inc. has a “B++” (Very Good) rating (fifth highest of 15 rating levels), American Country Insurance Company and Southern United Fire Insurance Company have a “B+” (Very Good) rating (sixth highest of 15 rating levels), and U.S. Security Insurance Company has a “B” (Fair) rating (seventh highest of 15 rating levels). According to A.M. Best, companies rated as A and A- (Excellent) are deemed “secure” and are assigned to insurers which have, on balance, excellent balance sheet strength and operating performance and business profile when compared to the standards established by A.M. Best and, in A.M. Best’s opinion, have a strong ability to meet their ongoing obligations to policyholders. According to A.M. Best, companies rated as B++ and B+ (Very Good) are deemed “secure” and are assigned to insurers which have, on balance, very good balance sheet strength and operating performance and business profile when compared to the standards established by A.M. Best and, in A.M. Best’s opinion, have a good ability to meet their ongoing obligations to policyholders. According to A.M. Best, companies rated as B (Fair) are deemed “vulnerable” and are assigned to insurers which have, on balance, fair balance sheet strength and operating performance and business profile when compared to the standards established by A.M. Best and, in A.M. Best's opinion, have an ability to meet their ongoing obligations to policyholders.

On February 27, 2003, A.M. Best affirmed the individual financial strength ratings of our U.S. insurance subsidiaries and lowered the group financial strength rating of our Canadian subsidiaries from A (Excellent) to A- (Excellent). A.M. Best stated that the lowered rating of our Canadian group resulted from a deterioration in the group’s capitalization due to strong premium growth and poor underwriting performance driven by adverse loss development in our Ontario automobile business. A.M. Best also stated that the rating would remain under pressure pending the ability of our Canadian subsidiaries to improve their capital position and meet their underwriting and operating objectives for 2003. In addition, the financial strength rating for Lincoln General, our largest U.S. subsidiary, remained under review with negative implications pending the completion of our capital raising initiatives and effective management of Lincoln’s premium growth in 2003. A.M. Best expressed concerns regarding our ability to secure significant amounts of new capital both to support our current book of business and to sustain our future growth plans as well as Lincoln General’s ability to maintain profitability and effectively manage its growth and administer the underwriting and claims functions associated with its substantial amount of new business. On September 15, 2003, A.M. Best affirmed Lincoln General’s A- (Excellent) rating with a negative outlook, and stated that Lincoln General was no longer under review. We believe that A.M. Best will look favorably upon completion of our current capital raising efforts as long as we limit our growth to manageable levels. However, we cannot assure you that A.M. Best will not downgrade our ratings or place them under review with negative implications, in the future, even if we complete this offering. If we are unable to maintain our current ratings, our ability to write insurance business and compete with other insurance companies may be adversely affected.

Rating agencies evaluate insurance companies based on financial strength and the ability to pay claims, factors which are more relevant to policyholders than investors. Financial strength ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security.

The majority of our gross premiums written are derived from the non-standard automobile and trucking insurance markets. If the demand for insurance in these markets declines, our results of operations could significantly decline.

For the year ended December 31, 2002, approximately 39.0% of our gross premiums written were attributable to non-standard automobile and 32.3% were attributable to trucking insurance. In the nine month period ended September 30, 2003, approximately 36.2% of our gross premiums written were attributable to non-standard automobile and 30.7% were attributable to trucking insurance. The size of both the non-standard automobile and trucking insurance markets can be affected significantly by many factors outside of our control, such as the underwriting capacity and underwriting criteria of standard automobile insurance carriers and trucking insurers, and we may specifically be affected by these factors. Additionally, an economic downturn in one or more of our principal markets could result in fewer automobile sales and a lower volume of goods shipped by truck resulting in less demand for these insurance products. To the extent that these insurance markets are affected adversely for any reason, our gross premiums written will be disproportionately affected due to our substantial reliance on these insurance markets.

If we fail to comply with applicable insurance laws or regulatory requirements, our business, results of operations and financial condition could be adversely affected.

As an insurance company, we are subject to numerous laws and regulations. These laws and regulations delegate regulatory, supervisory and administrative powers to federal, provincial or state insurance commissioners and agencies. Such regulation generally is designed to protect policyholders rather than shareholders, and is related to matters including:

•	rate setting;

•	risk-based capital and solvency standards;

•	restrictions on types of investments;

•	the maintenance of adequate reserves for unearned premiums and unpaid claims;

•	the examination of insurance companies by regulatory authorities, including periodic financial and market conduct examinations;

•	the licensing of insurers and their agents; and

•	limitations on dividends and transactions with affiliates.

In addition, these statutes typically require us periodically to file financial statements and annual reports, prepared on a statutory accounting basis, and other information with insurance regulatory authorities, including information concerning our capital structure, ownership, financial condition and general business operations. We allocate considerable time and resources to comply with these requirements.

Any failure to comply with applicable laws or regulations could result in the imposition of fines or significant restrictions on our ability to do business, which could adversely affect our results of operations or financial condition. In addition, any changes in laws or regulations, including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage or claims handling procedures, could materially adversely affect our business, results of operations and financial condition. Rate freezes on automobile insurance premiums in Ontario and Alberta were effected in October and November of 2003, respectively. The governments of Ontario and Alberta have indicated that the rate freezes are in anticipation of insurance or rate reform programs. At this time there is no certainty as to what the final legislative provisions will be or how such legislation will impact our Ontario and Alberta automobile business.

In the past, various state insurance departments have levied fines on some of our subsidiaries in connection with regulatory examinations. During the most recently completed insurance regulatory examinations of certain of our U.S. insurance subsidiaries, the insurance departments conducting the examinations raised certain regulatory compliance issues. We expect that some amount of fines or restrictions will be imposed in connection with one or more of these examinations. In particular, the Department of Insurance of Alabama has recently issued a proposed financial and market conduct examination report relating to Southern United, which report raises compliance issues, including the alleged inadequacy of Southern United’s reserves as of June 30, 2002 and December 31, 2002, noncompliance of the management agreement between Southern United and its affiliated insurance producer with regulations relating to affiliated management arrangements, and the failure of this affiliate to be licensed as an insurance producer. The report raised the possibility of various fines and restrictions, some of which could be material. Southern United and the other subsidiaries involved are working with state regulators to reach resolution of these issues, and Southern United requested a hearing with the Alabama insurance regulators regarding its proposed report. A tentative date of December 29, 2003 has been set for the hearing, and Southern United intends to continue working with the regulators to reach a resolution of the outstanding issues outside of the hearing process. We cannot assure you that these issues or other issues raised during the examinations will be resolved favorably or that our ability to offer insurance will not be restricted.

If our insurance subsidiaries fail to comply with minimum capital requirements, they may be subject to regulatory action.

In order to enhance the regulation of insurer solvency, a risk based capital, or RBC, formula was adopted by the U.S. National Association of Insurance Commissioners, or NAIC, for U.S. insurance companies. State insurance regulators monitor the financial status of an insurer by reviewing the insurer’s compliance with RBC requirements. The provinces in Canada in which we operate have similar solvency requirements. If our insurance subsidiaries do not comply with these minimum capital requirements, they may be restricted or prohibited from operating. If our insurance subsidiaries are required to increase their reserves in the future, as a result of unexpectedly poor claims experience or otherwise, they may violate these minimum capital requirements unless we are able to take actions to improve the solvency of those subsidiaries. As a result, our business, results of operations, and financial condition may be materially adversely affected.

The Financial Services Commission of Ontario, or FSCO, has requested certain information from Kingsway General regarding the adequacy of Kingsway General’s claims reserves and requested that Kingsway execute an undertaking generally providing for the maintenance of certain capital levels and capital contributions.

Kingsway General recently increased its capital by $20 million and agreed to prepare a business plan through the end of 2004 and to conduct a detailed actuarial examination as at September 30, 2003. We cannot assure you that additional capital contributions to Kingsway General will not be required.

Our business could be adversely affected as a result of changing political, regulatory, economic or other influences.

The insurance industry is subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Legislatures in Canada, the United States, Barbados, Bermuda and local jurisdictions in which we operate have periodically considered programs to reform or amend their respective insurance and reinsurance systems. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions. For example, in the United States, current and proposed federal measures that may affect our business include proposals regarding insurance coverage for terrorism, natural disaster protection and tort reform. In Canada, we experienced an extension of the reporting period during which a plaintiff may bring suit against us under the tort provisions of the current Ontario automobile legislation which negatively impacted our results of operations.

Changes in current insurance regulation may include increased governmental involvement in the insurance industry, initiatives aimed at premium controls, or may otherwise change the business and economic environment in which insurance industry participants operate. In some states, the automobile insurance industry has been under pressure in past years from regulators, legislators or special interest groups to reduce, freeze or set rates at levels that are not necessarily related to underlying costs or risks, including initiatives to roll back automobile and other personal line rates. These changes, if adopted, may limit our ability to price automobile insurance adequately and could require us to discontinue unprofitable product lines, make unplanned modifications of our products and services, or may result in delays or cancellations of sales of our products and services. We cannot predict the future impact of changing law or regulation on our operations and any changes could have a material adverse effect on our results of operations or financial condition.

Rate freezes on automobile insurance premiums in Ontario and Alberta were effected in October and November of 2003, respectively. The government of Ontario has indicated that its rate freeze is in anticipation of an insurance reform program that would produce sufficient cost reductions to allow insurance companies to reduce premium rates by 10 percent on average. The Alberta government has indicated that its rate freezes are in anticipation of a rate reform program that will reward safe drivers while allowing rate increases to be imposed on drivers with at-fault claims and poor driving records. At this time there is no certainty as to what the final legislative provisions will be or how such legislation will impact our Ontario and Alberta automobile business.

Our business may be materially adversely affected if the tax laws of the United States or Canada change.

We operate wholly owned subsidiary reinsurance companies in Barbados and Bermuda for the sole purpose of reinsuring risks from our own subsidiaries. Legislation had been proposed in 2002 which would have disallowed a deduction for U.S. income tax purposes for premiums paid to certain specified related reinsurers. If this or similar legislation or regulation were to be enacted, this could have the effect of increasing the taxes payable by certain of our subsidiaries. We cannot assure you that any such legislation or regulations or similar legislation or regulations will not be enacted.

Due to our corporate structure and to differences in the tax laws of the United States and Canada, we deduct interest paid on certain of our debt in the United States as well as in Canada. Such deductions are based on our interpretation of applicable tax laws. There is no guarantee that the Internal Revenue Service or any other tax authority will not challenge our interpretation, and if such a challenge were made and were successful, the taxes payable by us or certain of our subsidiaries could be increased. In addition, amendments or changes in applicable income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements, could deny a deduction for interest to taxpayers with a structure similar to ours.

We may not be able to realize our investment objectives, which could significantly reduce our net income.

We depend on income from our investment portfolio for a substantial portion of our earnings. In 2001, 2002, and the first nine months of 2003, net investment income and net realized capital gains accounted for approximately 6.9%, 4.5% and 4.5%, respectively, of our consolidated revenue. A significant decline in investment yields in our investment portfolio or an impairment of securities that we own could have a material adverse effect on our business, results of operations and financial condition. We currently maintain and intend to continue to maintain an investment portfolio comprising primarily fixed income securities. As of September 30, 2003, the fair value of our investment portfolio included $2.1 billion of fixed income securities. For 2001, 2002, and the first nine months of 2003, the change in net unrealized gains in our portfolio reflected an increase of $12.0 million, an increase of $21.0 million, and an increase of $10.0 million, respectively. Due to fluctuations in the yields on fixed income securities, we face reinvestment risk as these securities mature because the funds may be reinvested at rates lower than the maturing security.

Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. In addition, changing economic conditions can result in increased defaults by the issuers of securities that we own. Interest rates are highly sensitive to many factors, including monetary policies, domestic and international economic and political conditions and other factors beyond our control.

General economic conditions, stock market conditions and many other factors can also adversely affect the securities markets and, consequently, the value of the securities we own. We may not be able to realize our investment objectives, which could reduce our net income significantly.

We derive the majority of our premiums from a few geographic areas, which may cause our business to be affected by catastrophic losses or business conditions in these areas.

We derive most of our premiums from a relatively small number of jurisdictions, including Illinois, Florida, Ontario and California. Our results of operations may, therefore, be adversely affected by any catastrophic losses in these areas. Catastrophic losses can be caused by a wide variety of events, including earthquakes, hurricanes, tropical storms, tornadoes, wind, ice storms, hail, fires, terrorism, riots and explosions, and their incidence and severity are inherently unpredictable. Catastrophic losses are characterized by low frequency but high severity due to aggregation of losses, and could result in adverse effects on our results of operations or financial condition. Our results of operations may also be adversely affected by general economic conditions, competition, regulatory actions or other business conditions that affect losses or business conditions in the areas in which we do business.

If reinsurance rates rise significantly or reinsurance becomes unavailable or reinsurers are unable to pay our claims, we may be adversely affected.

We purchase reinsurance from third parties in order to reduce our liability on individual risks. Reinsurance does not relieve us of liability to our insureds. A third party reinsurer’s insolvency or inability or unwillingness to make payments under the terms of a reinsurance treaty could have a material adverse effect on our financial condition or results of operations. As of September 30, 2003, we had $188.8 million recoverable from third party reinsurers and other insurers. The majority of these recoverables are unsecured. The losses reported by the reinsurance industry in 2001 and 2002, which included the impact of the terrorist attacks of September 11, 2001 in the United States, may adversely affect the financial resources of some reinsurers and their ability to pay claims. Also, the material decline in the worldwide equity markets and the defaults and credit downgrades on bonds of many companies have contributed to a significant decline in the net equity of some reinsurers.

The amount and cost of reinsurance available to our insurance companies are subject, in large part, to prevailing market conditions beyond our control. Our ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends in part upon the extent to which we can obtain adequate reinsurance in amounts and at rates that will not adversely affect our competitive position. We cannot assure you that we will be able to maintain our current reinsurance facilities, which generally are subject to annual renewal. If we are unable to renew any of these facilities upon their expiration or obtain other reinsurance facilities in adequate amounts and at favorable rates, we may need to modify our underwriting practices or reduce our underwriting commitments.

Kingsway Financial is a holding company and its operating subsidiaries are subject to dividend restrictions.

Kingsway Financial is an insurance holding company with assets consisting primarily of the capital stock of its subsidiaries. Our operations are and will continue to be limited by the earnings of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans, advances or the reimbursement of expenses. The payment of dividends, the making of loans and advances or the reimbursement of expenses to us by our subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations. In addition, payments of dividends to us by our insurance and reinsurance subsidiaries are subject to various statutory and regulatory restrictions imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries, including Barbados and Bermuda. For the year 2003, under these insurance regulatory restrictions, based on our December 31, 2002 financial statements, our insurance and reinsurance subsidiaries would have aggregate dividend capacity of $180.3 million. However, our current credit agreements contain financial covenants that may prevent our subsidiaries from paying any such dividends. The inability of our subsidiaries to pay dividends to us could have a material adverse effect on our business and financial condition.

Our business depends upon key employees, and if we are unable to retain the services of these key employees or to attract and retain additional qualified personnel, our business may suffer.

We are substantially dependent on a number of key employees. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. There are no employment contracts in place for any of our executives.

Fluctuations in currency exchange rates could negatively affect our results.

We publish our consolidated financial statements in Canadian dollars. The majority of our premiums are currently denominated in U.S. dollars, and we expect that our U.S. business will continue to grow as a proportion of our business. Therefore, fluctuations in the U.S.-Canadian dollar exchange rate will impact our results of operations and financial condition from period to period. Our Canadian insurance operations generally write policies denominated in Canadian dollars and invest in Canadian dollars. Our U.S. operations generally write policies denominated in U.S. dollars and invest in U.S. dollars. Although investing in local currencies limits the effect of currency exchange rate fluctuations on local operating results, fluctuations in such rates could affect our operations or results, and do affect the translation of these results into our consolidated financial statements. During the first nine months of 2003, our shareholders’ equity was reduced by $74.9 million as a result of the currency translation adjustment of our U.S. dollar denominated assets into Canadian dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the captions Prospectus Summary, Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations, The Company and elsewhere in this prospectus constitute forward-looking statements. You can identify these statements from our use of the words may, should, could, potential, continue, plan, forecast, estimate, project, believe, intend, anticipate, expect, target, is likely, will, or the negative of these terms, and similar expressions. These forward-looking statements may include, among other things:

•	statements and assumptions relating to projected growth, earnings, earnings per share, and other financial performance measures as well as management’s short-term and long-term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events;

•	statements relating to the adequacy of our provisions for unpaid claims;

•	statements relating to our business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

We believe that our expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus beginning on page 12.

The risk factors and cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that we, or persons acting on our behalf may issue. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

USE OF PROCEEDS

The Trust will use the proceeds of $67.3 million (US$50 million) from the sale of the trust preferred securities and all of the proceeds of $2.0 million (US$1.5 million) from the issuance of its common securities to purchase the debentures from Funding Co. Funding Co. will use the proceeds, before expenses, of $69.3 million (US$51.5 million) from the sale of the debentures to purchase subordinated notes from Kingsway America.

Kingsway America intends to use the proceeds from the sale of the subordinated notes issued to Funding Co. to repay advances from Kingsway Financial of approximately $17.5 million (US$13 million) which Kingsway America used to provide additional capital to its subsidiaries. These advances are payable on demand. We intend to use the balance of the proceeds to provide additional capital to our subsidiaries to support the expected growth of our business and for general corporate purposes, which may include the payment of a portion of the then outstanding amount under our $66.5 million unsecured revolving credit facility.

CAPITALIZATION

The following table sets forth our indebtedness and total capitalization as of September 30, 2003. Our capitalization is presented:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance and sale of $26.9 million (US$20 million) aggregate liquidation amount of trust preferred securities sold in a private placement on October 29, 2003;

•	on a pro forma as adjusted basis to give effect to the issuance and sale of 2,000,000 trust preferred securities offered by the Trust in this offering at an offering price of US$25 per trust preferred security and the application of the net proceeds therefrom, as if these events occurred September 30, 2003.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35 and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2003
	Actual	As Adjusted(1)	Pro Forma As Adjusted(1)(2)
	(in thousands of Canadian dollars)
Bank indebtedness	$165,500	$165,500	$165,500
8.25% senior unsecured debentures	78,000	78,000	78,000
Company obligated mandatorily redeemable preferred securities of subsidiary trusts holding subordinated debentures	77,876	104,806	172,131
Shareholders’ equity
Common shares, no par value (authorized—unlimited; outstanding—55,808,794)	468,420	468,420	468,420
Currency translation adjustment	(63,806)	(63,806)	(63,806)
Retained earnings	311,934	311,934	311,934
Total shareholders’ equity	716,548	716,548	716,548

Total capitalization	$1,037,924	$1,064,854	$1,132,179

(1)	Reflects the $26.9 million (US$20 million) aggregate liquidation amount of trust preferred securities issued in a private placement on October 29, 2003.
(2)	Reflects the trust preferred securities to be issued by the Trust at US$25 per trust preferred security. The only assets of the Trust will be approximately $67.3 million (US$50 million) in aggregate principal amount of subordinated debentures, including the amounts attributable to the issuance of the common securities of the Trust to Funding Co. Kingsway Financial will indirectly own all of the common securities issued by the Trust.

ACCOUNTING TREATMENT

For financial reporting purposes, Funding Co. and the Trust will be treated as our subsidiaries and, accordingly, the accounts of Funding Co. and the Trust will be included in our consolidated financial statements. The trust preferred securities will be presented as a liability, along with our other outstanding trust preferred securities, in a separate line item in our consolidated balance sheet under the caption “Subordinated Indebtedness,” or other similar caption. In addition, appropriate disclosures about the trust preferred securities, the debenture guarantee, the preferred securities guarantee, the debentures and the subordinated notes will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as interest expense in our consolidated statements of income.

Our future reports filed under the Exchange Act will include a footnote to our audited consolidated financial statements stating that Funding Co. and the Trust are wholly owned, the sole assets of Funding Co. are the subordinated notes and the common securities of the Trust and the sole assets of the Trust are the debentures (in each case, specifying the outstanding principal amount, interest rate and maturity date). The footnote will further state that our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by Kingsway Financial of the obligations of the Trust under the trust preferred securities.

As of the date of this prospectus, SEC accounting rules do not require us to include separate financial statements of Funding Co. or the Trust in reports filed under the Exchange Act because we own all of Funding Co.’s and the Trust’s voting securities, Funding Co. and the Trust have no independent operations and Kingsway Financial has guaranteed the payments on the trust preferred securities to the extent described in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods indicated. Ratios of earnings to combined fixed charges and preferred stock dividends are not presented as there were no preferred share dividends in any of the periods indicated.

	Nine months ended September 30,	Year ended December 31
	2003	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	5.55	6.76	5.83	3.88	2.11	26.29

Earnings consist of income from continuing operations before income taxes plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest expense.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 35 and our consolidated financial statements and the related notes contained in this prospectus.

The statement of operations data set forth below for the years ended December 31, 2002, 2001 and 2000 and the balance sheet data as of December 31, 2002 and 2001 are derived from, and are qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus. KPMG LLP, our independent auditors, audited these financial statements. The statement of operations data set forth below for the years ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 2000, 1999 and 1998 are derived from audited consolidated financial statements not included in this prospectus. The statement of operations data set forth below for the nine months ended September 30, 2003 and the balance sheet data as of September 30, 2003 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited financial statements include all normal recurring adjustments that we consider necessary for a fair presentation of our results of operations and financial condition. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2003, or any other future periods.

Our consolidated financial statements contained in this prospectus have been prepared in accordance with Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. GAAP, except as otherwise described in our consolidated financial statements included in this prospectus beginning on page F-1, where we provide a reconciliation of the differences between Canadian GAAP and U.S. GAAP. We publish our consolidated financial statements in Canadian dollars.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
	(in thousands of Canadian dollars, except per share data and ratios)
AMOUNTS UNDER CANADIAN GAAP:
Statement of Operations Data
Gross premiums written	$1,985,239	$1,524,610	$2,124,691	$1,065,262	$643,022	$508,595	$409,200
Net premiums written	1,897,231	1,436,543	2,009,963	1,014,960	604,693	468,874	320,396

Revenues:
Net premiums earned	1,764,342	1,189,053	1,737,754	872,830	539,969	445,557	314,651
Investment income	48,940	43,766	56,316	42,692	37,109	32,037	24,771
Premium finance income	8,667	6,575	8,539	9,861	7,467	5,761	5,883
Net realized gains	25,226	11,617	16,259	12,079	10,444	950	6,945

Total revenues	1,847,175	1,251,011	1,818,868	937,462	594,989	484,305	352,250

Expenses:
Claims incurred	1,285,415	852,776	1,240,329	616,079	371,946	304,541	193,801
Commissions and premium taxes	376,820	246,897	372,051	167,176	106,378	90,844	61,927
General and administrative	101,701	92,873	122,762	81,938	66,925	61,630	39,848
Interest expense	14,891	8,754	12,274	11,399	11,408	10,557	2,034
Amortization of intangible assets	654	—	716	—	—	—	—

Total expenses	1,779,481	1,201,300	1,748,132	876,592	556,657	467,572	297,610

Income before income taxes	67,694	49,711	70,736	60,870	38,332	16,733	54,640
Income taxes (benefit)	403	(4,423)	(8,796)	10,083	5,393	(1,896)	20,873

Net income before goodwill	67,291	54,134	79,532	50,787	32,939	18,629	33,767
Amortization of goodwill, net of applicable income taxes(1)	—	—	—	5,856	5,469	5,031	2,756

Net income	$67,291	$54,134	$79,532	$44,931	$27,470	$13,598	$31,011

Diluted earnings per share	$1.31	$1.10	$1.61	$1.19	$0.80	$0.38	$0.86

	As at September 30, 2003			As at December 31,
	Actual	As Adjusted(2)	Pro Forma As Adjusted(2)(3)	2002	2001	2000	1999	1998
	(unaudited)
	(in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER CANADIAN GAAP:
Balance Sheet Data
Cash and investments	$2,487,354	$2,514,284	$2,580,262	$2,078,665	$1,223,198	$780,510	$686,196	$627,629
Total assets	3,485,362	3,512,292	3,579,692	2,984,434	1,778,744	1,173,926	1,071,710	1,014,603
Unpaid claims	1,534,329	1,534,329	1,534,329	1,200,554	589,963	435,322	444,689	446,245
Bank indebtedness	165,500	165,500	165,500	170,390	144,516	143,129	153,270	100,863
Senior unsecured debentures	78,000	78,000	78,000	78,000	—	—	—	—
Trust preferred securities	77,876	104,806	172,131	23,636	—	—	—	—
Total shareholders’ equity	716,548	716,548	716,548	612,925	536,842	272,713	242,042	250,065
Book value per share	$12.84	$12.84	$12.84	$12.56	$11.03	$8.01	$7.12	$6.96

	Nine Months Ended September 30,			Year Ended December 31,
	2003	2002		2002	2001	2000	1999
	(unaudited)
	(in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Statement of Operations Data
Net income	$68,993	$56,039		$81,821	$46,365	$27,608	$10,673
Diluted earnings per share	$1.34	$1.13		$1.66	$1.22	$0.80	$0.30

	As at September 30, 2003			As at December 31,
	Actual	As Adjusted(2)	Pro Forma As Adjusted(2)(3)	2002	2001	2000	1999
	(unaudited)
	(in thousands of Canadian dollars, except per share data)
AMOUNTS UNDER U.S. GAAP:
Balance Sheet Data
Cash and investments	$2,523,957	$2,550,887	$2,616,865	$2,104,223	$1,227,667	$773,423	$661,691
Total assets	3,515,228	3,512,292	3,579,692	3,007,064	1,783,062	1,167,325	1,046,909
Unpaid claims	1,534,329	1,534,329	1,534,329	1,200,554	589,963	435,322	444,689
Bank indebtedness	165,500	165,500	165,500	170,390	144,516	143,129	153,270
Senior unsecured debentures	78,000	78,000	78,000	78,000	—	—	—
Trust preferred securities	77,876	104,806	172,131	23,636	—	—	—
Total shareholders’ equity	743,216	743,216	743,216	626,924	533,680	266,112	217,241
Book value per share	$13.32	$13.32	$13.32	$12.85	$10.97	$7.81	$6.39

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
Other Data:
Consolidated
Claims ratio(4)	72.9%	71.7%	71.4%	70.6%	68.9%	68.4%	61.6%
Expense ratio(5)	27.1%	28.6%	28.4%	28.5%	32.1%	34.2%	32.3%

Combined ratio(6)	100.0%	100.3%	99.8%	99.1%	101.0%	102.6%	93.9%
Canadian operations(7)
Claims ratio(4)	81.9%	78.2%	78.3%	73.5%	70.1%	72.7%	60.4%
Expense ratio(5)	28.0%	30.0%	30.1%	29.6%	31.7%	32.1%	31.6%

Combined ratio(6)	109.9%	108.2%	108.4%	103.1%	101.8%	104.8%	92.0%
U.S. operations(7)
Claims ratio(4)	70.2%	69.5%	69.2%	68.9%	67.8%	64.5%	63.5%
Expense ratio(5)	26.8%	28.1%	28.0%	27.9%	33.1%	36.1%	33.5%

Combined ratio(6)	97.0%	97.6%	97.2%	96.8%	100.9%	100.6%	97.0%

Return on equity(8)	13.9%	12.8%	13.8%	13.3%	10.7%	5.5%	13.4%

(1)	Effective January 1, 2002, in accordance with new accounting standards, all existing goodwill and intangible assets with indefinite lives ceased to be amortized to income over time, and are subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value.
(2)	Reflects the issuance and sale of $26.9 million (US$20 million) aggregate liquidation amount of trust preferred securities sold in a private placement on October 29, 2003.
(3)	Reflects the proceeds of approximately $67.3 million (US$50 million), based on an offering price of US$25 per trust preferred security.
(4)	The claims ratio is derived by dividing the amount of claims incurred by net premiums earned.
(5)	The expense ratio is derived by dividing the sum of commissions and premium taxes and general and administrative expenses by net premiums earned.
(6)	The combined ratio is the sum of the claims ratio and the expense ratio.
(7)	Canadian and U.S. segment information includes the results of our Bermuda and Barbados reinsurance subsidiaries, respectively.
(8)	Return on equity percentage is net income expressed as a percentage of average shareholders’ equity during the period. Return on equity percentages for the nine months ended September 30, 2003 and 2002 are annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section entitled “Risk Factors” beginning on page 12 and elsewhere in this prospectus.

All of the dollar amounts in this prospectus are expressed in Canadian dollars, except where otherwise indicated. References to “Canadian dollars,” “dollars,” “C$,” or “$” are to Canadian dollars and any references to “U.S. dollars” or “US$” are to U.S. dollars. As presented in this prospectus, our Canadian and U.S. segment information includes the results of our Bermuda and Barbados reinsurance subsidiaries, respectively.

Overview

We provide property and casualty insurance in specialized lines in the United States and Canada. Our principal lines of business are non-standard automobile and trucking insurance. Non-standard automobile insurance covers drivers who do not qualify for standard automobile insurance coverage. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. We also write standard automobile insurance as well as insurance for commercial and public vehicles, including taxis. In addition to automobile insurance, we provide motorcycle insurance, specialized commercial and personal property coverage, warranty insurance and other specialty coverages, such as customs and surety bonds.

We use the claims ratio, the expense ratio and the combined ratio as important measures of our performance. The claims ratio is derived by dividing the amount of claims incurred by net premiums earned. The expense ratio is derived by dividing the sum of commissions and premium taxes and general and administrative expenses by net premiums earned. The combined ratio is the sum of the claims ratio and the expense ratio. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss. We believe that underwriting profit is the true measure of performance of the core business of a property and casualty insurance company. We, therefore, emphasize underwriting profit and will not underwrite risks at rates which we believe are unprofitable in order to increase our premium volume. Management’s incentive compensation is directly linked to our combined ratio and our return on equity objectives.

In recent years, the North American property and casualty insurance market, including non-standard automobile market, has been extremely price competitive. Many insurers significantly reduced premium rates from 1998 to 2000. Only late in 2000 did premium rates begin to rise and continued to do so throughout 2001 and 2002. Generally, we expect the rate increase trend to continue through 2003 and into 2004. However, as a result of lower premium rates through the periods mentioned and increased claims costs in the U.S. and Canada, including adverse development of prior years’ claims reserves, the industry reported substantial underwriting losses in 2001. Although the industry posted better underwriting results for 2002 due to the increase in premium rates, the continued trend of adverse development of prior years’ claims continued to minimize improvement as many companies announced material year-end 2002 increases to prior years’ claims reserves.

At the same time, the insurance industry has been adversely affected by lower prevailing interest rates and a significant drop in equity indices. Accordingly, in addition to reporting higher combined ratios many U.S. and Canadian companies reported declining investment results and reduced capital levels in 2001 and 2002.

In addition to the effects poor pricing, adverse prior years’ claims development and historically low investment returns have had on the insurance industry capital base, the tragic events of September 11, 2001 triggered an unprecedented rise in reinsurance rates and a significant decline in available reinsurance capacity. Although there has been a series of new reinsurance companies started since September 2001, these new companies have not materially replaced the capital and corresponding reinsurance capacity lost since that time.

As a result of all of the above factors taken together, we believe the insurance industry’s current improved pricing environment and significant limitations due to capital constraints will continue in the U.S. and Canadian insurance markets through 2004. However, due to the delay between the implementation of rate increases and recognition of earned premium and the prior years’ adverse claim development trend reported in 2002, we do not expect substantial improvement in overall industry results in the near future.

Since 1996, we have experienced significant growth through acquisitions. In Canada, we acquired York Fire in February 1996 and Jevco in March 1997. In the United States, we acquired Universal Casualty and Southern United in January 1998, American Service in March 1998, Lincoln General in December 1998, U.S. Security in January 1999, and American Country in April 2002 (using an effective date of March 31, 2002). We accounted for these acquisitions using the purchase method of accounting. Accordingly, we included the assets and liabilities of the acquired entities in our consolidated financial statements at their fair market value at the date of acquisition. From time to time we are involved in discussions concerning acquisition opportunities, although we cannot assure you that any such discussions will result in a transaction.

Critical Accounting Policies

Our significant accounting policies are described in Note 1 to the audited financial statements included in this prospectus starting on page F-1. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements. As more information becomes known, these estimates and assumptions could change and thus impact amounts reported in the future. Management believes that the establishment of the provision for unpaid claims is the area where the degree of judgment required to determine amounts recorded in the financial statements makes the accounting policy critical. We discuss the policy below under the heading “Provision for Unpaid Claims.”

Revenues

Revenues reflected in our consolidated financial statements are derived from insurance premiums earned, investment income and net realized investment gains.

Premium Income

Our gross premiums written increased 99% in 2002 to $2.1 billion, compared to $1.1 billion in 2001. In 2002, we experienced an increase of 38% in gross premiums written for our Canadian operations and 130% for our U.S. operations. In the nine months ended September 30, 2003, our gross premiums written increased by 30% to $1,985.2 million, compared to $1,524.6 million in the first nine months of 2002, increasing by 31% for our Canadian operations and by 30% for our U.S. operations. We attribute the growth over the last five years to our various acquisitions and to internal growth, as we have executed our strategy to diversify both by line of business and by geographic location.

Net premiums written represent gross premiums written less amounts ceded to reinsurers. In the United States, 39% of our gross premiums written are from non-standard automobile insurance policies, which generally have lower limits of insurance commensurate with the minimum coverage requirement under the statute of the state in which we write the business. These limits of liability are typically not greater than US$40,000 per occurrence. Consequently, we are able to retain most of our gross written premiums for our own account while minimizing our claims exposure, and only purchase reinsurance to limit our exposure to the larger and catastrophic type losses.

Investment Income

Our investment income, including net realized gains, increased 26% in 2002 to $81.1 million, compared to $64.6 million in 2001 and by 34% in the nine months ended September 30, 2003 to $82.8 million, compared to $62.0 million in the first nine months of 2002. Our insurance subsidiaries’ investments must comply with applicable regulations which prescribe the type, quality and concentration of investments. These regulations, in the various jurisdictions in which our insurance subsidiaries are domiciled, permit investments in government, state, provincial, municipal and corporate bonds, and preferred and common equities, within specified limits and subject to certain qualifications. The majority of our investments are held by our insurance subsidiaries.

At September 30, 2003, we held cash and investments with a market value of $2.53 billion and a carrying value of $2.49 billion, resulting in a net unrealized gain of $42.6 million. Because most of our investment portfolio is comprised of fixed-income securities, which are usually held to maturity, periodic changes in interest rate levels generally impact our financial results to the extent that reinvestment yields are different than the original yields on maturing securities. Our investment portfolio includes investments that are subject to changes in market values with changes in interest rates. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without penalties.

We maintain a liquid portfolio to ensure there is sufficient cash available for the payment of claims on a timely basis. We believe that funds generated by operations and our liquid investment portfolio provide us with sufficient liquidity to meet our obligations to our policyholders.

Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. We provide the option of monthly payments on personal automobile policies, whereby the insured is only required to pay a portion of the premium when the policy is placed in force and the balance in monthly installments. The insured pays us an additional fee for this option, reflecting handling costs and the income we would have earned on such premium, had we received the total amount at the beginning of the policy period. The option of monthly premium payments is available only where permitted under the laws or regulations of the specific territory. We typically collect sufficient premiums in advance of the period of risk which ensures that in the event of payment defaults by insureds, we do not have uncollectable balances. Some jurisdictions require the option of monthly premium payments at a specific annual interest rate or monthly charge. We consider our income from our premium finance activities to be a part of investment income, because this additional fee is essentially an interest payment on the balance of unpaid premium.

Provisions for Unpaid Claims

We establish provisions for unpaid claims to reflect the estimated ultimate cost of both reported but unsettled claims and incurred but not reported claims. Our provisions for unpaid claims are based on individual reported claims, for which we establish case reserves; estimated provisions for claims that have not yet been made but we expect will be made in the future; and internal or unallocated claims adjustment expenses. The provisions for claims not yet made are sometimes referred to as provisions for incurred but not yet reported claims, or IBNR. The establishment of provisions for unpaid claims is based on known facts and interpretation of circumstances and is, therefore, a complex and dynamic process influenced by a large variety of factors. These factors include our experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, product mix or concentration, claims severity, claim frequency patterns and inflation rates. Our provisions for unpaid claims are not discounted to reflect expected future payouts of claims nor do they reflect any future investment income.

The process for establishing the provisions for unpaid claims reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown claims and as such, the process is inherently complex and imprecise. Factors affecting provisions for unpaid claims include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of our claims personnel and independent adjustors retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices, including claims handling and settlement practices, the effect of inflationary trends on future claims settlement costs, court decisions, economic conditions and public attitudes. In addition, time can be a critical part of the provisions’ determination, because the longer the span between the incidence of a loss and the payment or settlement of the claims, the more variable the ultimate settlement amount can be. Accordingly, short-tailed claims, such as property claims, tend to be more reasonably predictable than long-tailed claims, such as general liability and automobile accident benefit claims, which are less predictable.

The process of establishing provisions for unpaid claims relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made. This evaluation includes a re-estimation of the liability for unpaid claims relating to each preceding financial year compared to the liability that we originally established. In addition, we conduct a detailed review of all open claims each quarter and consider all factors into the provisions’ calculation. Accordingly, as experience develops and new information becomes known, we adjust our reserves as necessary following these evaluations. Any adjustments are reflected in our consolidated statement of income in the period in which they become known and are accounted for as changes in estimates. Even after such adjustments, ultimate liability or recovery may exceed or be less than the revised estimates.

Each operating company separately establishes, maintains and evaluates its respective provisions for unpaid claims for statutory reporting purposes. The process undertaken by each operating company includes evaluating all of its respective policy coverages and paid and open claim level data to ascertain claim frequency and severity trends, as well as the effects, if any, of inflation and the impact that any premium rate action or changes in operating structure or process may have on future loss settlements. The management of each operating company works with reporting segment management to ensure IBNR reserve methodologies are appropriate, based on lines of business and geographic region. Management incorporates all of the above information to record its best estimate of liabilities for unpaid claims.

Our independent appointed actuary independently develops a range of reserve estimates. Once an amount for liabilities for unpaid claims is established by management, our independent appointed actuary reviews management’s methodologies, data and work papers to ascertain whether the provision for unpaid claims as established by management is reasonably stated and within the appointed independent actuary’s range of reserve estimates. The provisions for unpaid claims established by each operating company are then consolidated for public reporting purposes.

As of December 31, 2002, the range of reserve estimates for unpaid claims established by our independent appointed actuary and the actual provision for unpaid claims on a gross basis for each of our operating companies were as follows:

	Low	High	Actual
	(in millions of Canadian dollars)
United States
Lincoln General Insurance Company	$372.1	$534.2	$395.0
American Country Insurance Company	202.4	244.9	223.6
American Service Insurance Company	67.1	82.0	80.4
U.S. Security Insurance Company	56.5	64.8	58.2
Universal Casualty Insurance Company	52.4	63.8	57.6
Southern United Fire Insurance Company	45.5	55.0	49.4
Kingsway Reinsurance Corporation (Barbados)	6.6	6.6	6.6

Canada
Kingsway General Insurance Company	$229.9	$299.0	$248.4
Jevco Insurance Company	49.3	55.5	50.2
York Fire & Casualty Insurance Company	27.7	35.2	31.1

As of December 31, 2002, the range of reserve estimates for unpaid claims established by our independent appointed actuary and the actual provision for unpaid claims on a gross basis for our United States and Canadian reporting segments, including transactions with our reinsurance subsidiaries, were as follows:

	Low	High	Actual
	(in millions of Canadian dollars)
United States	$802.6	$1,051.3	$870.8
Canada	306.9	389.7	329.7

Total provision for unpaid claims	$1,109.5	$1,441.0	$1,200.5

Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of provisions for unpaid claims. As our underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. Our reinsurance recoverables are generally unsecured. We regularly evaluate our reinsurers, and the respective amounts recoverable, and a provision for uncollectable reinsurance is recorded, if needed. At December 31, 2002, 93.9% of the receivables were due from reinsurers that were rated “A-” or higher. The following table summarizes the composition of the amounts due from reinsurers at December 31, 2002, by the rating as assigned by A.M. Best to the applicable reinsurers.

December 31, 2002
A.M. Best Rating
A++	15.6%
A+	62.2%
A	10.8%
A-	5.3%
B++/B+/B-	0.6%
C++u	1.1%
Not Rated	4.4%

Total	100.0%

The development of the provisions for unpaid claims is shown by the difference between estimates of claims as of the initial year-end and the re-estimated liability at each subsequent year-end. This is based on actual payments in full or partial settlement of claims, plus re-estimates of the claims required for claims still open or claims still unreported. Favorable development (reserve redundancy) means that the original claim estimates were higher than subsequently determined. Unfavorable development (reserve deficiency) means that the original claim estimates were lower than subsequently determined.

The following table summarizes the provisions for unpaid claims, net of recoveries from reinsurers, established as at the end of the years 1992 through 2001 for our Canadian operations and at the end of years 1998 to 2001 for our U.S. operations. The table compares the re-estimation of those liabilities as at December 31, 2002.

(In thousands of Canadian dollars)	2002	2001	2000	1999	1998	1997	1996	1995	1994	1993	1992
Unpaid claims—
originally established—end of year, gross	1,200,554	589,963	435,322	444,689	446,245	198,186	—	—	—	—	—
Less: Reinsurance recoverable on unpaid losses	134,198	102,734	92,546	119,817	135,270	73,242	—	—	—	—	—
Unpaid claims—
originally established—end of year, net	1,066,356	487,229	342,776	324,872	310,975	124,944	65,142	24,322	16,987	10,945	11,648
Cumulative paid as of:
One year later		382,051	189,801	149,708	141,093	46,083	31,309	13,665	12,384	5,984	4,329
Two years later			301,411	239,178	217,108	74,479	42,108	19,404	18,633	8,032	6,615
Three years later				309,888	261,809	91,127	55,214	25,273	22,066	10,347	7,910
Four years later					306,748	108,391	60,230	31,738	25,456	11,739	9,255
Five years later						121,076	66,029	32,679	29,300	12,576	10,210
Six years later							68,543	35,884	29,051	14,259	10,517
Seven years later								37,419	31,068	14,147	11,271
Eight years later									32,515	14,160	11,190
Nine years later										16,834	10,934
Ten years later											13,038
Re-estimated liability as of:
One year later		588,308	377,592	329,069	306,377	112,075	62,022	27,705	22,776	11,395	10,621
Two years later			423,371	346,548	309,629	114,922	65,122	27,467	25,628	12,187	10,290
Three years later				367,951	318,226	117,759	66,368	31,707	25,580	12,256	10,550
Four years later					333,109	122,578	66,508	32,254	27,589	12,164	10,167
Five years later						129,697	68,570	32,745	28,243	13,004	9,999
Six years later							71,720	34,050	28,225	13,310	10,245
Seven years later								36,520	28,892	13,219	10,505
Eight years later									32,248	13,652	10,349
Nine years later										16,387	10,473
Ten years later											12,747
As at December 31, 2002:
Cumulative (redundancy) deficiency		101,079	80,594	43,079	22,134	4,753	6,578	12,198	15,261	5,442	1,099
Cumulative (redundancy) deficiency as a percentage % of reserves originally established		20.75%	23.51%	13.26%	7.12%	3.80%	10.10%	50.15%	89.84%	49.72%	9.44%
Re-estimated liability—gross		680,352	510,241	485,622	473,257	198,990	—	—	—	—	—
Less: Re-estimated reinsurance recoverable		92,044	86,870	117,671	140,148	69,293	—	—	—	—	—
Re-estimated liability—net		588,308	423,371	367,951	333,109	129,697	—	—	—	—	—
Cumulative (redundancy) deficiency—gross		90,389	74,919	40,934	27,012	804	—	—	—	—	—
% of reserves originally established		15.32%	17.21%	9.21%	6.05%	0.41%	—	—	—	—	—

The foregoing table presents the development of unpaid claims liabilities for 1992 through 2001. The top line of the table presents the estimated liability for unpaid claims recorded at the balance sheet date for each of the indicated years. This liability represents the estimated amount of losses and adjustment expenses for claims unpaid at the balance sheet date, including losses that had been incurred and not reported.

The table also presents the re-estimated liabilities for unpaid claims on a gross basis, with separate disclosure of the re-estimated reinsurance recoverable on unpaid claims for years 1997 through 2001. Information related to gross unpaid claims development is not available for years 1996 and prior.

The table presents the cumulative amount paid with respect to the previously recorded liability as of the end of each succeeding year and the re-estimated amount of the previously recorded liability based on experience as of the end of the succeeding year. The estimate is increased or decreased as more information about the claims becomes known for individual years. For example, as of December 31, 2002, we had paid $68.5 million of the currently estimated $71.7 million of claims that had been incurred through the end of 1996; thus an estimated $3.2 million of losses incurred through 1996 remain unpaid as of the current financial statement date.

The cumulative development represents the aggregate change in the estimates over all prior years. For example, unpaid claims at December 31, 1992 have developed adversely by $1.1 million over the ten subsequent years and unpaid claims at December 31, 1995 have developed adversely by $12.2 million over the seven subsequent years. The effects on income during the past three years due to changes in estimates of unpaid claims is shown in the reconciliation table on page F-34 as the “prior years” contribution to incurred losses.

Each cumulative development amount includes the effects of all changes in amounts during the current year for prior periods and the impact of currency translation. For example, the amount of the development related to losses settled in 2002, but incurred in 1998, will be included in the cumulative development amounts for years 1998, 1999, 2000 and 2001. In addition, the deficiency identified during the year 2002 of $101.1 million was attributable to unpaid claims as at December 31, 2001 for unpaid claims for the year 2001 and all prior years. Of this deficiency, $55.3 million related to claims occurring in accident year 2001, $24.4 million to claims occurring in 2000, $6.5 million to claims in 1999, $7.8 million to claims occurring in 1998 and $7.1 million to claims occurring in 1997 and prior years. Information with respect to our liability for unpaid claims and the subsequent development of those claims is presented in the following tables.

	Liability for Unpaid Claims December 31,
Line of Business	2002	2001
	(in thousands of Canadian dollars)
Non-Standard Auto	$401,976	$297,997
Standard Auto	26,967	24,908
Commercial Auto	197,705	38,697
Trucking	320,708	119,269
Motorcycle	54,191	44,666
Liability	139,977	28,271
Property	52,046	29,888
Other	6,984	6,267

Total	$1,200,554	$589,963

	Liability for Unpaid Claims—Net of Reinsurance Recoverables December 31,
Line of Business	2002	2001
	(in thousands of Canadian dollars)
Non-Standard Auto	$380,193	$269,141
Standard Auto	25,024	22,815
Commercial Auto	175,097	29,864
Trucking	291,739	88,214
Motorcycle	45,583	33,269
Liability	104,063	18,140
Property	39,723	20,354
Other	4,934	5,432

Total	$1,066,356	$487,229

These increases (decreases) in prior year incurred claims, net of reinsurance, for the years ended December 31, 2002, 2001 and 2000 were $101.1 million, $33.9 million and ($3.4 million), respectively. The following tables identify the relative contribution of the increases (decreases) in incurred claims attributable to the respective products and incurred loss years.

	Year Ended December 31, 2002 (in thousands of Canadian dollars)
	Motorcycle	Trucking	Standard Auto	Non-Standard Auto	Property	Liability	Other	Total
1997 and prior	$3,210	$(487)	$(108)	$4,402	$(583)	$687	$(3)	$7,118
1998	(71)	3,346	2,675	1,068	35	579	133	7,765
1999	396	1,177	1,692	2,212	71	965	8	6,521
2000	1,864	3,107	6,096	13,654	(88)	261	(520)	24,374
2001	336	4,575	6,051	42,981	1,023	362	(27)	55,301

Total	$5,735	$11,718	$16,406	$64,317	$458	$2,854	$(409)	$101,079

	Year Ended December 31, 2001 (in thousands of Canadian dollars)
	Motorcycle	Trucking	Standard Auto	Non-Standard Auto	Property	Liability	Other	Total
1996 and prior	$35	$(9)	$(120)	$1,256	$(6)	$546	$38	$1,740
1997	66	385	303	1,868	43	128	(10)	2,783
1998	1,480	255	470	4,881	(92)	168	11	7,173
1999	1,447	1,919	(161)	4,942	(308)	603	41	8,483
2000	553	1,923	1,991	9,119	130	269	(290)	13,695

Total	$3,581	$4,473	$2,483	$22,066	$(233)	$1,714	$(210)	$33,874

	Year Ended December 31, 2000 (in thousands of Canadian dollars)
	Motorcycle	Trucking	Standard Auto	Non-Standard Auto	Property	Liability	Other	Total
1995 and prior	$379	$—	$(462)	$8,162	$(45)	$57	$(61)	$8,030
1996	(228)	22	(359)	(497)	(69)	(7)	(9)	(1,147)
1997	563	479	(719)	(6,853)	(159)	106	(149)	(6,732)
1998	16	5,804	(581)	(5,766)	(348)	109	(308)	(1,074)
1999	(745)	(5,674)	(287)	6,006	(1,421)	508	(850)	(2,463)

Total	$(15)	$631	$(2,408)	$1,052	$(2,042)	$773	$(1,377)	$(3,386)

We do not have exposure to asbestos, environmental or other products liability exposure.

The results for the year ended December 31, 2002 were adversely affected by the evaluation of unpaid claims related to prior years that identified a net deficiency of $101.1 million related to claims incurred during 2001 and prior years. Of this $101.1 million deficiency, 84% was related to our Ontario automobile business and non-standard automobile in the southeastern United States. The adverse development of prior years’ claims in 2002 related to our Ontario automobile business and non-standard automobile in the southeastern United States was $63.9 million and $20.4 million, respectively. In the first nine months of 2003, adverse development related to our Ontario automobile business was $14.0 million, compared to $17.0 million in the first nine months of 2002.

Adverse development of our Ontario automobile business claims liabilities was driven by several factors. The following chart identifies the increase in reported claims and the increase in reserves and settled claims from 2000 through 2002. From 2000 to 2002, earned premium grew by 83% while reported claims increased 44.0%. However, claims severity increased by 92.5% during the same period. The increase in fraudulent claims, the erosion of the tort threshold and accelerating health cost inflation contributed to the required increase in claims liabilities related to prior years. During that period we continued to revise our reserve methodology to react to the changing claims settlement environment. Although our average claims reserves at December 31, 2002 exceeded our average settlements in 2002, we expect claim settlements to approximate our current reserving position in the future.

At December 31, 2002, the provision for unpaid claims for our Ontario automobile business was $113.4 million and the range of reserve estimates for unpaid claims established by our independent appointed actuary was from $104.5 million to $142.7 million.

Ontario Automobile Business		Number of Claims		Average Dollars
	Total Pending as of 12/31	Total Reported In	Total Settled In	Unpaid Claim Reserve	Settled Claim
2002	3,312	7,251	7,068	$22,821	$8,659
2001	3,129	6,978	6,171	$16,529	$6,893
2000	2,322	5,018	4,335	$16,564	$4,498

Evolving case law and the erosion of the tort threshold in our Ontario has led to an extension of the reporting period during which a plaintiff may bring suit. The adverse development experienced by us was part of an industry wide adverse development situation that began to materialize in 2000 and continued through 2002. The escalation in health cost inflation and the higher incidence of fraud in Ontario significantly exceeded industry expectations.

Also, beginning in 2000, we identified significantly increased frequency and severity trends in health care costs in Ontario where we are required to offer unlimited coverages and much higher liability limits than our other markets. As changes to Ontario automobile policies have occurred, the changes have been reflected in our assessment of unpaid claims for current and prior years as well as our assessment of claims that occur in future periods. As a result, we increased our estimate for unpaid claims relating to automobile third party liability claims incurred prior to 2002. The estimated provisions related to automobile accident benefit claims were also increased as the assumed inflation rate and severity factors previously utilized were found to be inadequate based on the actual development experienced in 2002. We increased our reserves related to tort liability and revised our expected loss estimates for automobile accident benefit claims in our 2002 unpaid claims liabilities to account for the upward changes in both health care cost inflation and severity. Actuarial assumptions were also changed in 2002 to account for the shift in loss development trends. The numerous changes to Ontario automobile legislation and court decisions throughout the 1990’s has inhibited the Canadian insurance industry’s ability to accurately predict the ultimate claims liabilities associated with Ontario automobile policies, which includes automobile, trucking and motorcycle risks.

Adverse development in the southeastern United States was driven by two factors. First, the increase in personal injury protection litigation in Florida gave rise to increased estimates for allocated loss adjustment expenses. The increase in litigation was caused in part by plaintiffs’ attorneys bringing separate actions for each clinic or claimant, rather than consolidating cases, and by delays in claims handling due to difficulty in hiring enough qualified claims adjusters. Staffing issues have been alleviated resulting in a 33% decline in monthly suit counts since September 2002. At December 31, 2002, the provision for unpaid claims for non-standard automobile in Florida was $58.2 million and the range of reserve estimates for unpaid claims established by our independent appointed actuary was from $56.5 million to $64.8 million. Adverse development related to Florida non-standard auto business was $13.5 million for the first nine months of 2003 compared to $13.1 million for the first nine months of 2002.

Florida		Number of Claims		Average Dollars
	Total Pending as of 12/31	Total Reported In	Total Settled In	Unpaid Claim Reserve	Settled Claim
2002	12,335	32,098	29,695	$2,217	$1,969
2001	9,932	21,031	16,914	$1,979	$1,657
2000	5,815	11,725	10,164	$1,885	$1,706

The second element leading to adverse development of claims liabilities was the escalation of reserves for Southern United. Although average settlements had declined 7.5% from 2000 to 2002, average reserves more than doubled. The justification for this case reserve increase is that claims activities in newer territories such as South Carolina are developing with greater than expected frequency and severity requiring additions to the reserves. At December 31, 2002, the provision for unpaid claims for non-standard automobile at Southern United was $49.4 million and the range of reserve estimates for unpaid claims established by our independent appointed actuary was from $45.5 million to $55.0 million. Adverse development related to Southern United non-standard auto business was $2.7 million for the first nine months of 2003 compared to $10.7 million for the first nine months of 2002.

Southern United Fire Insurance Company		Number of Claims		Average Dollars
	Total Pending as of 12/31	Total Reported In	Total Settled In	Unpaid Claim Reserve	Settled Claim
2002	7,754	36,887	38,494	$4,516	$1,696
2001	9,361	35,859	32,264	$2,963	$1,784
2000	5,766	17,610	14,959	$2,281	$1,833

The claims reserve deficiency reported during 2002 is largely attributable to accident years 2001, 2000, 1999 and 1998 of Ontario automobile business and accident year 2001 for the southeastern United States. In addition to the enactment of more favorable automobile insurance legislation in Ontario to combat fraud and control the tort claims in the no-fault system, we believe we have taken the necessary steps to reflect the ultimate cost of claims from these years. In the southeastern United States, we have put new management in place and have increased the quality and number of our claims staff to ensure that claims are investigated and adjudicated promptly and to avoid delays in establishing reserves for the ultimate cost of personal injury claims.

Results of Operations

For the nine months ended September 30, 2003 and 2002

Gross Premiums Written.    During the first nine months of 2003, premiums written increased by 30% to $2.0 billion compared to $1.5 billion in the first nine months of last year. For the first nine months of 2003, gross premiums written for our U.S. operations were $1.5 billion, an increase of 30% over the first nine months of 2002, and for our Canadian operations were $469.9 million, an increase of 31% over the first nine months of

2002. The effect of currency translation reduced reported levels of gross premiums written for the U.S. operations by $377.3 million or 29% for the first nine months of 2003 compared to the same period of 2002.

For the first nine months of 2003, gross premiums written from trucking and commercial automobile increased 41% to $842.8 million compared to $599.2 million over the first nine months of 2002. Gross premiums written from non-standard automobile increased 18% to $718.2 million in the first nine months of 2003 over the same period last year. Increased premium rates and firming market conditions continue to be prevalent in all of our geographic locations. We continue to experience both volume growth and rate increases for both trucking lines and non-standard automobile in most of our markets, with the exception of Ontario and metropolitan Chicago where rate increases have led to a reduction in volume.

Net Premiums Written.    Net premiums written increased 32% to $1.9 billion compared with $1.4 billion for the first nine months of last year. Net premiums written from our U.S. operations increased 32% to $1.5 billion compared with $1.1 billion in the first nine months of 2002. Net premiums written from our Canadian operations increased 31% to $440.6 million compared with $336.9 million for the first nine months of last year.

Net Premiums Earned.    Net premiums earned increased 48% to a record $1.8 billion for the first nine months of this year, compared with $1.2 billion for the first nine months of last year. For our U.S. operations, net premiums earned increased 53% to $1.4 billion in the first nine months of this year compared with $887.4 million in the first nine months of 2002, and for our Canadian operations increased by 34% to $403.9 million compared with $301.7 million in the first nine months of last year. Net premiums earned have increased due to the growth in written premiums in 2002 and 2003 and the strategy of shortening the policy duration of most of our non-standard automobile business to six month policy terms. In a rising rate environment, shorter policy terms lead to an acceleration of the benefit of rate increases.

Investment Income.    Investment income increased to $57.6 million compared with $50.3 million for the first nine months of last year. The investment portfolio has grown by 20% since the beginning of the year due to positive cash flow from operations and capital raised. This growth has been accomplished in a declining interest rate environment with new funds being invested primarily in short-term fixed income products. Our annualized investment yield for the first nine months of 2003 was 3.3% compared to 4.5% in the same period last year.

Net Realized Gains.    Net realized gains amounted to $25.2 million year to date compared with net realized gains of $11.6 million in the first nine months of last year. The majority of these gains were realized from the disposal of equity investments. The performance of the investment portfolio improved during the first nine months of 2003 as a result of the Company’s increased investment in common shares during 2003 and improved market performance, with unrealized gains increasing to $42.6 million at September 30, 2003 compared to $32.6 million at December 31, 2002. In deciding whether to reduce the carrying value of common shares, we take into account a number of factors, including whether the decline in market value is more than 20% and has persisted for a period exceeding six months. In the case of fixed income securities, we also take into account whether the issuer is in financial distress (unable to pay interest or some other situation that would question the issuer’s ability to satisfy their debt obligations).

Claims Incurred.    Our claims ratio for the first nine months of 2003 was 72.9%, compared to 71.7% for the first nine months of 2002. The claims ratio for our U.S. operation was 70.2%, compared with 69.5% for the first nine months of 2002. The claims ratio for our Canadian operation was 81.9% compared to 78.2% for the first nine months of 2002. The results for the first nine months of 2003 reflect increases in provisions for unpaid claims occurring prior to December 31, 2002. These increases amounted to approximately $131.4 million, which increased the claims ratio by 7% for the first nine months of 2003, compared to $75.7 million and 6%, respectively, for the same period in 2002.

For our U.S. operations, prior years’ claims development increased the claims incurred by $56.8 million, a 4% increase to the claims ratio, in the first nine months of 2003 compared to $34.6 million, a 4% increase to the claims ratio, in the same period last year. In the first nine months of 2003, the source of the prior years’ development in the U.S. operation was primarily split between long haul trucking ($18.5 million), and non-standard auto ($28.0 million). Lincoln General’s program business represented $21.9 million of the total U.S. operations prior years’ claims development realized in the first nine months of 2003 compared to $9.7 million in the same period for 2002. Lincoln adjusted its initial loss development factors on a number of its programs to reflect actual loss trends experienced in the first nine months of 2003 and these new loss development factors will be used in the prospective reserving process. Florida non-standard auto contributed $13.5 million of the adverse development in the first nine months of 2003, compared to $13.1 million in the same period of 2002. Continued cost escalation of loss adjusting expenses and an increase in the number of files litigated in Florida non-standard auto required upward adjustments to open claims reserves for both the current and prior years.

For our Canadian operations, prior years’ claims development increased the claims incurred by $74.6 million, a 18% increase to the claims ratio, in the first nine months of 2003 compared to $41.1 million, a 14% increase to the claims ratio, in the first nine months of 2002. Kingsway General’s Alberta non-standard automobile business contributed $26.6 million of the prior years’ claims development in the first nine months of 2003, compared to $9.8 million in the same period of 2002. An increase in average reserves due to the continued escalation in bodily injury claim settlements was the reason for the adverse claims development in 2003 for Alberta non-standard automobile, where we increased existing case reserves on average by approximately 54% in the first nine months of 2003 based on actual settlement patterns. Ontario automobile business contributed $14.0 million of the prior years’ claims development in the first nine months of 2003, compared to $17.0 million for the same period in 2002. Continued health care cost inflation and bodily injury award increases beyond expected levels required reserve levels to be increased on open files for Ontario non-standard automobile on average by approximately 57% in the first nine months of 2003. Kingsway General’s trucking business contributed $13.2 million to the 2003 prior years’ claims development, compared to $4.5 million in the same period in 2002. Increases in reserves were due to larger than anticipated settlements, particularly in the U.S., which required upward adjustments to open claim files. Average claim file reserves were increased approximately 46% in the first nine months of 2003 to reflect this pattern of settlement.

We conducted a detailed claim file review of our Canadian operations during the first eight months of 2003 to determine the adequacy of case reserving. As a result, revised guidelines have been established for setting reserves for new bodily injury and accident benefit claims in all provinces and for all lines of business. In addition, new Ontario automobile regulations curtailing health care costs and increasing tort award deductibles should reduce the cost escalation trends experienced over the last several years.

Underwriting Expenses.    Our expense ratio for the first nine months of 2003 improved to 27.1% compared to 28.6% for the same period last year. The expense ratio for our Canadian operations for the first nine months of 2003 was 28.0%, compared to 30.0% for the same period last year and the expense ratio for our U.S. operations was 26.8% and 28.1%, respectively, for the same periods. In order to be more consistent with industry practice and the treatment of expenses on MGA business, effective October 1, 2002, we initiated the deferral of underwriting and marketing costs relating to the acquisition of premiums on all of our business, where previously such deferral was applied only to our MGA business. The impact of this change was an increase in net income of $7.1 million or 14 cents per share diluted for the year to date.

Combined Ratio.    The combined ratio improved slightly to 100.0% compared with 100.3% in the first nine months of 2002, which produced a nine month underwriting profit of $0.4 million compared with an underwriting loss of $3.5 million in the first nine months of last year. For the first nine months of 2003, our U.S. operations combined ratio improved to 97.0% (97.6% last year) and for our Canadian operations was 109.9% (108.2% last year).

Interest Expense.    Interest expense for the first nine months of 2003 was $14.9 million, compared to $8.8 million last year, reflecting the issuance of $78 million in senior unsecured debentures in December 2002 and several private placements of 30-year floating rate trust preferred securities in the U.S. totaling $77.9 million.

Net Income and Earnings Per Share.    Net income before tax for the first nine months of 2003 increased by 36% to $67.7 million. Income taxes payable were affected by income generated in lower tax jurisdictions coupled with losses from our Canadian operations in both 2002 and 2003. Net income for the first nine months was $67.3 million, a 24% increase over the $54.1 million reported for the first nine months last year. Diluted earnings per share were $1.31 for the first nine months of 2003, compared to $1.10 for the same period last year.

Book Value Per Share and Return on Equity.    For the first nine months of 2003, shareholders’ equity was reduced by $74.9 million and book value per share by $1.34 per share as a result of the unrealized currency translation adjustment on the conversion of the investment in the U.S. operations into Canadian dollars. Despite this adjustment, book value per share increased by 6% to $12.84 from $12.09 a year ago and increased 2% from December 31, 2002. Our annualized return on equity was 13.9% for the first nine months of 2003 compared to 12.8% for last year.

Balance Sheet.    Total assets as at September 30, 2003 grew to $3.5 billion. The investment portfolio, including cash and accrued investment income, increased to $2,511.9 million (market value $2,554.6 million), compared to $2,094.9 million (market value $2,127.5 million) as at December 31, 2002. Investment portfolio per share increased 5% to $45.01 compared to $42.93 as at December 31, 2002. Unrealized gains on the investment portfolio were $42.6 million (76 cents per share outstanding) at September 30, 2003.

Years ended December 31, 2002 and 2001

Gross Premiums Written.    Our gross premiums written in 2002 increased 99% to $2.1 billion, compared with $1.1 billion in 2001. Gross premiums written for our U.S. operations in 2002 increased 130% to $1.6 billion, compared with $709.2 million in 2001. For 2002, U.S. operations represented 77% of gross premiums written compared with 67% last year. Gross premiums written from Canadian operations in 2002 increased 38% to $490.8 million compared with $356.0 million in 2001.

Gross premiums written from non-standard automobile increased by 52% to $828.1 million over last year. Non-standard automobile insurance covers drivers who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. In 2002, we continued to experience both volume growth and rate increases in most of our non-standard automobile markets. In Canada, we implemented rate increases in early 2002 and again in the third quarter of 2002 to improve the profitability of our Ontario automobile business. During the third quarter we obtained approval for a rate increase as well as permission to eliminate certain classes of risk in Ontario. The impact of these initiatives was to increase rates by an average of 22.3% and for many of our policyholders in the metropolitan Toronto area by over 40%. We currently do not offer policy terms of longer than six months duration for non-standard automobile in Ontario. Our Canadian operations experienced a 41% increase in non-standard automobile premiums and our U.S. operations experienced a 55% increase from existing markets compared to 2001.

In 2002, gross premiums written from trucking and commercial automobile increased 175% to $844.4 million compared to $307.2 million in 2001. As a result of the market conditions, we experienced growth through additional new business as well as through the ability to charge higher premiums for the business. Trucking and commercial automobile represented 40% of gross premiums written in 2002 compared with 29% last year.

The programs that we started to implement with MGAs in the United States during the last half of 2001 for non-standard automobile, trucking and commercial automobile have been expanded in 2002. In 2002 these programs generated $961.4 million or 45% of our gross premiums written compared with $206.0 million or 19% last year. We have been able to grow this aspect of our business due to limited competition, and as a result, we have been able to implement more favorable pricing than the companies we have replaced. In each of these arrangements, the MGAs’ compensation is dependent on the underwriting profit they generate.

ACHI was acquired on April 5, 2002 and its results have been consolidated with our U.S. operations since March 31, 2002. ACHI contributed $36.0 million of gross premiums written or 3% of the increase in our gross premiums written during 2002.

Net Premiums Written.    Net premiums written in 2002 increased 98% to $2.0 billion compared with $1.0 billion for 2001. Net premiums written from our U.S. operations in 2002 increased 128% to $1.5 billion compared with $679.1 million for 2001. Net premiums written from our Canadian operations increased 38% to $463.0 million from $335.9 million for 2001. The increase in net premiums written is attributable to the aforementioned increases in gross premiums written. In 2002, reinsurance premiums ceded represented 5.4% of gross premiums written compared to 4.7% in 2001 as a result of the increased cost of reinsurance coverages.

Net Premiums Earned.    Net premiums earned for 2002 increased 99% to $1.7 billion, compared with $872.8 million for 2001. For U.S. operations, net premiums earned for 2002 increased 140% to $1,322.5 million compared with $550.9 million in 2001. Net premiums earned from our Canadian operations for 2002 increased by 29% to $415.2 million compared with $321.9 million for 2001. Earned premiums have grown due to the increase in written premiums.

Investment Income.    Investment income for 2002 increased to $64.9 million compared with $52.6 million for 2001. The growth in our premiums written generated positive cash flow from operations which increased the investment portfolio by $600.4 million during 2002, which was offset by the impact of lower interest rates.

Net Realized Gains.    Net realized gains amounted to $16.3 million in 2002 compared with $12.1 million in 2001. Included in net realized gains were adjustments to the carrying value of investments for declines in market value considered other than temporary of $6.6 million in 2002 compared to $1.2 million in 2001.

Claims Incurred.    Our claims ratio for 2002 was 71.4%, compared to 70.6% for 2001. The claims ratio for the U.S. operations for 2002 was 69.2% compared with 68.9% for 2001. The slight deterioration in the U.S. operations claims ratio is a reflection of adverse claims development amounting to $35.2 million. The claims ratio for our Canadian operations in 2002 was 78.3% compared to 73.5% for 2001. The claims ratio for our Canadian operations was adversely influenced by results from our Ontario automobile business, which experienced $63.9 million of adverse prior year claims development. The claims ratio for the Canadian operation for 2002 was 64.6% excluding our Ontario automobile business. For 2002, net premiums earned from our Ontario automobile business amounted to $137.0 million, which produced claims incurred of $145.3 million.

Underwriting Expenses.    Our expense ratio for 2002 was 28.4%, compared to 28.5% for 2001. The expense ratio for Canada for 2002 was 30.1%, compared to 29.6% for 2001, and the expense ratio for the U.S. for 2002 was 28.0%, compared to 27.9% for 2001. In order to be more consistent with industry practice and the treatment of expenses on our MGA business, effective October 1, 2002 we initiated the deferral of underwriting and marketing costs relating to the acquisition of premiums on all of our business, where previously such deferral was applied only to our MGA business. The impact of this change was to defer an additional $6.6 million of underwriting expenses, which reduced the expense ratio by 0.3% for the year.

Combined Ratio.    The combined ratio of 99.8% for 2002 produced an underwriting profit of $2.6 million, compared with $7.6 million profit reported in 2001. For 2002, the U.S. operations combined ratio was 97.2% (96.8% in 2001) and for the Canadian operations the combined ratio was 108.4% (103.1% in 2001). The results of our Canadian operations were adversely affected by results from our Ontario automobile business due to increases in accident benefit loss costs. In 2002, the U.S. operations produced an underwriting profit of $37.5 million compared to an underwriting profit of $17.5 million in 2001. The Canadian operations produced an underwriting loss of $34.9 million compared to a underwriting loss of $9.8 million for 2001. For 2002, our Ontario automobile business generated $137.0 million, or 8%, of net premiums earned at a combined ratio of 131.4%, and produced an underwriting loss of $43.1 million. The combined ratio for 2002 and 2001 was influenced by adverse development on prior year claims. In 2002, adverse development of prior year claims amounted to $101.1 million, which increased the combined ratio by 5.8% for the year. Adverse development for prior year claims during the year ended December 31, 2001 amounted to $33.9 million, which increased the combined ratio by 3.9% in 2001.

Interest Expense.    Interest expense in 2002 was $12.3 million, compared to $11.4 million for 2001. The increase was primarily the result of an increase in our bank debt during the year.

Net Income and Earnings Per Share.    Our net income for 2002 increased by 77% to $79.5 million, compared to $44.9 million in 2001. As a result of a higher proportion of income before tax being generated in lower tax jurisdictions, and net losses incurred in higher tax jurisdictions, in 2002, we reported a consolidated income tax credit of $8.8 million compared to an income tax expense of $10.1 million in 2001. Prior to January 1, 2002, we amortized goodwill arising from acquisitions over the applicable useful life of the asset acquired, which in 2001 resulted in expense of $5.8 million after tax. Diluted earnings per share for 2002 were $1.61, compared to $1.19 on 31% more shares outstanding in 2002.

Book Value Per Share and Return on Equity.    Book value per share was $12.56 at December 31, 2002 compared to $11.03 at December 31, 2001. Our return on equity was 13.8% in 2002 compared to 13.3% for 2001. Our investment portfolio increased to $2,094.9 million (market value $2,127.5 million) as at December 31, 2002, compared to $1,235.4 million (market value $1,247.0 million) as at December 31, 2001.

Years Ended December 31, 2001 and 2000

Gross Premiums Written.    Our gross premiums written in 2001 increased by 66%, to $1,065.3 million in 2001, compared to $643.0 million in 2000, due primarily to premium growth in our non-standard automobile insurance business. The increase in gross premiums written was primarily achieved by taking advantage of opportunities to increase prices and the volume of business. Unearned premiums increased by 58% to $424.1 million at the end of 2001 from $268.2 million at the beginning of the year.

Gross premiums written from our Canadian operations increased by 23% to $356.0 million compared with $289.4 million in 2000. Our non-standard automobile business in Canada increased 24% to $119.8 million for 2001, compared to $96.9 million for 2000. We experienced growth in all of our major provinces of Ontario, Alberta and Quebec in our non-standard automobile business. Our trucking business also experienced strong growth in Canada of 56% to $56.1 million as a number of insurers exited the marketplace allowing us to acquire additional books of business and to underwrite these risks at significantly higher rates.

Gross premiums written by our U.S. operations in 2001 increased by 101% to $709.2 million, compared to $353.6 million in 2000. We entered into a number of MGA relationships during 2001 to expand our non-standard automobile, trucking and commercial automobile insurance. Our MGA programs accounted for 49% or $206.0 million of our growth in gross premiums written in 2001. During the year we saw strong growth in California and Texas due to the exit of several competitors from these markets. We entered the California market during the second quarter of 2001 and wrote $44.7 million in 2001, representing 13% of the growth for our U.S. operations.

Gross premiums written from non-standard automobile insurance in 2001 increased by 51% to $546.3 million, compared to $361.3 million in 2000. Premiums in Canada increased by 24% over 2000, and by 61% in the United States. Non-standard automobile insurance represented 51% of our total business in 2001, compared to 56% in 2000.

Gross premiums written from commercial automobile insurance, including trucking and taxis, in 2001 increased by 192% to $307.2 million, compared to $105.3 million in 2000. The increase resulted primarily from the rate increases that were implemented during the year and new business relationships that we established in the United States. Premiums from property and liability lines, including warranty, in 2001 increased by 31% to $100.6 million, compared to $76.6 million in 2000. Premiums from motorcycle insurance increased 15% to $42.1 million, compared to $36.5 million in 2000.

Net Premiums Written.    Our net premiums written in 2001 increased by 68% to $1,015.0 million, compared to $604.7 million in 2000. In Canada, net premiums written in 2001 increased 24% to $335.9 million, compared to $272.0 million in 2000, and by 104% in the U.S. to $679.1 million from $332.7 million. This significant growth resulted from the increase in gross premiums written and the increased retention of business. In 2001, premiums ceded to reinsurers represented 5% of gross premiums written compared to 6% in 2000.

Net Premiums Earned.    Our net premiums earned in 2001 increased 62% to $872.8 million, compared to $540.0 million in 2000. Net premiums earned from Canadian operations increased 28% to $321.9 million, compared to $251.9 million in 2000. The U.S. operations increased by 91% to $550.9 million, compared with $288.1 million in 2000.

Investment Income.    Our investment income in 2001 increased by 18% to $52.6 million, compared to $44.6 million in 2000. The growth in our premiums written increased the cash available for investment which increased the investment portfolio in the year.

Net Realized Gains.    We realized net gains on sales of investments of $12.1 million in 2001. The market value of our portfolio improved significantly in 2001 due to declining interest rates and increased values in our equity portfolio. At December 31, 2001, the fair value of the investment portfolio was approximately $11.6 million higher than the carrying value of the portfolio based on prevailing market prices. At December 31, 2000, the carrying value was $0.4 million higher than the fair value.

Claims Incurred and Unpaid Claims.    Our claims ratio for 2001 was 70.6%, compared to 68.9% for 2000. The claims ratio for the Canadian operations deteriorated to 73.5%, compared to 70.1% in 2000 and for the twelfth consecutive year outperformed the Canadian industry ratio which was 78.9% for 2001, according to the Insurance Bureau of Canada, or IBC. The increase in the claims ratio of our Canadian operations was caused by the deterioration of the results of our Ontario automobile business. We experienced an extension of the reporting period during which a plaintiff may bring suit against us under the tort system under the then current Ontario automobile legislation. As a result, we increased our estimate for unpaid claims during 2001, which increased our claims ratio by 10.3%. The claims ratio for the U.S. operations increased slightly to 68.9% in 2001, compared to 67.8% in 2000 and remains below the U.S. industry of 90.1% in 2001, according to A.M. Best. The increase in the claims ratio for our U.S. operations reflected adverse development of non-standard automobile that added 0.1% to the claims ratio.

Underwriting Expenses.    The expense ratio for 2001 decreased to 28.5%, compared to 32.1% in 2000. The decrease is mainly attributable to general and administrative expenses, which were 9.4% of premiums earned, compared with 12.4% in 2000. The general and administrative expenses were lower as a percentage of net premiums earned due to increased levels of earned premiums in both Canada and the United States.

Commissions and premium taxes in 2001 were 19.1% of earned premiums, compared to 19.7% in 2000. For our Canadian operations, commissions and premium taxes represented 18.9% of earned premiums in 2001, compared to 21.3% in 2000 and in the United States were 19.3% of earned premiums in 2001, compared to 18.3% in 2000.

General and administrative expenses for our Canadian operations were 10.7% of net premiums earned, compared to 10.4% in 2000. For our U.S. operations, general and administrative expenses were 8.7% of net premiums earned, compared to 14.8% for 2000.

Combined Ratio.    The combined ratio for 2001 improved to 99.1% compared to 101.0% in 2000. This produced an underwriting profit of $7.6 million for 2001 compared to an underwriting loss of $5.3 million in 2000. For 2001, the combined ratio of our U.S. operations improved to 96.8% compared to 100.9% in 2000 and for the Canadian operations was 103.1% compared to 101.8% in 2000. The results of the Canadian operations were adversely affected by prior years claims development of $33.3 million related primarily to our Ontario automobile business. This increased charge related to prior periods increased the combined ratio of Canadian operations by 10.3% and the consolidated combined ratio by 3.8% for the year ended December 31, 2001.

Interest Expense.    Interest expense in 2001 was $11.4 million, compared to $11.4 million in 2000.

Net Income Before Goodwill Amortization.    Our acquisitions in Canada and the United States have required that goodwill amortization of $5.9 million be charged against earnings in 2001 compared to $5.5 million in 2000. Net income before goodwill amortization in 2001 increased by 54% to $50.8 million, compared to $32.9 million in 2000. As of January 1, 2002, all existing goodwill and intangible assets with indefinite lives included in our Consolidated Balance Sheets ceased to be amortized to income over time, and became subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. As of January 1, 2002, we did not have any intangible assets with indefinite lives.

Net Income and Earnings Per Share.    Our net income in 2001 increased to $44.9 million, compared to $27.4 million in 2000. Diluted earnings per share improved to $1.19 on 37,856,100 weighted average number of shares, compared to $0.80 on weighted average number of shares 34,341,235 shares in 2000. Fully diluted earnings per share before goodwill increased to $1.34, compared to $0.96 in 2000.

Book Value Per Share and Return on Equity.    Book value per share increased by 38% to $11.03 at the end of 2001, compared to $8.01 at the end of 2000. Our return on equity in 2001 improved to 13.3%, compared to 10.7% in 2000.

Quarterly Results of Operations

The following table presents unaudited quarterly results of operations data for each of the eight quarters ended September 30, 2003. You should read the following table in conjunction with the consolidated financial statements and related notes included in this prospectus. We believe this information reflects all normal non-recurring adjustments that we consider necessary for a fair presentation of such information in accordance with Canadian GAAP. The results for any quarter are not necessarily indicative of results that may be expected for any future period.

	Quarter Ended
	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003
	(unaudited, in thousands of Canadian dollars, except per share amounts)
Gross premiums written	$291,578	$416,397	$502,647	$605,566	$600,081	$702,560	$629,928	$652,751
Net premiums earned	278,423	310,369	399,277	479,407	548,701	551,255	621,280	591,807
Total revenues	297,617	327,852	417,862	505,297	567,857	566,333	649,926	630,916
Net income before goodwill	11,481	16,259	16,222	21,653	25,398	24,394	27,264	15,633
Net income	10,001	16,259	16,222	21,653	25,398	24,394	27,264	15,633
Diluted earnings per share	$0.23	$0.33	$0.33	$0.44	$0.51	$0.49	$0.55	$0.28

Financial Condition

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due. We believe that we have the flexibility to obtain, from internal  sources, the funds needed to fulfill our cash requirements during the current financial year and also to satisfy regulatory capital requirements. However, such funds may not provide sufficient capital to enable us to pursue additional market opportunities.

Our insurance operations create liquidity by collecting and investing premiums from new and renewal business in advance of earning those premiums and paying claims. This creates a liquid float of money that we hold on behalf of our policyholders. We earn investment income on this float until we pay the claim. As long as we continue to grow and remain profitable, the float grows and continues to be available for investment. Net cash provided from the growth in operations in 2001 was $207.3 million, in 2002 was $600.4 million, and in the first nine months of 2003 was $414.1 million.

In February 1999, we entered into a US$100.0 million unsecured credit facility with Canadian Imperial Bank of Commerce, The Bank of Nova Scotia, LaSalle Bank National Association and First Union National Bank. This facility is for a fixed term of five years, at a fixed rate of LIBOR plus a spread which varies with our credit rating. We drew down the facility in full and entered into an interest rate swap transaction whereby we fixed our rate at 5.91% plus a spread based on our credit rating or the ratio of funded debt to total capitalization, whichever is higher, for the term of the facility. The current interest rate, including the spread, on this facility is 7.29%. As of September 30, 2003, we were in compliance with all of the covenants of this credit facility and we had a principal balance of $111.1 million (US$82.5 million). This facility is subject to periodic principal reductions and may not be reborrowed. A principal repayment of US$2.5 million is required to be paid before December 31, 2003. We intend to renegotiate this facility prior to its expiration in February 2004.

In May 2002, we entered into a $66.5 million revolving credit facility with Canadian Imperial Bank of Commerce, HSBC Bank Canada and LaSalle Bank National Association. The facility is a 364 day revolving credit facility at a floating interest rate determined based on the type of loan and our senior unsecured debt rating. The facility was renewed in May 2003. As of September 30, 2003, the effective interest rate was approximately 3%. This debt ranks equally with our US$100 million unsecured credit facility. As of September 30, 2003, we were in compliance with all of the covenants of this credit facility and we had approximately $53.0 million outstanding and an additional $13.5 million available under this revolving facility.

Our US$100 million unsecured credit facility and our $66.5 million revolving credit facility contain financial covenants, including a requirement that we maintain a specified capital surplus ratio. The capital surplus ratio for both facilities is 3.00 to 1. As of September 30, 2003, we were in compliance with this covenant and we believe that we will remain in compliance with this ratio and all of the other bank covenants for the remainder of the terms of these facilities.

On December 6, 2002, Kingsway Financial sold $78 million aggregate principal amount of 8.25% senior unsecured debentures due December 31, 2007. The net proceeds of the offering amounted to approximately $77.1 million, after the application of the underwriters’ discount and commission. The yield on the debentures  to maturity is 8.298%. The debentures are unconditionally guaranteed by Kingsway America. We used a portion of the net proceeds of the senior unsecured debentures to provide approximately $50 million to Kingsway America to support the growth of our U.S. operations, approximately $16.4 million to pay a portion of the amount outstanding under our $66.5 million unsecured revolving credit facility and the balance for general corporate purposes.

On December 4, 2002, Kingsway Connecticut Statutory Trust I, or Kingsway Connecticut, sold $20.2 million (US$15 million) in 30-year floating rate trust preferred securities. Kingsway Connecticut used the proceeds from the offering to purchase a floating rate junior subordinated deferrable interest debenture from Kingsway America. This debenture bears interest at a floating rate based on 3-month LIBOR plus 4%, adjusted quarterly, but until December 4, 2007, the interest rate will not exceed 12.5%. Kingsway America has the right to call the securities at par after December 4, 2007. This debenture is unconditionally guaranteed by Kingsway Financial. The floating rate debenture issued by Kingsway America to Kingsway Connecticut will rank equally to the subordinated notes to be issued by Kingsway America to Funding Co. in connection with this offering. The proceeds of the private offering were used to increase the capital of our U.S. insurance subsidiaries.

On May 15, 2003, Kingsway Connecticut Statutory Trust II, or Kingsway Connecticut II, sold $23.6 million (US$17.5 million) in 30-year floating rate trust preferred securities. Kingsway Connecticut II used the proceeds from the offering to purchase a floating rate junior subordinated deferrable interest debenture from Kingsway America. This floating rate debenture bears interest at 3-month LIBOR plus 4.1%, adjusted quarterly, but until May 15, 2008, the interest rate on this debenture will not exceed 12.5%. This debenture is unconditionally guaranteed by Kingsway Financial. Kingsway America will have the right to call the securities at par after May 15, 2008. The floating rate debenture issued by Kingsway America to Kingsway Connecticut II will rank equally to the subordinated notes to be issued by Kingsway America to Funding Co. in connection with this offering. The proceeds of this private offering were used to increase the capital of our U.S. insurance subsidiaries.

On May 22, 2003, Kingsway Delaware Statutory Trust III, or Kingsway Delaware III, sold $20.2 million (US$15 million) in 30-year floating rate trust preferred securities. Kingsway Delaware III used the proceeds from the offering to purchase a floating rate junior subordinated deferrable interest debenture from Kingsway America. This floating rate debenture bears interest at 3-month LIBOR plus 4.2%, adjusted quarterly, but until May 22, 2008, the interest rate on this debenture will not exceed 12.5%. This debenture is unconditionally guaranteed by Kingsway Financial. Kingsway America will have the right to call the securities at par after May 22, 2008. The floating rate debenture issued by Kingsway America to Kingsway Delaware III will rank equally to the subordinated notes to be issued by Kingsway America to Funding Co. in connection with this offering. The proceeds of this private offering were used to increase the capital of our U.S. insurance subsidiaries.

On September 30, 2003, Kingsway Delaware Statutory Trust IV, or Kingsway Delaware IV, sold $13.5 million (US$10 million) in 30-year floating rate trust preferred securities. Kingsway Delaware IV used the proceeds from the offering to purchase a floating rate junior subordinated note from Kingsway America. This note bears interest at 3-month LIBOR plus 3.85%, adjusted quarterly, but until September 30, 2008, the interest rate on this debenture will not exceed 12.75%. This note is unconditionally guaranteed by Kingsway Financial. Kingsway America will have the right to call the securities at par after September 30, 2008. The floating rate note issued by Kingsway America to Kingsway Delaware IV will rank equally to the subordinated notes to be issued by Kingsway America to Funding Co. in connection with this offering. The proceeds of this private offering were used to increase the capital of our U.S. insurance subsidiaries.

On October 29, 2003, Kingsway Connecticut Statutory Trust III, or Kingsway Connecticut III, sold $26.9 (US$20 million) in 30-year floating rate trust preferred securities. Kingsway Connecticut III used the proceeds from the offering to purchase a floating rate junior subordinated deferrable interest debenture from Kingsway America. This floating rate debenture bears interest at 3-month LIBOR plus 3.95%, adjusted quarterly, but until October 29, 2008, the interest rate on this debenture will not exceed 12.45%. This debenture is unconditionally guaranteed by Kingsway Financial. Kingsway America will have the right to call the securities at par after October 29, 2008. The floating rate debenture issued by Kingsway America to Kingsway Connecticut III will rank equally to the subordinated notes to be issued by Kingsway America to Funding Co. in connection with this offering. The proceeds of this private offering were used to increase the capital of our U.S. insurance subsidiaries.

In addition, we are currently engaged in discussions regarding similar private placements of trust preferred securities, and we may engage in additional private placements of trust preferred securities of similar sized offerings in the future.

In July 2003, Kingsway Financial sold 6.71 million common shares to a syndicate of underwriters led by Scotia Capital Inc. The shares were sold only in Canada at a price of $16.70 per share resulting in total gross proceeds of $112.1 million. Approximately $102.4 million of the proceeds of the Canadian offering were used to increase the capital of certain of our insurance subsidiaries, and the remainder will be used for general corporate purposes.

Kingsway Financial is substantially dependent on dividends, loans, and advances from its subsidiaries to meet its commitments and obligations, including its obligations under the debenture guarantee and the preferred securities guarantee. The payment of dividends to Kingsway Financial by its insurance and reinsurance subsidiaries is subject to limitations imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries, principally the laws of the various states in the U.S. where our subsidiaries are located, Canadian federal and provincial laws, and the laws of Barbados and Bermuda. Based on the dividend restrictions imposed by applicable insurance laws, dividends available for payment from our subsidiaries during 2003, based on our December 31, 2002 financial statements, would have been $180.3 million. However, our current credit agreements contain financial covenants that may prevent our subsidiaries from paying any such dividends. For more information on these regulatory restrictions, see the section of this prospectus entitled “The Company—Insurance Regulatory Matters.” Also, both of our credit facilities described above contain financial covenants regarding Kingsway Financial’s minimum net worth and the maintenance of certain financial ratios. The indenture for our senior debt offering also contains similar, though less restrictive, covenants. These facilities allow Kingsway Financial’s subsidiaries to pay dividends only if after giving effect to such dividends, there would be no default or event of default under the facilities.

Standard & Poor’s Rating of Kingsway Financial’s Debenture Guarantee

On September 30, 2003, Standard & Poor’s Ratings Services placed the counterparty credit and senior unsecured debt ratings of Kingsway Financial on CreditWatch with negative implications. The credit watch placement followed the announcement by Kingsway that it had identified a shortfall in its prior years’ claims reserving for Kingsway General.

On October 31, 2003, Standard & Poor’s announced that it had removed Kingsway Financial from CreditWatch and lowered its rating to “BB” (fifth out of nine rating levels) on Kingsway Financial’s full and unconditional guarantee of the debentures. According to Standard & Poor’s, a BB rating indicates that the obligor is less vulnerable in the near term than other lower rated obligors, but that it faces ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to an inadequate capacity to meet its financial commitments. Standard & Poor’s also lowered its counterparty and senior unsecured debt credit ratings on Kingsway Financial to “BBB-” from “BBB.” According to Standard & Poor’s, a BBB- rating (fourth out of nine rating levels) indicates that the obligor has adequate capacity to meet its financial obligations; however, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments. A plus or minus designation within a ratings category indicates relative standing within the category.

Shareholders’ Equity

As a result of our profitability, our shareholders’ equity increased to $612.9 million at December 31, 2002 compared to $536.8 million at December 31, 2001. As at September 30, 2003, our shareholders’ equity was $716.5 million. During the first nine months of 2003, our shareholders’ equity was negatively impacted by the unrealized currency translation adjustment of our U.S. dollar denominated net assets into Canadian dollars amounting to $74.9 million. Book value per share outstanding was $12.56 per share at December 31, 2002, an increase of 14% compared to $11.03 per share at December 31, 2001. Book value per share was $12.84 at September 30, 2003 and was also impacted by the unrealized currency translation adjustment of our U.S. dollar denominated net assets into Canadian dollars. Our book value per share outstanding increased 17% in 1998, 2% in 1999, 13% in 2000, 38% in 2001 and 14% in 2002.

Investments

The fair value of our investment portfolio, including cash and premium finance receivables, amounted to $2.53 billion at September 30, 2003 and $2.11 billion as of December 31, 2002 and $1.23 billion as of December 31, 2001. At December 31, 2002, our portfolio, other than cash and premium finance receivables, was comprised primarily of short-term securities including treasury bills, bankers’ acceptances, government bonds and corporate bonds (94.7% rated “A” or higher and 3.5% invested in non-investment grade securities). The fair value of equity investments represented 11% of our investment portfolio at September 30, 2003, 9% of our investment portfolio at December 31, 2002 and 9% at December 31, 2001.

We recognized a charge of $6.6 million and $1.2 million for investment value impairment that was considered other than temporary for the years ended December 31, 2002 and December 31, 2001, respectively. During the first nine months of 2003, we recognized a charge of $3.0 million for investment impairment, compared to no charge in the first nine months of 2002. We perform periodic analyses of our investment holdings to determine if declines in market value are other than temporary. These periodic analyses include some or all of the following procedures:

•	identifying all security holdings in an unrealized loss position that has existed for at least six months;

•	obtaining a valuation analysis from third party investment managers regarding the intrinsic value of these holdings based on their knowledge, experience and other market based valuation techniques;

•	reviewing the trading range of certain securities over the preceding calendar period;

•	assessing if declines in market value are other than temporary for debt security holdings based on the investment grade credit rating from third party security rating agencies;

•	assessing if declines in market value are other than temporary for any debt security holding with non-investment grade credit rating based on the continuity of their debt service record; and

•	determining the necessary provision for declines in market value that are considered other than temporary based on the analyses performed.

The risks and uncertainties inherent in the assessment methodology utilized to determine declines in market value that are other than temporary include, but may not be limited to, the following:

•	the opinion of professional investment managers could be incorrect;

•	the past trading patterns of individual securities may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

•	the debt service pattern of non-investment grade securities may not reflect future debt service capabilities and may not reflect the company’s unknown underlying financial problems.

The length of time securities may be held in an unrealized loss position may vary based on the opinion of our appointed investment managers and their respective analyses related to valuation and the various credit risks that may prevent us from recapturing our principal investment. In cases where our appointed investment manager determines there is little or no risk of default prior to the maturity of a holding, we would elect to hold the security in an unrealized loss position until the price recovers or the security matures.

In situations where facts emerge that might increase the risk associated with recapture of principal, securities would be traded and losses realized. Due to the current volatility of the equity markets, we believe there are a number of securities currently trading at values below their respective intrinsic values based on historical valuation measures. In these situations, holdings may be maintained in an unrealized loss position for different periods of time based on the underlying economic assumptions driving the investment manager’s valuation of the holding. In cases where the economic realities divert from the underlying assumptions driving the investment manager’s valuation, securities would be traded and losses realized. In cases where the economic assumptions coincide with valuation assumptions, the holding would be maintained until the market value of the security recovers in the public markets.

As of September 30, 2003, December 31, 2002 and December 31, 2001, the gross unrealized losses amounted to $12.6 million, $11.3 million and $10.4 million, respectively. The unrealized loss attributable to non-investment grade fixed income securities at September 30, 2003, December 31, 2002 and December 31, 2001 was $0.8 million, $0.8 million and $2.4 million, respectively. The unrealized losses at September 30, 2003, December 31, 2002 and December 31, 2001 were considered temporary declines in market value based on the review of individual holdings as indicated above.

In early November 2003, our equity investment in USA Insurance Group, a privately held managing general agent, was acquired by BISYS Group, Inc. through the acquisition of USA Group by BISYS. Net proceeds of the sale, which was comprised of cash and stock of BISYS, amounted to approximately US$19.6 million, which will generate a realized gain of approximately US$14.3 million. The after tax benefit from the disposal of this investment is expected to be approximately US$9.4 million, which will be included in Kingsway’s results for the fourth quarter of 2003.

The following tables highlight the aggregate unrealized loss position, by security type, of holdings in an unrealized loss position as at September 30, 2003, December 31, 2002 and December 31, 2001. The tables segregate the holdings based on the period of time the securities have been continuously held in a material unrealized loss position.

	As of September 30, 2003
	0–6 months	6–12 months	over 12 months	Total
	(in Canadian dollars, except number of positions)
Common Stock
Number of Positions	58	23	0	81
Fair Value	$62,746,129	$10,065,710	—	$72,811,839
Carrying Value	66,982,842	11,598,053	—	78,580,895
Unrealized Loss	(4,236,713)	(1,532,343)	—	(5,769,056)
Preferred Stock
Number of Positions	0	0	0	0
Fair Value	—	—	—	—
Carrying Value	—	—	—	—
Unrealized Loss	—	—	—	—
Fixed Income
Number of Positions	129	13	1	143
Fair Value	$776,956,647	$50,113,339	$584,490	$827,654,476
Carrying Value	783,067,114	50,564,703	812,431	834,444,248
Unrealized Loss	(6,110,467)	(451,364)	(227,941)	(6,789,772)
Total
Number of Positions	187	36	1	224
Fair Value	$839,702,776	$60,179,049	$584,490	$900,466,315
Carrying Value	850,049,956	62,162,756	812,431	913,025,143
Unrealized Loss	(10,347,180)	(1,983,707)	(227,941)	(12,558,828)

	As of December 31, 2002
	0–6 months	6–12 months	over 12 months	Total
	(in Canadian dollars, except number of positions)
Common Stock
Number of Positions	119	1	0	120
Fair Value	$82,037,019	$2,351,388	$—	$84,388,407
Carrying Value	91,163,160	2,676,220	—	93,839,380
Unrealized Loss	(9,126,141)	(324,832)	—	(9,450,973)
Preferred Stock
Number of Positions	1	0	0	1
Fair Value	$887,184	$—	$—	$887,184
Carrying Values	909,000	—	—	909,000
Unrealized Loss	(21,816)	—	—	(21,816)
Fixed Income
Number of Positions	30	0	1	31
Fair Value	$435,124,083	$—	$345,000	$435,469,083
Carrying Values	436,579,087	—	730,996	437,310,083
Unrealized Loss	(1,455,004)	—	(385,996)	(1,841,000)
Total
Number of Positions	150	1	1	152
Fair Value	$518,048,285	$2,351,388	$345,000	$520,744,674
Carrying Values	528,651,247	2,676,220	730,996	532,058,463
Unrealized Loss	(10,602,961)	(324,832)	(385,996)	(11,313,789)

	As of December 31, 2001
	0–6 months	6–12 months	over 12 months	Total
	(in Canadian dollars, except number of positions)
Common Stock
Number of Positions	32	3	1	36
Fair Value	$31,183,432	$4,499,241	$319,899	$36,002,571
Carrying Value	34,037,094	5,764,746	497,226	40,299,066
Unrealized Loss	(2,853,662)	(1,265,505)	(177,327)	(4,296,495)
Preferred Stock
Number of Positions	1	0	1	2
Fair Value	$302,898	$—	$274,803	$577,701
Carrying Value	410,390	—	442,290	852,680
Unrealized Loss	(107,492)	—	(167,487)	(274,979)
Fixed Income
Number of Positions	68	2	3	73
Fair Value	$343,755,665	$648,700	$805,145	$345,209,510
Carrying Value	347,760,018	1,133,738	2,189,375	351,083,131
Unrealized Loss	(4,004,353)	(485,038)	(1,384,230)	(5,873,621)
Total
Number of Positions	101	5	5	111
Fair Value	$375,241,994	$5,147,941	$1,399,847	$381,789,782
Carrying Value	382,207,502	6,898,484	3,128,891	392,234,877
Unrealized Loss	(6,965,507)	(1,750,543)	(1,729,044)	(10,445,094)

At September 30, 2003, December 31, 2002 and December 31, 2001, unrealized losses related to government bonds and term deposits were considered temporary as there was no evidence of default risk. Corporate bonds, even those below investment grade, in a material unrealized loss position, continued to pay interest and were not subject to material changes in their respective debt ratings. We concluded that a default risk did not exist at the time and, therefore, the decline in value was considered temporary. From December 2002 to September 2003, the market value increased, supporting our determination of the declines as temporary. As we have the capacity to hold these securities to maturity, no investment impairment provision was considered necessary. Common stock positions in an unrealized loss position for more than six months were not considered impaired based on the underlying fundamentals of the respective holdings. In making our investment impairment decisions, we utilized the professional expertise of our investment advisors, analyzed independent economic indicators (such as the price of oil when evaluating an oil and gas sector holding) and reviewed stock market trends.

With the exception of U.S. and Canadian government bonds, it is our policy to limit our investment concentration at each of our subsidiary companies in any one issuer or related groups of issuers to less than 5% of the subsidiary company’s investment portfolio.

The following table segregates the unrealized losses at September 30, 2003, December 31, 2002 and December 31, 2001 by security type or industry sector:

	September 30, 2003	December 31, 2002	December 31, 2001
	(in Canadian Dollars)
Mortgage backed	$(6,454)	$0	$(919,613)
Government	(2,528,693)	(83,913)	(1,553,468)
Provincial, State, Municipal	(161,667)	—	(36,997)
Financial Services	(1,748,824)	(1,609,392)	(1,088,599)
Energy	(478,778)	(414,383)	(839,031)
Telecommunications	(592,435)	(493,087)	(1,735,398)
Information Technology	(498,934)	(646,184)	(618,843)
Consumer Products	(2,794,081)	(1,371,575)	(828,132)
Metals & Mining	(224,816)	(224,915)	(393,897)
Industrials	(1,896,578)	(2,971,869)	(1,360,498)
Utilities	(269,689)	(8,680)	—
Media	(556,661)	(1,227,437)	(331,376)
Medical	(594,159)	(5,486)	—
Pharmaceuticals	—	(700,731)	(739,243)
Retail	(193,720)	(1,322,744)	—
Real Estate	(13,340)	(233,392)	—

Total	$(12,558,827)	$(11,313,789)	$(10,445,094)

We may hold other non-traded securities from time to time subject to the review and approval of our Investment Committee. As at September 30, 2003, December 31, 2002 and December 31, 2001, the carrying value and fair value of non-traded securities was $7.9 million and $22.7 million, respectively. The fair value of non-traded securities are estimated based on a multiple of earnings per share that is consistent with earnings multiples of other public entities in the same industry. The fair value of non-traded securities is reviewed at least annually to determine if any decline should be considered other than temporary.

We historically complied with SFAS 115 related to Accounting for Certain Investments in Debt and Equity Securities and recognized losses on securities whose decline in market value was deemed to be other than temporary. Subsequent to the issuance of SAB 59 in 2001, however, we reviewed our policy for determining declines considered other than temporary against the guidance provided by the SEC and identified certain securities for which a write-down may have been appropriate, based on the more specific requirements. We disposed of those securities that fell into this category and recognized the loss. None of the capital losses realized in 2003, 2002 and 2001 were considered individually material as we limit the exposure to any one security through our investment policy.

For a more detailed discussion of our investments see “The Company—Investments” beginning on page 68 of this prospectus.

Interest Rate and Equity Market Fluctuations

Movements in short-term and long-term interest rates, as well as fluctuations in the value of equity securities, affect the level and timing of recognition of gains and losses on securities we hold, causing changes in realized and unrealized gains and losses. Generally, our investment income will be reduced during sustained periods of lower interest rates as higher yielding fixed income securities are called, mature, or are sold and the proceeds are reinvested at lower rates. During periods of rising interest rates, the market value of our existing fixed-income securities will generally decrease and our realized gains on fixed-income securities will likely be reduced.

Generally, declining interest rates result in unrealized gains in the value of fixed income securities we continue to hold, as well as realized gains to the extent the relevant securities are sold. General economic conditions, stock market conditions and many other factors can also adversely affect the securities markets and, consequently, the value of the equity securities we own.

We currently maintain and intend to maintain an investment portfolio comprising primarily fixed income securities.

THE COMPANY

Overview

Kingsway is a specialty provider of personal and commercial lines of property and casualty insurance in the United States and Canada. Our principal lines of business are non-standard automobile and trucking insurance. Non-standard automobile insurance covers drivers who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. We also provide standard automobile insurance as well as insurance for commercial and public vehicles, including taxis.

In addition to automobile insurance, we provide motorcycle insurance, specialized commercial and personal property coverage, warranty insurance and other specialty coverages, such as customs and surety bonds. In the nine months ended September 30, 2003, we derived 36.2% of our gross premiums written from non-standard automobile insurance, 30.7% from trucking, 11.6% from commercial and personal property coverages, 11.8% from commercial automobile, 2.7% from motorcycle, 2.8% from standard automobile, 1.0% from warranty and 3.2% from other specialty lines. In the nine months ended September 30, 2003, 45.4% of our gross premiums written were generated from personal lines and 54.6% were from our commercial lines.

We are a leading provider of non-standard automobile and motorcycle insurance in Canada and have a prominent position in several U.S. markets in which we currently operate, such as Florida, Illinois, and South Carolina, based on direct premiums written. We are the third largest writer of non-standard automobile insurance in Illinois and the fourth largest in South Carolina according to A.M. Best. In the nine months ended September 30, 2003, we generated 76% of our gross premiums written from the United States and 24% from Canada.

The insurance industry is highly competitive. However, we generally seek to identify and operate in specialty markets which present opportunities for us to compete effectively due to the narrow scope or limited size of the market or the specialty nature of the coverage or risk. These specialty markets may be defined by geographic area, type of insurance or other factors.

We focus on specialty lines of automobile, property and casualty insurance where we believe competition is more limited. We emphasize underwriting profit and will not underwrite risks at rates which we believe are unprofitable in order to increase our premium volume. We believe that by executing this strategy we have been able to deliver returns that have exceeded the average in our industry in both the United States and Canada.

In 2002, our gross premiums written increased 99% to $2.12 billion, compared to $1.1 billion in 2001 and our total revenues increased 94% to $1,818.9 million in 2002, compared to $937.5 million in 2001. Our gross premiums written for the nine months ended September 30, 2003 increased 30% to $1,985.2 million, compared to $1,524.6 million in the first nine months of 2002, and our total revenues increased 48% to $1,847.2 million compared to $1,251.0 million in the first nine months of 2002. Our return on equity averaged 11.3% for the fiscal years 1998 to 2002 and for the year ended December 31, 2002 was 13.8%. For the first nine months of 2003, our return on equity was 13.9% on an annualized basis compared to 12.8% for the same period in 2002. As of December 31, 2002, we had total assets of $3.0 billion and shareholders’ equity of $612.9 million. As of September 30, 2003, we had total assets of $3.5 billion and shareholders’ equity of $716.5 million. During the first nine months of 2003, our shareholders’ equity was negatively impacted by the unrealized currency translation adjustment of our U.S. dollar denominated assets into Canadian dollars amounting to $74.9 million.

In addition to revenues derived from premiums earned, we also derive revenue from premium financing and investment income, including net realized gains. These sources of revenue amounted to $81.1 million in 2002 as compared to $64.6 million in 2001. In the nine months ended September 30, 2003, revenue from premium financing and investment income, including realized gains, amounted to $82.8 million as compared to $62.0 million for the first nine months of 2002. In 2002, we generated net income of $79.5 million, an increase of 77% over the $44.9 million earned in 2001. Our net income for the nine months ended September 30, 2003 was $67.3 million as compared to $54.1 million in the first nine months of 2002.

We conduct our operations through our wholly owned subsidiaries in Canada and the United States. We are licensed to write a broad range of property and casualty insurance in all Canadian provinces and territories and in 49 states and the District of Columbia in the United States. We distribute all of our products through independent agents, MGAs, and brokers.

Corporate Strategy

Our strategy is to build long-term shareholder value by targeting three financial measurements over a five year period: (i) a 15% average after-tax return on shareholders’ equity, (ii) an average combined ratio, a measurement of profitability, of 96% or less, and (iii) average increases in net premiums earned of 15% per annum. Our strategy is characterized by the following principles:

•	Adhere to a strict underwriting discipline. We manage our business with a strict focus on underwriting profit rather than on premium growth or market share and have demonstrated our willingness to increase pricing or reduce or increase premium volumes based on market conditions. For 2002, our combined ratio was 99.8%. Over the five year period ended December 31, 2002, our combined ratio averaged 99.3%, including 102.0% for our Canadian operations and 98.5% for our U.S. operations. For the nine months ended September 30, 2003, our combined ratio was 100.0%, including 109.9% for our Canadian operations and 97.0% for our U.S. operations. Management’s incentive compensation is directly linked to our combined ratio and return on equity objectives.

•	Apply a specialty focus to regional markets. We seek to identify market segments where we believe competition is more limited, presenting the potential for above average returns. We believe that the non-standard automobile insurance business, our primary business, is presently one such specialty market. Other specialty markets in which we operate include trucking, taxi, motorcycle and warranty insurance. We operate through a network of regionally based operating subsidiaries. This decentralized operating structure allows us to target specialized markets and products based on our underwriting expertise and knowledge of local market conditions.

•	Rigorously manage claims at the local level. We seek to protect our business through diligent claims management. Our claims are managed by our experienced personnel located in our regional operating subsidiaries and by some of our MGAs. We maintain a culture of rigorously investigating claims, preventing fraud and litigating our claims as necessary before final settlement.

•	Expand in the United States and Canada. We rely on our detailed understanding of our regional markets to take advantage of any favorable conditions or trends. We look for opportunities to expand our specialty focus into selected regional markets and increase the distribution of our core products in our existing territories. We may also look for opportunities to acquire books of business or other companies which are in line with our specialty focus. For example, we completed the acquisition of ACHI and its subsidiaries for a purchase price of approximately US$24.0 million in April 2002. ACHI specializes in the underwriting and marketing of commercial property and casualty insurance for the transportation and hospitality industry. This acquisition strengthened our position in the Chicago metropolitan area, where we believe that ACHI is the dominant writer of taxicab insurance. Since late 2001, we have also entered into new programs with several MGAs in the United States to expand the distribution network for our core business lines. In 2002, gross premiums written from these programs were $961.4 million or 45% of our business, compared to $206.0 million or 19% of our business in 2001.

•	Maintain a strong relationship with our agents, MGAs and brokers. We are committed to our distribution network of independent agents, MGAs and brokers. We continually strive to provide the highest level of service to our agents, MGAs and brokers and build relationships at the local level in the markets in which we operate. We communicate with our network through a variety of channels and we look for opportunities to increase efficiency and further reduce our operating costs, including through the use of technology and automation. We also look for opportunities to expand our distribution relationships and enhance our product mix.

Recent Developments

Canadian Equity Offering

In July 2003, Kingsway Financial sold 6.71 million common shares to a syndicate of underwriters led by Scotia Capital Inc. The shares were sold only in Canada, at a price of $16.70 per share resulting in total gross proceeds of $112.1 million. Approximately $102.4 million of the proceeds of the Canadian offering were used to increase the capital of certain of our insurance subsidiaries, and the remainder will be used for general corporate purposes.

Private Placements of Trust Preferred Securities

Since December 2002, we have sold trust preferred securities in five private placements ranging in size from US$10 million to US$20 million. In addition, we are currently engaged in discussions regarding similar private placements of trust preferred securities, and we may engage in additional private placements of trust preferred securities of similar sized offerings in the future.

Standard & Poor’s Rating of Kingsway Financial’s Debenture Guarantee

On September 30, 2003, Standard & Poor’s Ratings Services placed the counterparty credit and senior unsecured debt ratings of Kingsway Financial on CreditWatch with negative implications. The credit watch placement followed the announcement by Kingsway that it had identified a shortfall in its prior years’ claims reserving for Kingsway General.

On October 31, 2003, Standard & Poor’s announced that it had removed Kingsway Financial from CreditWatch and lowered its rating to “BB” (fifth out of nine rating levels) on Kingsway Financial’s full and unconditional guarantee of the debentures. According to Standard & Poor’s, a BB rating indicates that the obligor is less vulnerable in the near term than other lower rated obligors, but that it faces ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to an inadequate capacity to meet its financial commitments. Standard & Poor’s also lowered its counterparty and senior unsecured debt credit ratings on Kingsway Financial to “BBB-” from “BBB.” According to Standard & Poor’s, a BBB- rating (fourth out of nine rating levels) indicates that the obligor has adequate capacity to meet its financial obligations; however, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitments. A plus or minus designation within a ratings category indicates relative standing within the category.

A.M. Best Ratings Review

On February 27, 2003, A.M. Best affirmed the individual financial strength ratings of our U.S. insurance subsidiaries and lowered the group financial strength rating of our Canadian subsidiaries from A (Excellent) to A- (Excellent). A.M. Best stated that the lowered rating of our Canadian group resulted from a deterioration in the group’s capitalization due to strong premium growth and poor underwriting performance driven by adverse loss development in our Ontario automobile business. Offsetting the negative rating factors, A.M. Best referred to Kingsway’s lead market position as the largest provider of non-standard auto and motorcycle insurance in Canada and the prospect of improved underwriting and operating performance in 2003. A.M. Best recognized that Kingsway anticipated improved results in Canada in 2003, citing Kingsway’s proactive approach to settling claims and combating fraud in Ontario, significant rate increases that were implemented in 2002 and new regulatory legislation enacted in Ontario. It stated, however, that the rating will remain under pressure pending the ability of our Canadian subsidiaries to improve their capital position and meet their underwriting and operating objectives for 2003. In addition, the financial strength rating for Lincoln General, our largest U.S. subsidiary, remained under review with negative implications pending the completion of our capital raising initiatives and effective management of Lincoln’s premium growth in 2003. A.M. Best expressed concerns regarding our ability to secure significant amounts of new capital both to support our current book of business and to sustain our future growth plans as well as Lincoln General’s ability to maintain profitability and effectively manage its growth and administer the underwriting and claims functions associated with its substantial amount of new business.

On September 15, 2003, A.M. Best affirmed Lincoln’s A- (Excellent) rating. The rating was removed from under review and assigned a negative outlook. This rating action is a result of Lincoln’s strengthened capital position, following our capital raising initiatives and the infusion of new capital into Lincoln in the second quarter of 2003. A.M. Best remains concerned about Lincoln’s underwriting leverage position as well as its ability to effectively manage the additional volume of business. A.M. Best’s negative outlook reflects its concern that Lincoln may need additional capital by year-end if Lincoln continues to strain surplus through premium growth or if loss reserves continue to adversely develop.

We believe that AM. Best will look favorably upon completion of our current capital raising efforts as long as we limit our growth to manageable levels. However, we cannot assure you that A.M. Best will not downgrade our ratings or place them under review with negative implications, in the future, even if we complete this offering or any other offering described in this prospectus. If we are unable to maintain our current ratings, our ability to write insurance business and compete with other insurance companies may be adversely affected.

Litigation

On July 25, 2003, we commenced an action against PricewaterhouseCoopers, LLP, Miller, Herbers, Lehman & Associates, Inc. and the former directors of ACHI relating to the understatement of the reserves of ACHI’s insurance subsidiary for the years 1998 through 2001 and associated costs and damages thereon. These reserve deficiencies occurred prior to our acquisition of ACHI in April 2002. As a result of the deficiencies, we restated ACHI’s financial results for the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002. For a more detailed description of the restatement, see Kingsway’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on September 12, 2003, as amended, and incorporated by reference in this prospectus.

Corporate Structure

Kingsway serves as the holding company for our business. Our insurance subsidiaries include Kingsway General, York Fire, and Jevco in Canada and Universal Casualty, Southern United, American Service, Lincoln General, U.S. Security and ACHI in the United States. We also have wholly owned reinsurance subsidiaries domiciled in Bermuda and Barbados.

We conduct our operations through these subsidiaries to, among other things:

•	maintain discrete brand identities; and

•	develop expertise and organizational cultures that best serve the individual markets in which we operate.

We believe that the markets for our insurance products differ greatly by community because regulations, legal decisions, traffic, law enforcement, cultural attitudes, insurance agents, medical services and auto repair services vary greatly by jurisdiction and by community. Our corporate structure helps to meet varied local conditions under a cohesive set of policies and procedures designed to provide underwriting discipline, consistency and control.

Lines of Business

We write automobile insurance primarily for the non-standard automobile and trucking markets. We also write insurance in selected other lines of business for both individuals and commercial customers. Other coverages for individuals that we provide include motorcycle, homeowners, home appliance and automobile warranty and selected specialty lines. Our commercial coverages include automobile, trucking, property and selected specialty lines such as customs bonds. Our personal lines business accounted for 47% of our gross premiums written for the year ended December 31, 2002 and 53% was generated from our commercial lines. In the first nine months of 2003, our personal lines accounted for 45% of gross premiums written and 55% was generated from commercial lines.

Our automobile insurance products provide coverage in three major areas: liability, accident benefits and physical damage. Liability insurance provides coverage, where our insured is responsible for an automobile accident, for the payment for injuries and for property damage to third parties. Accident benefits provide coverage for loss of income, medical and rehabilitation expenses for insured persons who are injured in an automobile accident, regardless of fault. Physical damage coverages provide for the payment of damages to an insured automobile arising from a collision with another object or from other risks such as fire or theft. Automobile physical damage and liability coverages generally provide more predictable results than automobile personal injury insurance.

The following table sets forth our gross premiums written by line of business for the periods indicated:

	Nine Months Ended September 30,		For the Year Ended December 31,
	2003		2002		2001
	(in millions of Canadian dollars, except for percentages)
Non-Standard Automobile	$718.2	36.2%	$828.1	39.0%	$546.3	51.3%
Standard Automobile	54.9	2.8	36.5	1.7	33.7	3.2
Motorcycle	53.6	2.7	52.3	2.5	42.1	4.0
Property (including liability)	32.1	1.6	49.2	2.3	29.3	2.8
Warranty	19.8	1.0	25.8	1.2	20.0	1.9
Other Specialty Lines	23.4	1.1	15.9	0.7	13.5	1.1

Total Personal	$902.0	45.4%	$1,007.8	47.4%	$684.9	64.3%
Trucking	609.3	30.7	685.5	32.3	253.5	23.8
Commercial Automobile	233.5	11.8	158.9	7.5	53.8	5.0
Property (including liability)	198.6	10.0	237.5	11.2	51.3	4.8
Other Specialty Lines	41.8	2.1	35.0	1.6	21.8	2.1

Total Commercial	$1,083.2	54.6%	$1,116.9	52.6%	$380.4	35.7%

Total Gross Premiums Written	$1,985.2	100.0%	$2,124.7	100.0%	$1,065.3	100.0%

We conduct our business in the United States and Canada. The following table sets forth our gross premiums written by state and province for the periods indicated:

	Nine Months Ended September 30,		For the Year Ended December 31,
	2003		2002		2001
	(in millions of Canadian dollars, except for percentages)
Florida	$243.2	12.3%	$257.4	12.1%	$134.9	12.7%
California	252.5	12.7	230.1	10.8	44.7	4.2
Illinois	211.7	10.7	224.8	10.6	162.6	15.3
Texas	129.1	6.5	149.7	7.0	66.6	6.2
South Carolina	65.0	3.3	93.1	4.4	55.0	5.2
Alabama	46.1	2.3	60.0	2.9	40.4	3.8
Pennsylvania	38.8	2.0	54.8	2.6	31.0	2.9
Other	529.0	26.5	564.0	26.5	174.0	16.3

Total United States	$1,515.4	76.3%	$1,633.9	76.9%	$709.2	66.6%
Ontario	210.6	10.6	220.0	10.4	175.3	16.5
Alberta	105.2	5.3	122.8	5.8	73.8	6.9
Québec	97.4	4.9	109.0	5.1	84.0	7.9
Other	56.6	2.9	39.0	1.8	23.0	2.1

Total Canada	$469.8	23.7%	$490.8	23.1%	$356.1	33.4%

Total Gross Premiums Written	$1,985.2	100.0%	$2,124.7	100.0%	$1,065.3	100.0%

Non-Standard Automobile

Non-standard automobile insurance is principally provided to individuals who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage. As underwriting standards for providing standard coverages have become more restrictive and many jurisdictions now require insurance regardless of driving record, high risk individuals have been forced to seek non-standard coverage and have contributed to the increase in the size of the non-standard automobile insurance market.

Non-standard automobile insurance is generally accompanied by increased loss exposure, higher claims experience and a higher incidence of consumer fraud. However, these factors are mitigated to some extent by higher premium rates, the tendency of high-risk individuals to own low value automobiles, and generally lower limits of insurance coverage. In addition, policy renewal rates tend to be low for non-standard automobile policies. Non-standard policyholders often allow their policies to lapse because of non-payment of premiums and then reapply for insurance as new policyholders. This creates an ongoing requirement to replace non-renewing policyholders with new policyholders. Non-standard automobile insurance accounted for 39% and 51% of our gross premiums written for the years ended December 31, 2002 and 2001, respectively, and 36% for the nine months ended September 30, 2003.

The insuring of non-standard drivers is often transitory. We expect that if and when their driving records improve, these drivers will qualify for and obtain insurance in the standard market at lower premium rates. As a result, our automobile insurance policies experience a retention rate that is lower than that experienced for standard market risks. Most of our insureds pay their premiums on a monthly installment basis. We limit our risk of non-payment of premiums by requiring a deposit for two months of insurance premiums.

In the United States and Canada, automobile insurers are generally required to participate in various involuntary residual market pools that provide automobile insurance coverages to individuals or other entities that are unable to purchase such coverage in the voluntary market. For example, in Ontario, every insurer is required to be a member of the Facility Association, an entity that was created to ensure the availability of automobile insurance to every motorist in Ontario. The Facility Association selects designated carriers to provide coverage and claims handling services to drivers who are unable to purchase insurance through private carriers, in return for an administration fee. Participation in these pools in most jurisdictions is in proportion to voluntary writings of selected lines of business in that jurisdiction.

In Canada, we are the largest writer of non-standard automobile insurance operating primarily in Ontario, Alberta and Québec, with Alberta being our largest market. The non-standard automobile insurance market in Canada is primarily focused on providing drivers with minimum levels of liability and accident benefit insurance. We obtained approval for premium rate increases effective in early 2002 in Ontario of 5.7% and Alberta of 10.0%. In July 2002, we obtained approval for a further rate increase commencing September 2002 and to eliminate certain rating classes in Ontario, the effect of which was an average 22.3% increase in premiums, although many of our insureds will face increases in excess of 40%. A further rate increase of 16.4% was effective in January 2003 in Alberta, and effective February 2003, we obtained approval for an additional average 7% increase in Ontario. Rate freezes on automobile insurance premiums in Ontario and Alberta were effected in October and November of 2003, respectively. The government of Ontario has indicated that its rate freeze is in anticipation of an insurance reform program that would produce sufficient cost reductions to allow insurance companies to reduce premium rates by 10 percent on average. The Alberta government has indicated that its rate freezes are in anticipation of a rate reform program that will reward safe drivers while allowing rate increases to be imposed on drivers with at-fault claims and poor driving records. At this time there is no certainty as to what the final legislative provisions will be or how such legislation will impact our Ontario and Alberta automobile business. We continue to assess opportunities for additional rate increases.

In the United States, we write non-standard automobile insurance in Illinois, South Carolina, Florida, Mississippi, Alabama, Missouri, Indiana, Texas, Georgia, California, Louisiana, Ohio and Virginia. Our business in Illinois is presently concentrated in the Chicago metropolitan area, although we are expanding into other areas of Illinois.

Standard Automobile

Standard automobile insurance provides coverage for drivers of standard-risk private passenger automobiles. Premiums for these types of policies are usually lower than premiums charged in the non-standard market. However, the frequency and severity of accidents and other loss events are also typically lower. The majority of our standard automobile business is written in Ontario.

Motorcycle

Motorcycle insurance primarily consists of liability, physical damage and personal injury insurance coverages. In Canada, we are one of the leading writers of motorcycle insurance, writing over 30% of the total market. We write motorcycle insurance in the provinces of Ontario, Alberta and Québec. We have obtained approval for a 17.7% rate increase in Ontario, our largest market, which became effective March 1, 2003. We also write motorcycle insurance in the United States.

Property (including liability)

We write property (including liability) insurance for businesses and individuals in Canada and the United States. This business focuses on insuring against damage to property and accidents that may occur on such property. Our commercial property and liability business consists of risks that are difficult to place due to class, age, location or occupancy of the risk. These risks are characterized by high premiums and deductibles and limited coverage. We generally limit our exposure to no more than $500,000 on any one risk.

Our specialty property business includes insurance for restaurants, rental properties and garages. We also write non-hydrant protected homeowners insurance and habitational risks which do not qualify for coverage by writers of standard insurance. We provide coverage on a very itemized named perils basis with relatively high rates and high deductibles for risks that are considered substandard by other companies. We believe these risks provide us with the opportunity to achieve attractive returns.

Our strategy is to operate as a niche underwriter of classes of property business that are more difficult to underwrite and offer the potential to achieve higher levels of underwriting profitability. We underwrite this business using our carefully developed underwriting methodology based on a stringent set of criteria. This business is seldom subject to a high degree of competition and we have often been able to write these policies at relatively high rates with fairly restricted coverage.

Warranty

In our warranty insurance business, we assume the liability for performance under the terms of service contracts and limited warranties issued by retailers of automobiles, home appliances, furniture and electronics and by residential home builders. This coverage indemnifies the consumer against loss resulting from service contract claims that occur during a specified period after expiration of the manufacturer’s or builder’s warranty.

Trucking

We provide coverage for liability, accident benefits, physical damage, cargo and comprehensive general liability under a package program throughout both Canada and the United States. Since late 2000, several companies have exited this business as a result of poor performances due to severe underpricing. These market conditions have allowed us to increase our prices, expand our relationships and have led to a significant increase in our gross premiums written for trucking insurance.

In the year ended December 31, 2002, gross premiums written from trucking increased by 170% to $685.5 million compared to $253.5 million in 2001. Trucking insurance accounted for 32% and 24% of our gross premiums written for the years ended December 31, 2002 and 2001, respectively, and 31% and 34% for the nine months ended September 30, 2003 and 2002, respectively.

Commercial Automobile

Commercial automobile policies provide coverage for taxis, rental car fleets and garage risks. Through our rental car program, we offer coverage for the rental agency property, dual interest liability, and physical damage on the rental vehicle. In the year ended December 31, 2002, gross premiums written from commercial automobile increased by 195% to $158.9 million compared to $53.8 million in 2001. Commercial automobile accounted for 12% of our gross premiums written for the nine months ended September 30, 2003 compared to 6% for the first nine months of 2002.

Other Specialty Lines

Our other specialty lines include customs and surety bonds written in both the United States and Canada. Custom bonds involve insuring the timely payment of customs duties on goods imported into the United States and Canada, as well as any penalties incurred due to late payment of the duties or administrative non-compliance. Such duties generally represent less than 5% of the face value of the imported goods. We also write contract payment and performance and other miscellaneous surety bonds.

Underwriting

We employ stringent underwriting standards to develop a broad spread of risk and to receive an appropriate premium for each risk. We seek to achieve an underwriting profit, targeting a combined ratio of 96.0% or less. Our underwriting philosophy stresses receiving an adequate premium and spread of risks for the business we accept. Rather than attempt to select individual risks, we seek to set premium rates at levels that will generate profitable underwriting. Once we have set premium rates that we believe are adequate, we are generally willing to accept as much business within our underwriting guidelines as is available to us. We regularly monitor premium adequacy by territory and class of business and make adjustments as required. We do not reduce our pricing when competitors offer to underwrite certain classes of business at premium rates which are below what we believe is an acceptable level. Instead, we elect to maintain our premium per risk rather than write a large number of risks at premiums which we consider to be inadequate. In such instances, our premium volumes have decreased, in some cases significantly. Underwriting profitability is dependent in large part on the amount of claims incurred on the policies sold in relation to net premiums earned. At the time premium levels are established, the amount of claims to be incurred on the policies sold is unknown. The process for estimating claims is inherently uncertain and imprecise. A discussion of our process for establishing the provision for unpaid claims is described in this prospectus in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Provisions for Unpaid Claims” beginning on page 37.

We regularly consider and implement various initiatives to address adverse profitability trends in our business. These initiatives vary by jurisdiction, but include tightening of underwriting requirements, price increases, policy non-renewals (where permitted) and other administrative changes. All companies writing insurance in Canada and in most U.S. jurisdictions must have their premium rates approved by the applicable regulatory authority. Once these rates are approved, an insurance company is prohibited from altering them without approval for new rates.

Marketing and Distribution

We market and distribute our automobile insurance products through a network of over 2,900 independent agents and approximately 20 MGAs in the United States and over 3,000 independent brokers across Canada. In 2002, approximately 45% of our gross written premiums were sourced through MGAs and approximately 55% were sourced through independent agents. We maintain an “open market” approach which allows these agents and brokers to place business with us with no minimum commitments and provides us with a broad, flexible and easily scalable distribution network. We believe that this approach is different from that generally used by automobile insurance companies.

We focus on developing and maintaining strong relationships with our independent agents, MGAs and brokers. We continually strive to provide excellent service to our agents, MGAs and brokers and build relationships in the local markets in which we operate. We communicate with our agents, MGAs and brokers through a variety of channels and we look for opportunities to increase efficiency and reduce operating costs. We believe that the commissions we pay to our agents, MGAs and brokers are fair and competitive.

Our independent agents, MGAs and brokers generally have the authority to enter into binding policies on our behalf with respect to specified insurance coverages within prescribed underwriting guidelines, subject to compliance with our mandated procedures. These guidelines prescribe the kinds and amounts of coverage that may be written and the premium rates that may be charged for specified categories of risk. In most cases, our independent agents, MGAs and brokers do not have authority on our behalf to settle or adjust claims, establish underwriting guidelines, develop rates or enter into other transactions or commitments. Certain MGAs have greater authority than our independent agents and brokers. However, we work diligently with them to ensure that they adhere to our underwriting standards and claims handling procedures.

Claims

Claims management is the procedure by which an insurance company determines the validity and amount of a claim. We focus on rigorous claims management, which we believe is one of our areas of expertise. We believe that effective claims management is fundamental to our operations.

We investigate the actual circumstances of the incident that gave rise to the claim and the actual loss suffered. An important part of claims management is verifying the accuracy of the information provided to the insurance company at the time the policy is underwritten.

The nature of non-standard automobile insurance typically requires more thorough claims management and, in particular, more thorough investigative procedures than other types of insurance. Insurance claims on our policies are investigated and settled by our local claims adjusters. If necessary, we also employ independent adjusters, private investigators, various experts and legal counsel to adjust claims. Claims are scrutinized by an appraiser, an adjuster and, as appropriate, senior management, before claims payments are made.

Reinsurance Ceded

We purchase reinsurance from third parties in order to reduce our liability on individual risks and our exposure to catastrophic events. Reinsurance is insurance purchased by one insurance company from another for part of the risk originally underwritten by the purchasing insurance company. The practice of ceding insurance to reinsurers allows an insurance company to reduce its exposure to loss by size, geographic area, type of risk or on a particular policy. An effect of ceding insurance is to permit an insurance company to write additional insurance for risks in greater number or in larger amounts than it would otherwise insure independently, having regard to its statutory capital, risk tolerance and other factors.

We generally purchase reinsurance to limit our net exposure to a maximum amount on any one loss of $500,000 with respect to property claims and $1.0 million with respect to liability claims. In addition, we purchase catastrophe reinsurance which provides coverage in the event of a series of claims arising out of a single occurrence, which limits this exposure in Canada to $1.5 million per occurrence to a maximum coverage of $40.0 million, and in the United States to US$5.0 million per occurrence to a maximum coverage of US$50.0 million. On January 1, 2003, our net exposure for Ontario automobile business claims was increased to $2.5 million, and our catastrophe exposure in Canada was increased to $5 million per occurrence. For most of the non-standard automobile business that we write in the United States, the liability is limited to the minimum statutory liability limits, which are typically not greater than US$40,000 per occurrence, depending on the state. The cost of our external reinsurance represented 4.7% of gross premiums written for the year ended December 31, 2001, 5.4% for the year ended December 31, 2002, and 4.4% for the nine months ended September 30, 2003.

Reinsurance ceded does not relieve us of our ultimate liability to our insureds in the event that any reinsurer is unable to meet its obligations under its reinsurance contracts. We therefore enter into reinsurance contracts with only those reinsurers who we believe have sufficient financial resources to provide the requested coverage. Reinsurance treaties are generally subject to cancellation by our reinsurers or us on the anniversary date and are subject to renegotiation annually. We regularly evaluate the financial condition of our reinsurers and monitor the concentrations of credit risk to minimize our exposure to significant losses as a result of insolvency of a reinsurer. We believe that the amounts we have recorded as reinsurance recoverables are appropriately established. However, estimating amounts of reinsurance recoverables is subject to various uncertainties and the amounts ultimately recoverable may vary from amounts currently recorded. As of December 31, 2002, we had $164.7 million recoverable from third party reinsurers and other insurers, which are generally unsecured. At December 31, 2002, 93.9% of the receivables were due from reinsurers that were rated “A-” or higher.

Investments

Our business philosophy stresses the importance of both underwriting profits and investment returns to build shareholder value. We manage our investment portfolio primarily to support the liabilities of our insurance operations and generate current investment returns. We invest predominantly in high quality corporate, government and municipal bonds with relatively short durations. We also invest in preferred and common equity securities and consider our finance premium receivables to be a part of our investment portfolio. Our overall investment strategy is aimed at maximizing returns without compromising liquidity and risk control.

All of our investments are managed by professional, third-party investment management firms. We have engaged Conning Asset Management to oversee our fixed income investments of our U.S., Canadian and Bermuda subsidiaries. In addition, Burgundy Asset Management, Deans Knight Capital Management Limited, Marquest Investment Counsel, SFE Investment Counsel, Kingwest and Company and Royal Bank of Canada (Caribbean) have each been engaged to manage portions of our subsidiaries’ equity and fixed income investments.

Our investment guidelines stress the preservation of capital, market liquidity to support payment obligations of our insurance liabilities and the diversification of risk. As part of this strategy, we attempt to maintain an appropriate relationship between the average duration of the investment portfolio and the approximate duration of our policy claims liabilities. With respect to fixed maturity securities, we generally purchase securities with the expectation of holding them to their maturity. Insurance laws and regulations in each domiciliary state or province also place limitations on the permitted investments of property and casualty insurers.

At December 31, 2002, we held cash and investments with a fair value of $2.11 billion and a carrying value of $2.08 billion, resulting in a net unrealized gain of $32.6 million. At September 30, 2003, we held cash and investments with a fair value of $2.53 billion and a carrying value of $2.49 billion, resulting in a net unrealized gain of $42.6 million. Because most of our investment portfolio is comprised of fixed-income securities which are usually held to maturity, periodic changes in interest rate levels generally impact our financial results to the extent that reinvestment yields are different than the original yields on maturing securities. Our investment portfolio includes investments which are subject to changes in market values with changes in interest rates. We do not hedge any foreign currency exposure that may exist in the portfolio.

The following table summarizes the fair value of our investments, including cash and cash equivalents, at the dates indicated:

Type of Investment	September 30, 2003	December 31, 2002
	(in millions of Canadian dollars)
Term deposits	$269.4	$506.5
Government bonds	782.3	454.5
Corporate debt securities	998.2	630.7

Subtotal	2,049.9	1,591.7
Preferred shares	0.7	2.0
Common shares	271.0	185.8
Financed premiums	78.9	86.8
Cash and cash equivalents	129.5	244.9

Total	$2,530.0	$2,111.2

Investment results before the effect of income taxes were as follows:

	September 30, 2003	December 31, 2002
	(in millions of Canadian dollars)
Average investments at cost	$2,303.4	$1,665.1
Investment income after expenses	57.6	64.9
Percent earned on average investments (annualized)	3.3%	3.9%
Net realized gains	25.2	16.3
Change in unrealized investment gains	$10.0	$21.0

The percentages earned on average investments shown above compare with the Lehman Brothers Global Bond Index of 12.5% and 24.4% for the S&P 500 Index for the twelve months ended September 30, 2003.

The following table summarizes the fair value by contractual maturities of our fixed maturity investment portfolio, excluding cash and cash equivalents, at the dates indicated.

	September 30, 2003	December 31, 2002
	(in millions of Canadian dollars)
Due in less than one year	$553.8	$638.2
Due after one through five years	1,091.6	717.5
Due after five through ten years	341.9	188.2
Due after ten years	62.6	47.8

Total	$2,049.9	$1,591.7

Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties.

Currently, we maintain a liquid portfolio to ensure there is sufficient cash available for the payment of claims on a timely basis. Our historical ability to generate an underwriting profit has reduced our reliance on cash flow from premiums written to fund the payment of losses and loss adjustment expense. We believe that our high quality, liquid investment portfolio and our success in underwriting provide us with sufficient liquidity to meet our obligations to our policyholders.

The following table summarizes the composition of the fair value of our fixed maturity investment portfolio, excluding cash and cash equivalents, at the dates indicated, by rating as assigned by S&P or Moody’s Investors Service, using the higher of these ratings for any security where there is a split rating.

Rating	September 30, 2003	December 31, 2002
AAA/Aaa	65.1%	61.5%
AA/Aa2	13.0%	23.1%
A/A2	16.8%	10.1%
BBB/Baa2	1.9%	1.8%
BB/Ba2	0.4%	0.4%
B/B2	0.5%	0.5%
CCC/Caa or lower, or not rated	2.3%	2.6%

Total	100.0%	100.0%

Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. To assist our insureds in making their payments to us, in some instances we offer premium financing either directly or through a separate premium finance company, whereby the insured can pay a portion of the premium in monthly installments.

We provide the option of monthly payments on personal automobile policies, whereby the insured is only required to pay a portion of the premium when the policy is placed in force and the balance in monthly installments. The insured pays us an additional premium for this option, reflecting handling costs and the income we would have earned on such premium, had we received the total amount at the beginning of the policy period. The option of monthly premium payments is available only where permitted under the laws or regulations of the specific territory. Some jurisdictions require the option of monthly premium payments at a specific annual interest rate or monthly charge.

In Canada and certain states within the United States, where premium financing is through a separate premium finance company, we consider our income from our premium finance activities to be a part of investment income, because this additional premium is essentially an interest payment on the balance of unpaid premium. At September 30, 2003, the balance of our financed premiums was $78.9 million. The fair value of financed premiums approximates their carrying amount.

Competition

The insurance industry is highly competitive. We compete on the basis of numerous factors such as distribution strength, pricing, agency and broker relationships, service, reputation and financial strength. In Canada, our main competitor for non-standard auto is Pembridge Insurance Company, a subsidiary of The Allstate Corporation. In the United States, we face competition in our non-standard automobile lines from Allstate, Progressive and State Farm and in our trucking lines from Associates Insurance Group, Old Republic General Group, Canal Insurance Company and Harco National Insurance Company. We also compete in both Canada and the United States with numerous smaller insurance companies. Many of our larger competitors have greater financial and other resources than we do, have more favorable A.M. Best ratings and offer more diversified insurance coverages. Many of our competitors in the non-standard automobile markets in the United States are small companies with limited capital resources who generally have less favorable A.M. Best ratings and who have traditionally relied upon the support of reinsurers to supplement their capital by way of proportional reinsurance treaties. Current reinsurance market conditions have led to a contraction of the availability of these coverages.

Our competitors include other companies that, like us, serve the independent agency market, as well as companies that sell insurance directly to customers. Direct underwriters may have certain competitive advantages over agency underwriters, including increased name recognition, loyalty of the customer base to the insurer rather than an independent agency and, potentially, reduced acquisition costs.

Additionally, our markets may attract competition from time to time from new or temporary entrants in our niche markets. In some cases, these entrants may, because of inexperience, desire for new business or other reasons, price their insurance below the rates that we believe provide an acceptable premium for the related risk. We believe that it is generally not in our best interest to compete solely on price, and may from time to time experience a loss of market share during periods of intense price competition or “soft” market conditions.

In addition, certain banks and other financial institutions in Canada and the United States have begun to enter the North American property and casualty insurance business through the establishment or acquisition of insurance companies.

We believe that our ability to compete successfully in our industry will be based on:

•	our ability to identify specialty markets which are more likely to produce an underwriting profit;

•	our disciplined underwriting approach;

•	our prudent claims management; and

•	the service and competitive commissions we provide to our agents, MGAs and brokers.

Any new, proposed or potential legislative or industry developments could further increase competition in our markets. New competition from these developments could cause the prices for insurance to fall, which would adversely affect our underwriting profitability.

Insurance Regulatory Matters

We are subject to regulation and supervision by insurance departments of the jurisdictions in which Kingsway Financial and our insurance and reinsurance subsidiaries are domiciled or licensed to transact business. Such regulation is designed to protect policyholders rather than investors. We believe that our insurance and reinsurance subsidiaries are in compliance with all applicable regulatory requirements in all material respects. It is not possible to predict the future impact of changing federal, state and provincial regulation on our operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws. The following is a brief discussion of certain regulatory matters applicable to our insurance and reinsurance operations.

Canada

General.    Each of Kingsway General and York Fire is provincially incorporated under the Corporations Act (Ontario). Kingsway General is licensed to carry on business in all provinces and territories in Canada. York Fire is licensed to carry on business in the provinces of Ontario and Alberta. Kingsway General and York Fire are governed by the Insurance Act (Ontario), or ICO, and licensed under insurance legislation in each of the provinces in which they operate. Jevco is a federal property and casualty insurance company continued under the Insurance Companies Act (Canada), or ICA, and licensed to carry on property and casualty insurance business in all of the provinces and territories of Canada. The ICA is administered, and activities of Jevco are supervised, by the Office of the Superintendent of Financial Institutions, or OSFI.

The ICA and provincial and territorial legislation requires the filing by our Canadian insurance subsidiaries of annual and other reports on their financial condition, imposes restrictions on transactions with related parties, and sets forth requirements governing actuarial liabilities and the safekeeping of assets and other matters. OSFI, with respect to Jevco, and FSCO, with respect to Kingsway General and York Fire, conduct examinations to ensure compliance with applicable legislation and to confirm the financial condition of the companies. The most recently completed periodic examinations of Jevco and York Fire did not raise any material issues. Kingsway General recently increased its capital by $20 million and agreed to prepare a business plan through the end of 2004 and to conduct a detailed actuarial examination as at September 30, 2003.

Investment Powers.    Under the ICA, an insurance company must maintain a prudent portfolio of investments and loans, subject to certain overall limitations on the amount they may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and in some cases, the need for regulatory approvals) limit the type of investment which an insurance company can make. The ICO contains specific restrictions on the type of investments which an insurance company may make. Typical investments which are permitted by the ICO are government securities of Canada and other specified countries, municipal bonds, securities issued by the International Bank for Reconstruction and Development, and, subject to various restrictions, other bonds, debentures, mortgages, shares, and real estate.

Minimum Capital and Liquidity Requirements.    The ICA and ICO each require insurance companies to maintain minimum levels of capital liquidity. These minimums generally require an insurer to maintain assets with a total value at least equal to a prescribed formula based on provisions for unpaid claims, liabilities, gross written premiums and claims. During 2003, the capital liquidity requirements were changed to a risk based approach referred to as the minimum capital test. The ICO will use both measures during 2003 and only the minimum capital test after the end of this year. We anticipate that these regulatory changes will not adversely affect our Canadian insurance subsidiaries. OSFI and the provincial regulators may invoke various remedies if these minimums are not maintained, including freezing property or taking control of the company if necessary to protect the interests of the insureds. FSCO has requested certain information from Kingsway General regarding the adequacy of Kingsway General’s claims reserves and requested that Kingsway execute an undertaking generally providing for the maintenance of certain capital levels and capital contributions. Kingsway General has agreed to prepare a business plan through the end of 2004 and conduct a detailed actuarial examination of its reserves as of September 30, 2003. We cannot assure you that additional capital contributions to Kingsway General will not be required. All of our Canadian subsidiaries exceeded the minimum levels of capital liquidity as of September 30, 2003.

Restrictions on Dividends and Capital Transactions.    Generally, regulatory approval is required prior to the payment of a dividend or other withdrawal of capital from our Canadian subsidiaries.

Change of Control.    Under the ICA, advance approval by OSFI is required prior to the acquisition of a significant interest in an insurance company licensed thereunder. A “significant interest” is generally a direct or indirect ownership interest representing 10% of the voting rights or 25% of the shareholders’ equity of an insurance company. Under provincial regulation, notice of acquisitions of insurance companies or interests in insurance companies is required, but prior approval is not.

Provincial and Territorial Insurance Regulation.    Each of Kingsway General, York Fire and Jevco are subject to provincial regulation and supervision in each of the provinces and territories of Canada in which they carry on business. Provincial insurance regulations deal primarily with the form of insurance contracts and the sale and marketing of insurance products, including licensing and supervision of insurance producers. In the provinces of Alberta, Ontario, New Brunswick and Newfoundland, premium rates for automobile insurance are regulated by public authorities. They require insurers to submit proposed rates to a regulatory body and have them approved before use. The approval process may also involve a hearing. Insurance authorities in all provinces exercise strict control over the form of automobile insurance policies. No form of policy (and, in most provinces, application, endorsement or renewal) may be used without the approval of the Superintendent of Insurance. It is a common practice that standard forms are approved by the provinces for use by all insurers, leaving relatively few matters (such as the amount of coverage in excess of statutory minimums and deductibles) to be settled in individual cases. With respect to other types of insurance, provincial regulation automatically deems different insurance contracts to include certain terms which cannot be changed without the approval of the Superintendent of Insurance.

Regulatory Initiatives.    On December 9, 2002, the Ontario government passed legislation which includes provisions for the implementation of mandatory arbitration for certain types of claims including income loss and loss of earning capacity. The legislation also allows an arbitrator to order an insured or an insured’s representative to pay expenses of the arbitration in certain circumstances. Under prior law, the costs of arbitration proceedings were assessed against the insurance company regardless of the outcome of the arbitration. The legislation also provides that payments received for certain loss of income or earning capacity through disability plans are to be deducted from tort awards. The legislation enables the Superintendent of Insurance to issue guidelines setting forth treatment plans for certain injured insureds. We believe that this legislation has assisted us in reducing the incidence and amount of fraudulent claims by insureds and their representatives.

Rate freezes on automobile insurance premiums in Ontario and Alberta were effected in October and November of 2003, respectively. The government of Ontario has indicated that its rate freeze is in anticipation of an insurance reform program that would produce sufficient cost reductions to allow insurance companies to reduce premium rates by 10 percent on average. The Alberta government has indicated that its rate freezes are in anticipation of a rate reform program that will reward safe drivers while allowing rate increases to be imposed on drivers with at-fault claims and poor driving records. At this time there is no certainty as to what the final legislative provisions will be or how such legislation will impact our Ontario and Alberta automobile business.

United States

General.    In the United States, an insurance company is subject to regulation and supervision by the state insurance department in any state in which it does business, but is subject to a higher degree of regulation and supervision in its state of domicile. Our U.S. insurance subsidiaries are domiciled in the states of Alabama, Florida, Illinois, and Pennsylvania, and currently one or more insurance subsidiaries are licensed in 49 states, the District of Columbia and accredited by the U.S. government.

The state insurance laws cover a broad range of matters, including: the licensing of insurers and their agents; minimum capital requirements; restrictions on the types and amounts of an insurer’s investments; financial and market conduct examinations of insurers; periodic reporting of financial and other information; disclosure of affiliated transactions; premium rate and policy form filing and approval; trade practices; and numerous other matters.

State insurance departments are charged with monitoring insurers’ compliance with state insurance laws, especially those laws intended to ensure that insurance companies maintain adequate capital and surplus in relation to their liabilities. Our U.S. insurance subsidiaries are required to file detailed annual and quarterly financial statements with their domiciliary insurance regulators and with insurance regulators in other states where the companies are licensed. These financial statements are based on statutory accounting principles, which focus on liquidity.

Insurance Holding Company Regulation.    We are also subject to laws governing insurance holding companies in the states where our U.S. subsidiaries are domiciled. Insurance holding company laws regulate certain transactions between licensed insurers and their affiliates. These laws require that affiliated transactions meet certain standards, such as the terms of the transaction being fair and reasonable, and also require that certain transactions be filed for the prior approval of the insurer’s domiciliary regulator. The holding company laws also require our U.S. insurance subsidiaries to file and update annual registration statements disclosing information regarding the insurers’ ownership and the insurers’ transactions and agreements with affiliates.

Risk-Based Capital.    In order to enhance the regulation of insurer solvency, a risk based capital, or RBC, formula was adopted by NAIC. State insurance regulators monitor the financial status of an insurer by reviewing the insurer’s compliance with RBC requirements. RBC requirements seek to measure the adequacy of an insurer’s capital by calculating minimum capital requirements using a formula that takes into account four major areas of risk: (1) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; (2) declines in asset values arising from credit risk; (3) declines in asset values arising from investment risks; and (4) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates or other contingent liabilities and claim liability and premium growth. Insurers having less statutory surplus than that required by the RBC calculation are subject to four degrees of regulatory action, depending on the level of capital inadequacy. As of September 30, 2003, all of our U.S. insurance subsidiaries had adjusted capital in excess of the minimum required to avoid any regulatory action when using company specific premium growth rates. When calculating the RBC requirements using group premium growth rates as required by NAIC rules, each of our U.S. insurance subsidiaries had adjusted capital in excess of the minimum level with the exception of ACHI. Under the NAIC group methodology, ACHI is below the minimum level, or company action level, but above the regulatory action level at September 30, 2003. We intend to make capital contributions to ACHI to enable it to exceed the company action level as reported in its statutory financial statements at December 31, 2003. During the recently completed examination of Southern United, the Department of Insurance of Alabama raised an issue in its proposed report with respect to the adequacy of Southern United’s loss reserves as of June 30, 2002 and December 31, 2002. If the Department’s calculation were to be used, Southern United would not have met the minimum capital required by the RBC calculation. Southern United disagrees with the Department’s reserve analysis and believes its reserves were adequate as of such dates. Southern United is working with the Department to resolve this matter and requested a hearing with the Department regarding its proposed report. A tentative date of December 29, 2003 has been set for the hearing, and Southern United intends to continue working with the regulators to reach a resolution of this issue outside of the hearing process. We do not expect this issue to result in any regulatory action.

NAIC Ratios.    The NAIC has also established the Insurance Regulatory Information System, or IRIS, to assist state insurance departments in their oversight of the financial condition of insurance companies operating in their respective states. IRIS is a series of financial ratios calculated by the NAIC based on financial information submitted by insurers on an annual basis. Each ratio has an established “usual range” of results. The NAIC shares the IRIS ratios calculated for each insurer with the interested state insurance departments. Generally, an insurance company may be subject to regulatory scrutiny and action if its ratios fall outside specified ranges. As of December 31, 2002, each of our U.S. insurance subsidiaries except for Universal Casualty Company had one or more IRIS ratios outside of the specified ranges, with Lincoln General having seven IRIS ratios outside of specified ranges, U.S. Security having five IRIS ratios outside of specified ranges and American Country and Southern United having four IRIS ratios outside of specified ranges. Many of these ratios are outside of the specified ranges due to our rapid growth, loss development in the southeast United States, declining investment yields and capital infusions to our insurance subsidiaries. We do not expect any material regulatory action as a result of our insurance subsidiaries being outside of specified ranges.

Regulatory Examinations and Inquiries.    Our U.S. insurance subsidiaries are subject to periodic examinations by state insurance departments. The examinations are generally conducted by the insurance department in the insurer’s state of domicile but may be conducted by other states in which an insurer is licensed. The examinations focus on compliance with financial and/or market conduct regulatory requirements during a specified period of time. Also, from time to time, state insurance departments make other inquiries regarding our U.S. insurance subsidiaries’ compliance with insurance laws and regulations. Our subsidiaries endeavor to respond to such examinations and inquiries in an appropriate way and to take corrective action if warranted.

In the past, various state insurance departments have levied fines on some of our subsidiaries in connection with regulatory examinations. During the most recently completed insurance regulatory examinations of certain of our U.S. insurance subsidiaries, the insurance departments conducting the examinations raised certain regulatory compliance issues. We expect that some amount of fines or restrictions will be imposed in connection with one or more of these examinations. In particular, the Department of Insurance of Alabama has recently issued a proposed financial and market conduct examination report relating to Southern United, which report raises compliance issues, including the alleged inadequacy of Southern United’s reserves as of June 30, 2002 and December 31, 2002, noncompliance of the management agreement between Southern United and its affiliated insurance producer with regulations relating to affiliated management arrangements, and the failure of this affiliate to be licensed as an insurance producer. The report raised the possibility of various fines and restrictions, some of which could be material. Southern United and the other subsidiaries involved are working with state regulators to reach resolution of these issues, and Southern United requested a hearing with the Alabama insurance regulators regarding its proposed report. A tentative date of December 29, 2003 has been set for the hearing, and Southern United intends to continue working with the regulators to reach a resolution of the outstanding issues outside of the hearing process. We cannot assure you that these issues or other issues raised during the examinations will be resolved favorably or that our ability to offer insurance will not be restricted.

Change of Control.    Many state insurance laws intended primarily for the protection of policyholders require advance approval by state insurance commissioners of any change in control of an insurance company that is domiciled (or, in some cases, having such substantial business that it is deemed to be commercially domiciled) in that state. “Control” is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. In addition, insurance laws in many states contain provisions that require prenotification to the insurance commissioners of a change in control of a non-domestic insurance company licensed in those states.

Any future transactions that would constitute a change in control of our U.S. insurance company subsidiaries, including a change of control of Kingsway Financial, would generally require the party acquiring control to obtain the prior approval by the insurance departments of the insurance subsidiaries’ states of domicile or commercial domicile, if any, and may require pre-acquisition notification in applicable states that have adopted pre-acquisition notification provisions. Obtaining these approvals could result in material delay of, or deter, any such transaction.

Codification of Statutory Accounting Principles.    The NAIC has adopted the Codification of Statutory Accounting Principles, or the Codification, for life insurers and non-life insurers which became effective on January 1, 2001. The Codification has been implemented by our U.S. insurance subsidiaries following its adoption by the relevant domestic state insurance departments. The Codification has not had a material impact on the statutory results of operations and financial positions of our U.S. insurance subsidiaries.

Restrictions on Dividends.    The payment of dividends by our U.S. insurance subsidiaries is subject to the insurance laws of the various states in which our insurance subsidiaries are domiciled. Generally, these laws require that ordinary dividends be reported to the insurer’s domiciliary regulator prior to payment of the dividend and that extraordinary dividends may not be paid without such regulator’s prior approval. An extraordinary dividend is generally defined as a dividend that, together with all other dividends made within the past 12 months, exceeds the greater of 100% of the insurer’s statutory net income for the most recent calendar year or

10% of its statutory policyholders’ surplus as of the preceding year-end. Insurance regulators have broad powers to prevent the reduction of statutory surplus to inadequate levels, and there is no assurance that extraordinary dividend payments would be permitted.

Form and Rates.    The policy forms and premium rates used by our U.S. insurance subsidiaries are subject to regulation in each of the states in which the insurers do business. Policy forms and premium rates generally must be filed with the state insurance department in each state in which the form or rate will be used. Often, policy forms and premium rates may not be used in a state unless they have been approved by the applicable state insurance department. Such restrictions may limit the ability of our U.S. insurance subsidiaries to introduce new products or implement desired changes to current premium rates or policy forms.

Withdrawal From a Market.    Many jurisdictions have laws and regulations that limit an insurer’s ability to withdraw from a particular market. For example, certain states limit an automobile insurer’s ability to cancel or not renew policies. Furthermore, certain states prohibit an insurer from withdrawing one or more lines of business from the state, except pursuant to a plan that is approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellation and non-renewal and that subject program withdrawals to prior approval requirements may restrict an insurer’s ability to exit unprofitable markets.

Guaranty Associations.    Virtually all states require licensed insurers to participate in various forms of guaranty associations in order to bear a portion of the loss suffered by the policyholders of insurance companies that become insolvent. Depending upon state law, insurers can be assessed an amount that is generally equal to between 1% and 2% of the annual premiums written for the relevant lines of insurance in that state to pay the claims of an insolvent insurer. These assessments may increase or decrease in the future depending upon the rate of insolvencies of insurance companies.

Residual Market Pools.    Our insurance subsidiaries are also required to participate in various involuntary residual market pools, principally involving automobile insurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase such coverage in the voluntary market. Participation in these pools in most states is generally in proportion to voluntary writings of related lines of business in that state.

Regulatory Initiatives.    In some states, the automobile insurance industry has been under pressure in past years from regulators, legislators or special interest groups to reduce, freeze or set rates to or at levels that are not necessarily related to underlying costs, including initiatives to roll back automobile and other personal lines rates. This kind of activity has adversely affected, and may in the future adversely affect, the profitability and growth of our U.S. subsidiaries’ automobile insurance business in those jurisdictions, and may limit their ability to increase rates to compensate for increases in costs. Adverse legislative and regulatory activity limiting their ability to price automobile insurance adequately may occur in the future. The impact of these regulatory changes on our U.S. subsidiaries’ businesses cannot be predicted.

The state insurance regulatory framework has come under increased federal scrutiny. Current and proposed federal measures that may affect the non-life insurance industry may include: possible changes to the tax laws governing non-life insurance companies; proposals regarding natural disaster protection; and tort reform (including limits to product liability lawsuits). It is not possible to predict whether any of the proposed legislation discussed above will be enacted, what form such legislation might take when enacted, or the potential effects of such legislation on our competitors and us.

The Terrorism Risk Insurance Act.    The federal Terrorism Risk Insurance Act, or TRIA, which became effective on November 26, 2002, requires that commercial property and casualty insurers offer coverage for certain Acts of Terrorism (as defined by TRIA). TRIA also provides limited federal financial assistance to insurers for the payment of insured losses arising out of Acts of Terrorism, subject to TRIA’s terms and conditions, such as providing policyholders with prescribed notices of the premiums charged for covering Acts of

Terrorism. Unless extended by the U.S. Secretary of the Treasury, TRIA’s mandate that commercial insurers offer TRIA coverage expires December 31, 2004, while the Act itself sunsets on December 31, 2005. TRIA voided any terrorism exclusion in commercial property and casualty policies in force on November 26, 2002, to the extent it excluded coverage for losses arising from Acts of Terrorism. Insurers could reinstate such exclusions if: (1) the insurer received a written statement from the insured that affirmatively authorized such reinstatement, or (2) the insured failed to pay any increased premium charged by the insurer for providing TRIA terrorism coverage, and the insurer gave the insured at least 30 days’ prior notice of the increased premium and the rights of the insured to TRIA terrorism coverage.

Lincoln General, a writer of commercial property and casualty insurance, has provided policyholders with the notices required for Lincoln General to qualify for the federal financial assistance contemplated by TRIA. Since TRIA was enacted, Lincoln General has provided coverage for Acts of Terrorism at no additional charge to policyholders.

The Gramm-Leach-Bliley Act.    In November 1999, Congress passed the Gramm-Leach-Bliley Act of 1999, or GLB. The GLB permits commercial banks, insurers and securities firms to combine under one holding company, or a financial holding company. Bank holding companies that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities that are “financial” in nature or “incidental” or “complementary” to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries’ product lines by substantially increasing the number, size and financial strength of potential competitors.

In addition, the GLB placed new privacy requirements on financial institutions, including insurance companies, designed to protect the “nonpublic personal information” of consumers. We believe that our U.S. insurance subsidiaries are currently in compliance with all applicable privacy laws and regulations in all material respects.

Credit for Reinsurance.    Under all state laws, a U.S. insurer cannot treat reinsurance ceded to an unlicensed or non-accredited reinsurer, such as our Barbados subsidiary, as an asset or as a deduction from its liabilities in its annual statutory statement, except to the extent that the reinsurer has provided collateral security in an approved form, such as a letter of credit. Our Barbados subsidiary provides letters of credit, which allows our U.S. insurance subsidiaries to take financial statement credit for reinsurance provided by it.

Barbados

Our Barbados subsidiary, Kingsway Reinsurance Corporation, or Kingsway Barbados, acts as a reinsurer for our U.S. insurance subsidiaries. Kingsway Barbados was incorporated in Barbados on November 20, 1997 and was granted a license to engage in exempt insurance business in accordance with the provisions of the Exempt Insurance Act (Cap. 308A) 1983-9, as amended, and related regulations. On December 28, 2000, following the surrender of its exempt insurance license, Kingsway Barbados was granted a license (Certificate of Qualification) by the Supervisor of Insurance to conduct international insurance business as a Qualifying Insurance Company under the Barbados Insurance Act (Act 1996-32) as amended 1998-31, or the Act. A Qualifying Insurance Company is a registered insurer that has at least 90% of its premiums originating outside of the Caribbean.

The Act grants to the Supervisor powers to supervise, investigate and intervene in the affairs of insurance companies. The Supervisor has the authority to suspend or revoke a license if at any time a licensee fails to satisfy the conditions of the license, is in violation of any provisions of the Act, or ceases to carry on the business of insurance pursuant to its license.

Under the Act, Kingsway Barbados may pay dividends only if after the payment: (a) it would be able to pay its liabilities as they come due; and (b) the realizable value of its assets would exceed its liabilities and stated capital. Dividends may not be paid out of unrealized profits. Further, under the Act, Kingsway Barbados is required to maintain a minimum capitalization of Bds$250,000 (approximately US$125,000) and, in addition, the recorded value of its assets must exceed its liabilities by: (a) Bds$250,000 (approximately US$125,000) where its earned premium in the preceding financial year did not exceed Bds$1.5 million (approximately US$750,000); (b) an amount equal to 20% of its earned premium for the preceding financial year, where such income exceeded Bds$1.5 million (approximately US$750,000) but did not exceed Bds$10 million (approximately US$5 million); and (c) an amount equal to the aggregate of Bds$2.0 million (approximately US$1 million) and 10% of the amount by which its earned premium for the preceding financial year exceeded Bds$10 million (approximately US$5 million).

Kingsway Barbados must file annual financial statements with the Supervisor that are prepared in accordance with Canadian GAAP and reported on by the company’s independent auditor.

Bermuda

Our Bermuda subsidiary, Kingsway Reinsurance (Bermuda) Ltd., acts as a reinsurer for our Canadian insurance subsidiaries. The Insurance Act of 1978, as amended, and related regulations, or the Insurance Act, which regulates the insurance business of Kingsway Reinsurance (Bermuda) Ltd., provides that no person shall carry on insurance business (including the business of reinsurance) in or from within Bermuda unless registered as an insurer under Section 4 of the Insurance Act by the Bermuda Monetary Authority. Kingsway Reinsurance (Bermuda) Ltd. is registered as a Class 3 insurer under the Insurance Act.

The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Bermuda Monetary Authority powers to supervise, investigate, assist certain foreign regulatory authorities, requisition information and intervene in the affairs of insurance companies. An insurer’s registration may be canceled by the Bermuda Monetary Authority in accordance with Section 41 of the Insurance Act, and such cancellation is published in the “Gazette” (as such term is defined by the Insurance Act).

Every Class 3 insurer is required to file annually a Statutory Financial Return and Statutory Financial Statements. Penalty fines may be incurred if filings are not made as required. The Statutory Financial Statements as prescribed by the Insurance Act include in statutory form a balance sheet, income statement, and a statement of capital and surplus, rules for valuation of assets and determination of the liabilities and detailed notes thereto. The Statutory Financial Statements are not prepared in accordance with Canadian GAAP and are distinct from the financial statements prepared for presentation to the insurer’s shareholders under the Companies Act 1981 of Bermuda, or the Companies Act, which financial statements may be prepared in accordance with Canadian GAAP. The Statutory Financial Return includes a business solvency certificate and a declaration of the statutory ratios, both signed by two directors of the company (and the principal representative appointed under the Insurance Act).

Every registered insurer must appoint an independent auditor approved by the Bermuda Monetary Authority who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer.

The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies depending upon the type of registration of the insurer under the Insurance Act and the insurer’s net premiums written and loss reserve level. Pursuant to Regulation 10 of The Insurance Returns and Solvency Regulations 1980, the minimum solvency margin for a Class 3 insurer is the greatest of (a) US$1.0 million; (b) 20% of net premiums written up to US$6.0 million; where net premiums written do or are expected to exceed US$6.0 million, then the solvency margin shall be calculated as the aggregate of US$1.2 million and 15% of the amount by which the net premiums written exceed US$6.0 million in that year; and (c) 15% of the aggregate of the insurer’s loss and loss expense provisions and other general business insurance reserves. The Insurance Act regulates the declaration and payment of dividends and distributions, including prohibiting the declaration or payment where there has been or would be, a failure to comply with the minimum solvency margin or minimum liquidity ratio. As a Class 3 Insurer, Kingsway Reinsurance (Bermuda) Ltd., may not reduce its total statutory capital by 15% or more, as set out in its previous year’s financial statements, without the prior approval of the Bermuda Monetary Authority. In addition, as a Class 3 Insurer, Kingsway Reinsurance (Bermuda) Ltd. must maintain the required level of certain types of assets (such as cash and time deposits) in compliance with the minimum liquidity ratio regulations of the Insurance Act.

Kingsway Reinsurance (Bermuda) Ltd. must comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. A company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. In addition, the Companies Act regulates return of capital, reduction of capital and repurchases or redemption of shares by Kingsway Reinsurance (Bermuda) Ltd.

Legal Proceedings

In the ordinary course of business, we are, from time to time, involved in various claims and legal proceedings, including class actions. While it is not possible to estimate the final outcome of these various proceedings at this time, we do not believe the outcome of such proceedings will have a material impact on our results.

On July 25, 2003, we commenced an action against PricewaterhouseCoopers, LLP, Miller, Herbers, Lehman & Associates, Inc. and the former Directors of ACHI relating to the understatement of the reserves of ACHI’s insurance subsidiary for the years 1998 through 2001 and associated costs and damages thereon. These reserve deficiencies occurred prior to our acquisition of ACHI in April 2002. As a result of the deficiencies, we restated ACHI’s financial results for the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002. For a more detailed description of the restatement, see Kingsway’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on September 12, 2003, as amended, and incorporated by reference in this prospectus.

Systems and Technology

We believe that efficient information systems are important to processing policies and claims and retrieving information quickly to interface with our agents, MGAs and brokers and insureds. Although we believe our current information systems are sufficient to support the expected growth in our business, we continually review our systems and seek to update and improve their capabilities. In late 2000, we successfully implemented an expanded and updated system in our Canadian subsidiaries. The new system has helped to expand our capabilities for the efficient development and implementation of new products and territories while enhancing our ability to access and manage information. We are also working on an update of the systems used by our U.S. insurance subsidiaries, with the ultimate goal of implementing one common system among our units. This implementation was recently completed for our non-standard auto operations.

We are also in the process of implementing and expanding an electronic imaging system in our insurance subsidiaries to provide immediate access to all data and files and reduce the cost of storage and filing. We also intend to work towards a point-of-sale system to make our products readily available through our agents, MGAs and brokers network, providing our agents, MGAs and brokers with a direct interface and allowing them to quote and issue policies electronically. We expect the enhancements and additions to our systems to increase our operating efficiencies and reduce our operating costs, and to help us strengthen our important relationships with our independent agents, MGAs and brokers.

Employees

As of September 30, 2003, we employed 1,984 personnel, of whom 715 are located in Canada and 1,269 are located in the United States. None of our employees are represented by a labor union and we have never experienced a work stoppage. We believe our relationship with our employees is good.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers as of November 26, 2003 are as follows:

Name	Age	Positions
William G. Star	68	Chairman, President and Chief Executive Officer
W. Shaun Jackson	44	Executive Vice President and Chief Financial Officer
James R. Zuhlke	57	Director and President of Kingsway America
David Atkins (1)	68	Director
John L. Beamish	74	Director
Thomas A. Di Giacomo (1)	61	Director
Bernard Gluckstein	67	Director
J. Brian Reeve	47	Director
F. Michael Walsh (1)	56	Lead Director

(1)	Member of the Audit Committee.

William G. Star has served as our Chairman, President and Chief Executive Officer since founding Kingsway in 1989. Mr. Star has also served as President of Kingsway General since 1986. Prior thereto, Mr. Star was an advisor to the Ontario Task Force on Insurance. Mr. Star was a vice-president of York during 1984 and 1985. From 1970 to 1983 he held various positions with Pafco Insurance Company, including President.

W. Shaun Jackson has served as our Chief Financial Officer since 1995 and an Executive Vice President since 1998. Mr. Jackson obtained his Chartered Accountancy designation in 1982, and, in 1985, joined the property and casualty insurance industry practice of KPMG LLP in Bermuda. In 1989, Mr. Jackson joined the property and casualty insurance industry practice of KPMG LLP in Toronto.

James R. Zuhlke has served as one of our directors since 1989. Mr. Zuhlke has served as President and Chief Executive Officer of Kingsway America since April 1998. From October 1997 to March 1998, Mr. Zuhlke was President of J.R. Zuhlke and Associates. Previously, Mr. Zuhlke was President of Intercargo Corporation between 1985 and September 1997.

David Atkins has served as one of our directors since 1999. Mr. Atkins has been a Senior Advisor at Lang, Michener, Barristers and Solicitors, since January 4, 1999. Prior thereto, Mr. Atkins was a Partner of Coopers & Lybrand (now PriceWaterhouseCoopers) from 1968 to 1998.

John L. Beamish has served as one of our directors since 1998. Mr. Beamish has been the President of J. Llewellyn Beamish and Associates, Inc., an insurance consulting and management firm, since 1994. Prior thereto, he held the position of Vice-President and Chief Agent in charge of Canadian operations for Employers Reinsurance Corporation.

Thomas A. Di Giacomo has served as one of our directors since 1995. Mr. Di Giacomo has been the President of TADICO Limited, a business consulting and investment firm, since 1994. Prior thereto, he served as Chairman, President and Chief Executive Officer of Manulife Financial Inc.

Bernard Gluckstein, Q.C., has served as one of our directors since our inception in 1989. Mr. Gluckstein has been a senior partner of Gluckstein & Associates, a law firm specializing in personal injury litigation since 1995.

J. Brian Reeve has served as one of our directors since February 2002. Since 1988, Mr. Reeve has been a partner at Cassels Brock and Blackwell LLP, a Toronto law firm, where he specializes in the regulation and corporate governance of insurance companies, and is currently a member of the Executive Committee as well as the Practice Group leader of the Financial Services Group. He has also been a special advisor to both the Ontario and Federal Ministries of Finance on insurance matters and has served on the boards of several Canadian insurance companies, as well as being chief agent in Canada for several foreign insurers.

F. Michael Walsh has served as one of our directors since 2000. Mr. Walsh has been a private investor since January 1, 2000. From 1993 through December 1999, he held several senior positions at First Marathon Securities Limited and First Marathon Inc. (now National Bank Financial). In 2003, Mr. Walsh was appointed lead director.

Composition of our Board of Directors

Our board of directors currently consists of nine directors. Seven of our directors are non-employee directors. The two employee directors are William G. Star, our President and Chief Executive Officer and James R. Zuhlke, the President of Kingsway America Inc. On February 10, 2003, F. Michael Walsh was elected as the lead director of our board of directors.

Committees

Our board has four committees, an Audit Committee, a Compensation and Management Resources Committee, an Investment Committee and a Nominating Committee.

The Audit Committee, in accordance with resolutions of our board of directors, must be comprised solely of independent directors. The Audit Committee is currently comprised of Messrs. Atkins, Di Giacomo and Walsh. Mr. Atkins serves as chairman of the committee. The committee has responsibility for review of our annual audit, actuarial reports and disclosed results and recommendation of the financial statements to our board of directors as well as monitoring our internal control systems. In addition, pursuant to an express resolution adopted by our board of directors, the Audit Committee has assumed responsibility for reviewing and recommending corporate governance issues. In 2000, pursuant to an additional resolution of our board of directors, the Audit Committee specifically assumed conduct review responsibilities.

The Compensation and Management Resources Committee is comprised of Messrs. Beamish, Di Giacomo and Gluckstein. Mr. Gluckstein serves as chairman of the committee. The committee deals with compensation for directors and senior executives, and the establishment of criteria for, and the awarding of bonuses and options under our Stock Option Plan. Recommendations of the committee are submitted to our board for approval. Our board of directors has delegated to the Compensation and Management Resources Committee the task of developing position descriptions for senior management, including definitions of the limits to management responsibilities for approval by our board of directors. In addition, the board of directors has mandated the Compensation and Management Resources Committee to review succession planning for senior management.

The Investment Committee is comprised of Messrs. Di Giacomo, Star and Walsh. Mr. Di Giacomo serves as chairman of the committee. The Investment Committee is responsible for reviewing our investment policies, recommending changes in such policies to our board from time to time, selecting our outside investment managers and reviewing our investment activities.

The Nominating Committee is comprised of Messrs. Atkins, Walsh and Reeve. Mr. Walsh serves as chairman of the committee. The committee is responsible for proposing new nominees to the board of directors and the boards of our subsidiaries, and for evaluating our board of directors and its effectiveness.

KINGSWAY FINANCIAL CAPITAL TRUST I

General

The Trust is a statutory trust formed pursuant to the Delaware Statutory Trust Act under a declaration of trust executed by Funding Co., as depositor for the Trust, and certain of the trustees. In connection with this offering, Funding Co. will enter into an amended and restated declaration of trust, or the trust agreement, with the trustees that will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, which will state the terms and conditions for the Trust to issue and sell the trust preferred securities and common securities.

Upon completion of this offering, the holders of the trust preferred securities will own all of the issued and outstanding preferred securities of the Trust, which have certain rights over the common securities of the Trust. Funding Co. will not initially own any of the trust preferred securities, but it will initially own all of the issued and outstanding common securities of the Trust. The common securities, together with the trust preferred securities, are called the trust securities.

The Trust exists solely to:

•	issue the trust preferred securities to the public;

•	issue its common securities to Funding Co.;

•	use the proceeds it receives from the issuance of the trust securities to acquire debentures issued by Funding Co. in an amount that is equivalent to the amount of trust securities issued by the Trust; and

•	engage in other activities that are necessary, advisable or incidental to these purposes.

The rights of the holders of the trust preferred securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the Trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust preferred securities, Funding Co. has agreed to pay for all costs and expenses of the Trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the Trust may become subject, except for U.S. withholding taxes that are properly withheld.

The number of trustees of the Trust will initially be five. The three administrative trustees will initially be James R. Zuhlke, Brian K. Williamson and Kelly A. Marketti, each of whom is an officer or employee of Kingsway America. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. This trustee is called the Delaware trustee. Initially, The Bank of New York (Delaware), a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will initially be BNY Midwest Trust Company, an Illinois trust company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, BNY Midwest Trust Company will act as guarantee trustee and indenture trustee under the preferred securities guarantee agreement and the indenture, respectively. Funding Co., as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of a majority in liquidation amount of the trust preferred securities may remove the Delaware trustee or the property trustee. The Trust has a term of approximately 30 years but may dissolve earlier as provided in the trust agreement.

The property trustee will hold the debentures and the debenture guarantee for the benefit of the holders of the trust preferred securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures and the debenture guarantee. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing payment account established with BNY Midwest Trust Company in its trust department to hold all payments made on the debentures or the debenture guarantee, as the case may be, for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the trust preferred securities.

KINGSWAY U.S. FUNDING INC.

General

Funding Co. is a corporation formed pursuant to the Delaware Business Corporation Act. In connection with this offering, Funding Co. will enter into the trust agreement with the trustees, which will state the terms and conditions for the Trust to issue and sell the trust preferred securities and common securities. Funding Co. will also enter into an indenture with the trustee and Kingsway Financial, which will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, which will state the terms and conditions for Funding Co. to issue and sell the debentures.

Upon completion of this offering, Kingsway America will hold all of the issued and outstanding common stock of Funding Co. and the property trustee, for the benefit of the Trust, will hold all of the debentures issued by Funding Co. Funding Co. will initially own all of the issued and outstanding common securities of the Trust.

Funding Co. exists solely to:

•	issue its common stock to Kingsway America;

•	issue the debentures to the Trust or other debentures to other future similar trusts;

•	use the proceeds it receives from issuance of the debentures to the Trust or other debentures to other future similar trusts to purchase subordinated notes issued by Kingsway America in an aggregate principal amount that is equivalent to the aggregate principal amount of debentures so issued by Funding Co.; and

•	engage in other activities that are incidental to these purposes.

Funding Co. will use all of the proceeds it receives from the issuance of the debentures to purchase subordinated notes issued by Kingsway America, which will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The economic terms of the subordinated notes purchased from Kingsway America will be substantially similar to the terms of the debentures. The subordinated notes will be unsecured and will rank junior to all of Kingsway America’s senior debt, including indebtedness that Kingsway America may incur in the future. The common securities of the Trust and the subordinated notes will initially be the only assets of Funding Co.

The board of directors of Funding Co., which will consist initially of three directors, will conduct Funding Co.’s business and affairs. The directors and officers of Funding Co. are also directors or officers of Kingsway Financial or Kingsway America.

KINGSWAY AMERICA INC.

Kingsway America is a wholly owned subsidiary of Kingsway Financial and the holding company for all of our U.S. operating subsidiaries. Upon completion of this offering, Kingsway America will hold all of the issued and outstanding common shares of Funding Co. Kingsway America will issue the subordinated notes to  Funding Co.

Kingsway America will not be a party to the indenture and will not be a guarantor of the debentures, since a guaranty of the trust preferred securities and the debentures is being provided by Kingsway Financial, the ultimate parent of the Kingsway group.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The trust preferred securities will be issued pursuant to the trust agreement. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

The following discussion contains a description of the material provisions of the trust preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and to the Trust Indenture Act. We urge you to read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

The trust agreement authorizes the Trust to issue the trust securities, which are comprised of the trust preferred securities and the common securities. Funding Co. will initially own all of the common securities issued by the Trust. The Trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

The trust preferred securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders of the trust preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under “Subordination of Common Securities” below.

The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. Kingsway Financial will guarantee the payment of distributions out of money held by the Trust, and payments upon redemption of the trust preferred securities or liquidation of the Trust, to the extent described under “Description of the Preferred Securities Guarantee” beginning on page 108. The preferred securities guarantee agreement does not cover the payment of any distribution or the liquidation amount when the Trust does not have sufficient funds available to make these payments.

Distributions

Source of Distributions.    The funds of the Trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures or the debenture guarantee, as the case may be. Distributions will be paid through the property trustee, which will hold the amounts received from Funding Co.’s interest payments on the debentures or by Kingsway Financial on the debenture guarantee, as the case may be, in the payment account for the benefit of the holders of the trust securities. Funding Co.’s only source of funds will be payments of principal and interest payable under the subordinated notes issued to it by Kingsway America. If Kingsway America defers interest payments on its subordinated notes issued to Funding Co., Funding Co. will defer interest payments on the debentures and the property trustee will not have funds available to pay distributions on the trust preferred securities.

Payment of Distributions.    Distributions on the trust preferred securities will be payable at the annual rate of         % of the US$25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. So long as the trust preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date.

Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date, without any reduction in interest. Business day means any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

Deferral Period.    As long as no event of default under the indenture has occurred and is continuing, Funding Co. has the right to defer the payment of interest on the debentures at any time for a maximum of 20 consecutive quarters per deferral period. No deferral period may extend beyond the scheduled maturity of the debentures or end on a date other than an interest payment date, which dates are the same as the distribution dates. If Funding Co. defers the payment of interest on the debentures, quarterly distributions on the trust preferred securities will also be deferred during any such deferral period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at the annual rate of         %, compounded quarterly from the relevant distribution date. The term distributions as used in this prospectus includes those accumulated amounts.

During a deferral period, subject to limited exceptions, neither Funding Co. nor Kingsway Financial will be permitted to:

•	declare or pay a dividend or distribution on any of its outstanding capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

•	make or permit any subsidiary to make, a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, Kingsway Financial’s guarantee of the debentures, the preferred securities guarantee or the subordinated notes, as the case may be; or

•	make or permit any subsidiary to make, any guarantee payments with respect to any guarantee of any debt security (other than payments under the debenture guarantee and the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures, the debenture guarantee or the preferred securities guarantee, as the case may be.

After the termination of any deferral period and the payment of all amounts due, Funding Co. may elect to begin a new deferral period, subject to the above requirements.

Redemption or Exchange

General.    Funding Co. will have the right to redeem the debentures:

•	in whole or in part on or after , 2008 and up to 90 days prior to , 2033; or

•	in whole, but not in part, within 180 days following the occurrence of a tax event or an investment company event, which terms we define below.

Mandatory Redemption.    Upon Funding Co.’s repayment or redemption, in whole or in part, of any debentures, whether upon the scheduled maturity or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of trust preferred securities and common securities proportionately.

Distribution of Debentures in Exchange for Trust Preferred Securities.    Funding Co. will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the Trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the Trust.

After the liquidation date fixed for any distribution of debentures in exchange for trust securities:

•	those trust securities will no longer be deemed to be outstanding;

•	certificates representing debentures in a principal amount equal to the liquidation amount of those trust securities will be issued in exchange for the trust securities certificates;

•	any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust securities, accruing interest at the rate provided for in the debentures from the last distribution date on the trust preferred securities;

•	all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate; and

•	we will use our reasonable efforts to have the debentures listed on the New York Stock Exchange or such other securities exchange or other organization on which the trust preferred securities are then listed or traded.

We cannot assure you that the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the Trust were to occur would be favorable. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the liquidation preference, or stated principal, thereof.

Redemption upon a Tax Event or Investment Company Event.    If a tax event or an investment company event occurs, Funding Co. will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and Funding Co. does not elect to redeem the debentures, or to dissolve the Trust and cause the debentures to be distributed to holders of the trust securities as described below under “Liquidation Distribution Upon Dissolution,” then the trust preferred securities will remain outstanding and additional interest may be payable on the debentures.

Tax event means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that as a result of:

•	any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective, or which pronouncement or decision is announced, on or after the date of issuance of the trust preferred securities under the trust agreement, there is more than an insubstantial risk that:

•	interest payable by Funding Co. on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by Funding Co., in whole or in part, for U.S. federal income tax purposes;

•	the Trust is, or will be within 90 days after the date of the opinion, subject to U.S. federal income tax with respect to income received or accrued on the debentures; or

•	the Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

However, any obligation of Kingsway Financial to withhold or deduct at source any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada or any province, territory, political subdivision or taxing authority thereof or therein with respect to any payment made under the debenture guarantee or the preferred securities guarantee will not give rise to a tax event.

Legislation had been proposed in 2002 that would have, among other things, disallowed a deduction for U.S. tax purposes for certain indebtedness, including in the case of an SEC registrant any indebtedness of such registrant if such indebtedness is not shown in the certified annual report as part of the total liabilities of such registrant, and any indebtedness of an off-balance-sheet entity if the proceeds from the issuance of such indebtedness are used directly or indirectly to acquire stock (or other ownership interest) in such registrant. There can be no assurance that any such legislation or similar legislation will not be enacted that would adversely affect Funding Co.’s ability to deduct interest on the debentures or otherwise affect the U.S. federal income tax treatment of the Trust or the transactions described in this prospectus. Such a change could, if applicable to the trust preferred securities or debentures, give rise to a tax event, which would permit Funding Co. to redeem the debentures as described above.

Investment company event means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

Redemption of Debentures in Exchange for Trust Preferred Securities Purchased by Us.    We will also have the right at any time, and from time to time, so long as Funding Co. is not exercising its right to defer interest payments on the debentures, to redeem debentures in exchange for any trust preferred securities we may have purchased in the market. If we elect to surrender any trust preferred securities beneficially owned by us to the property trustee in exchange for a like amount of debentures, Funding Co. will also surrender a proportionate amount of common securities in exchange for debentures. Trust preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem debentures.

The common securities Funding Co. surrenders will be in the same proportion to the trust preferred securities we surrender as is the ratio of common securities purchased by us to the trust preferred securities issued by the Trust. In exchange for the trust securities surrendered by Funding Co., the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be delivered to the indenture trustee and cancelled.

Redemption Procedures

Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from Funding Co.’s contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the Trust has funds available for the payment of the redemption price.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless Funding Co. defaults in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

If the Trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the trust preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for those trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

If notice of redemption has been given and Funding Co. has deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day, without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day, without any reduction in interest.

If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the Trust, or by Kingsway Financial pursuant to the preferred securities guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the Trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to US$25 or an integral multiple of US$25 of the liquidation amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made pro rata, based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, Funding Co., as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on Funding Co.’s behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

Funding Co. will have the right at any time to dissolve the Trust and cause the debentures to be distributed to the holders of the trust preferred securities.

In addition, the Trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

•	the bankruptcy, dissolution or liquidation of Funding Co. or Kingsway Financial;

•	the distribution of a like amount of the debentures to the holders of trust securities in exchange for their trust securities, if Funding Co. has given written direction to the property trustee to dissolve the Trust;

•	redemption of all of the trust preferred securities as described under “Redemption or Exchange—Mandatory Redemption”; or

•	the entry of a court order for the dissolution of the Trust.

With the exception of a redemption, if an early dissolution of the Trust occurs, the Trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the Trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

•	in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

•	with an interest rate identical to the distribution rate on the trust securities; and

•	with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

If the property trustee, however, determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to Funding Co., as the holder the common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See the section of this prospectus captioned “Subordination of Common Securities” beginning on page 87.

Under current U.S. federal income tax law and interpretations and assuming that the Trust is treated as a grantor trust, as is expected, a distribution of the debentures will not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. If

Funding Co. does not elect to redeem the debentures prior to maturity or to liquidate the Trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures.

If Funding Co. elects to dissolve the Trust and thus cause the debentures to be distributed to holders of the trust preferred securities in liquidation of the Trust, Funding Co. will continue to have the right to redeem the debentures.

Liquidation Value

The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the Trust is US$25 per trust preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

Any one of the following events would constitute an event of default under the trust agreement with respect to the trust preferred securities:

•	the occurrence of an event of default under the indenture;

•	a default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	a default by the Trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

•	a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous three points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a Notice of Default under the trust agreement; or

•	the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

Within 60 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to Funding Co., unless the event of default has been cured or waived. Funding Co. and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not Funding Co. is in compliance with all the conditions and covenants applicable to it under the trust agreement.

If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon dissolution of the Trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

Unless an event of default under the indenture has occurred and is continuing, Funding Co. may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with Funding Co. as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, Funding Co. and the administrative trustees will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described in the section of this prospectus entitled “Liquidation Distribution Upon Dissolution.” For these purposes, if Funding Co. consolidates or merges with another entity, or transfers or sells substantially all of its assets to another entity, in some cases that transaction may be considered to involve a replacement of the Trust, and the conditions set forth below would apply to such transaction. The Trust may, at Funding Co.’s request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

•	the successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, referred to as successor securities, so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures is appointed;

•	the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•	the successor entity has a purpose substantially identical to that of the Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, an opinion of counsel is obtained that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, (b) following the transaction, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act, (c) such transaction will not cause the Trust to fail to be classified as a grantor for U.S. federal income tax purposes, and (d) following the transaction, the Trust or the successor entity will be classified as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes; and

•	Funding Co. or any permitted successor or assignee owns all of the common securities of the successor entity and Kingsway Financial or any permitted successor guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

Notwithstanding the foregoing, the Trust may not, except with the consent of every holder of the trust preferred securities, enter into any transaction of this kind if the transaction would cause the Trust or the successor entity not to be classified as a grantor trust for U.S. federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

Except as described under “Description of the Preferred Securities Guarantee—Amendments” on page 110 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

The trust agreement may be amended from time to time by Funding Co. and the administrative trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

•	to provide for a successor trustee;

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities;

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Trust will be classified for U.S. federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act; or

•	to reduce or increase the liquidation amount per trust security and to simultaneously increase or decrease the number of trust securities issued and outstanding solely for the purpose of maintaining the eligibility of the trust preferred securities for quotation on any national securities exchange or other organization on which the trust preferred securities are then quoted or listed.

With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, Funding Co. and the trustees may amend the trust agreement if the trustees receive an opinion of counsel experienced in these matters to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust’s status as a grantor trust for U.S. federal income tax purposes or the Trust’s exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

•	consent to any amendment or termination of the indenture or the debentures, where the consent of the holders of such majority is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by property trustee without the prior consent of each holder of trust preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the debentures or the debenture guarantee, as the case may be. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action.

Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote to be given to each holder of record of trust securities. No annual meeting of holders of trust preferred securities is required; however, the administrative trustees may call a meeting at any time, and must call a meeting upon the written request of the holders of 25% of the aggregate liquidation amount of all outstanding trust preferred securities, to vote on any matters on which such holders are entitled to vote.

No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Kingsway Financial or any of its subsidiaries, including Funding Co., the trustees or any affiliate of Funding Co., Kingsway Financial or any of its subsidiaries or any trustee will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

The trust preferred securities will be represented by one or more global preferred securities registered in the name of DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial owner. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC’s book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the trust preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global preferred securities.

No global preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

•	DTC notifies the property trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

•	we execute and deliver to the property trustee a written order stating that we elect to terminate the book-entry system through DTC; or

•	there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in denominations of US$25 and integral multiples of US$25 and may be transferred or exchanged at the offices described below.

Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

Payments of principal, interest and premium, if any, on the trust preferred securities represented by the global securities to DTC, as the depository for the global preferred securities, is the responsibility of the appropriate trustee and us. If the trust preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the trust preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs.

Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the trust preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through DTC participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant’s records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual trust preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the trust preferred securities in definitive form and will not be considered the owners or holders of the trust preferred securities under the trust agreement.

None of Funding Co., Kingsway Financial, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of the global preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial interests.

DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, will be responsible for distribution of such payments to direct participants and will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. Distribution of such payments to the beneficial owners will be the responsibility of the participants.

Payment and Paying Agency

Payments in respect of the trust preferred securities shall be made to DTC or its nominee, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC or its nominee, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity satisfactory to the property trustee against the costs, expenses and fees that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

•	the Trust will not be deemed to be an investment company required to be registered under Investment Company Act;

•	the Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes; and

•	the debentures will be treated as indebtedness of Funding Co. for U.S. federal income tax purposes.

In this regard, Funding Co. and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that Funding Co. and the administrative trustees determine to be necessary or desirable for these purposes.

Holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

DESCRIPTION OF THE DEBENTURES AND THE DEBENTURE GUARANTEE

Concurrently with the issuance of the trust preferred securities, Funding Co. will issue the debentures to the Trust. The debentures will be issued as unsecured debt under the indenture between Funding Co., Kingsway Financial, as the debenture guarantor, and BNY Midwest Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

The following discussion contains a description of the material provisions of the debentures and the debenture guarantee and is subject to, and is qualified in its entirety by reference to, the indenture, the Officer’s Certificate and to the Trust Indenture Act. We urge you to read the form of the indenture and the Officer’s Certificate, which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

The debentures will be issued as unsecured subordinated debt under the indenture. The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that the debt securities may be issued thereunder from time to time in one or more series. However, the debentures, as a separate series, will be limited in aggregate principal amount to US$59,279,000. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities assuming the underwriters’ exercise of the over-allotment option. The debentures will bear interest at the annual rate of     % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on the first such date after issuance of the debentures, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the dissolution and liquidation, if any, of the Trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve  30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day, without any reduction in interest. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of     %, compounded quarterly.

The debentures will mature on         , 2033, the stated maturity date. Funding Co. will not have the right to redeem the debentures from the Trust until after         , 2008, except if (a) a tax event, or an investment company event, which terms are defined in the section of this prospectus entitled “Description of the Trust Preferred Securities—Redemption or Exchange” beginning on page 84, has occurred, or (b) we repurchase trust preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of trust preferred securities owned by us plus a proportionate amount of common securities so long as no event of default has occurred and is continuing under the indenture. The debentures will not be subject to any sinking fund.

The debentures will be unsecured and will rank junior to all of Funding Co.’s senior debt, including indebtedness it may incur in the future. The debenture guarantee will also be unsecured and will rank junior to all of Kingsway Financial’s senior debt, including indebtedness it may incur in the future. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Kingsway Financial or Funding Co. including senior debt, whether under the indenture or any existing or other indenture that Kingsway Financial or Funding Co. may enter into in the future or otherwise, except in limited circumstances as described below under “Subordination.”

The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving Funding Co. or Kingsway Financial, nor does it require Funding Co. or Kingsway Financial to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Debenture Guarantee

Kingsway Financial will fully and unconditionally guarantee all payments with respect to the debentures. The debenture guarantee will be an unsecured obligation of Kingsway Financial, subordinated in right of payment to the prior payment in full of all Kingsway Financial senior debt as described below under “Subordination.” The debenture guarantee will rank equally with the guarantee by Kingsway Financial of any other subordinated debentures issued under the indenture to similar trusts.

Since Kingsway Financial is a holding company, its rights and the rights of its creditors (including the holders of the debentures who are creditors of Kingsway Financial by virtue of the debenture guarantee) and stockholders to participate in any distribution of the assets of any subsidiary of Kingsway Financial upon its liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that Kingsway Financial may itself be a creditor with recognized claims against the subsidiary. The right of creditors of Kingsway Financial (including the holders of the debentures who are creditors of Kingsway Financial by virtue of the debenture guarantee) to participate in any distribution of the stock owned by Kingsway Financial in certain of its subsidiaries, including Kingsway Financial’s insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

Kingsway Financial will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the debentures without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Canada or such other country in which a successor to Kingsway Financial is organized (such as Bermuda, Barbados, the Cayman Islands or any country that is presently a member of the Organization for Economic Cooperation and Development), Canada or such other country of organization being referred to as the Taxing Jurisdiction, or any province, territory, political subdivision or taxing authority thereof or therein, collectively referred to as Foreign Taxes, unless such Foreign Taxes are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of the Taxing Jurisdiction or any province, territory, political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the Taxing Jurisdiction or any province, territory, or political subdivision thereof). If a withholding or deduction for Foreign Taxes is required, Kingsway Financial will, subject to certain limitations and exceptions described below, pay to the holder of the debentures such additional amounts, referred to as additional amounts, as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after such withholding or deduction, will not be less than the amount such holder would have received if such Foreign Taxes had not been withheld or deducted; provided, however, that Kingsway Financial will not be required to pay any additional amounts for or on account of:

•	any Foreign Taxes that would not have been imposed but for the fact that the holder (or the beneficial owner) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in the Taxing Jurisdiction or any province, territory, or political subdivision thereof or otherwise had some connection therewith other than by reason of the mere ownership of, or receipt of payment under, such debenture;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

•	any Foreign Taxes that are imposed or withheld by reason of the failure by the holder (or the beneficial owner) of such debenture to comply with any reasonable and timely written request by Kingsway Financial or its agent addressed to the holder within 60 days of such request (a) to provide information concerning the nationality, residence or identity of the holder (or such beneficial owner) or (b) to make any declaration or other similar claim or satisfy any information, certification, identification, documentation or other reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction or any province, territory or political subdivision thereof as a precondition to exemption from all or part of such Foreign Taxes.

In addition, Kingsway Financial will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debenture to any holder who is, for income tax purposes of the Taxing Jurisdiction, a fiduciary or partnership or other than the sole beneficial owner of such debenture to the extent such payment would be required by the laws of the Taxing Jurisdiction (or any province, territory or political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, or a partner of such partnership, or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debenture.

Option to Defer Interest Payments

As long as no event of default under the indenture has occurred and is continuing, Funding Co. has the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no deferral period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of a deferral period, Funding Co. must pay all interest then accrued and unpaid. During a deferral period, interest will continue to accrue and holders of debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for U.S. federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued.

During a deferral period (or if an event of default under the indenture has occurred and is continuing), neither Funding Co. nor Kingsway Financial will be permitted to:

•	declare or pay a dividend or distribution on any of its outstanding capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

•	make or permit any subsidiary to make a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, the debenture guarantee, the preferred securities guarantee or the subordinated notes issued by Kingsway America to Funding Co., as the case may be; or

•	make or permit any subsidiary to make any guarantee payments with respect to any guarantee of any debt security (other than payments under the debenture guarantee and the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures, the debenture guarantee or the preferred securities guarantee, as the case may be.

The above restrictions will not prevent Kingsway Financial from any of the following: (i) repurchases, redemptions or other acquisitions of shares of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of Kingsway Financial (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the occurrence of the event of default or interest deferral, as applicable, (ii) any transactions resulting from any reclassification of Kingsway Financial’s capital stock, or the exchange or conversion of any class or series of Kingsway Financial’s capital stock for any other class or series of its capital stock, or the exchange or conversion of any class or series of Kingsway

Financial’s indebtedness for any class or series of its capital stock, (iii) the purchase of fractional interests in shares of Kingsway Financial’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto.

Prior to the termination of any deferral period, so long as no event of default under the indenture has occurred and is continuing, Funding Co. may further defer the payment of interest subject to the above stated requirements, as long as such deferral does not exceed an aggregate of 20 consecutive quarters. Upon the termination of any deferral period and the payment of all amounts then due, Funding Co. may elect to begin a new deferral period at any time. Funding Co. does not currently intend to exercise its right to defer payments of interest on the debentures.

Funding Co. must give the property trustee, the administrative trustees and the indenture trustee notice of its election of a deferral period at least five business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date the Trust is required to give notice of the record date, or the date the distributions are payable, to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the trust preferred securities, but in any event at least five business day prior to the record date.

Other than as described above, there is no limitation on the number of times that Funding Co. may elect to begin a deferral period.

Redemption

Funding Co. may redeem the debentures prior to maturity:

•	in whole or in part at any time on or after , 2008 and up to 90 days prior to , 2033; or

•	in whole but not in part at any time within 180 days following the occurrence of a tax event or an investment company event.

We may also redeem debentures at any time, and from time to time, in an amount equal to the liquidation amount of any trust preferred securities that we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of trust preferred securities and common securities that we own.

In each case, Funding Co. will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

Notice of any redemption will be mailed at least 30 calendar days but no more than 60 calendar days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless Funding Co. defaults in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

Under certain circumstances, the debentures may be distributed to the holders of the trust preferred securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, we will use our reasonable efforts to list the debentures on the New York Stock Exchange or other stock exchange or national quotation system on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of trust preferred securities.

Subordination

The debentures are subordinated and junior in right of payment to all of Funding Co.’s senior debt and the debenture guarantee is subordinated and junior in right of payment to all of Kingsway Financial’s senior debt. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Funding Co. or Kingsway Financial, as the case may be, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of Funding Co.’s or Kingsway Financial’s senior debt, as the case may be, will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

If the maturity of any debentures is accelerated, the holders of all of Funding Co.’s and Kingsway Financial’s senior debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

No payments of principal or interest on the debentures, and no payment on the debenture guarantee, may be made if there has occurred and is continuing a default in any payment with respect to any of Funding Co.’s or Kingsway Financial’s senior debt, as the case may be, or an event of default with respect to any of its senior or subordinated debt resulting in the acceleration of the maturity of the senior debt, or if any judicial proceeding is pending with respect to any default.

Debt means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding expense accruals and deferred compensation items arising in the ordinary course of business;

•	every obligation of the person evidenced by notes, bonds, debentures or other similar instruments, other than performance, surety and appeals bonds arising in the ordinary course of business;

•	all payment obligations created or arising under any conditional sale, deferred price, or other title retention agreement with respect to property acquired by such person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

•	every capital lease obligation of the person;

•	every reimbursement obligation of the person with respect to letters of credit, bankers acceptances or similar facilities issued for the account of the person; and

•	every obligation of the type referred to in the six points above of another person the payment of which the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise or is secured by property owned by such person.

Senior debt means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Funding Co. or Kingsway Financial, on debt, whether incurred on or prior to the date of the indenture or thereafter incurred. However, senior debt will not be deemed to include:

•	any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures, or the debenture guarantee, as the case may be, or to other debt which is equal with, or subordinated to, the debentures, or the debenture guarantee, as the case may be;

•	other debt issued by Funding Co., Kingsway Financial or any of their subsidiaries, or the preferred securities guarantee, as the case may be, to any trust, partnership or other entity affiliated with Kingsway Financial, which is a financing vehicle for Funding Co., Kingsway Financial, or any of their subsidiaries as the case may be;

•	securities issued under the indenture and guaranteed by Kingsway Financial under the indenture;

•	trade accounts payable arising in the ordinary course of business; and

•	any debt of Funding Co. or Kingsway Financial to any employee or an affiliate.

Funding Co. does not have any indebtedness other than the debentures and does not presently intend to incur any such indebtedness in the foreseeable future. As of September 30, 2003, the total amount of Kingsway’s senior debt that would have effectively ranked senior to the debenture guarantee and the preferred securities guarantee would have been approximately $243.5 million. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Kingsway, including senior debt, whether under the indenture or any existing or other indenture that Kingsway may enter into in the future or otherwise.

Payment and Paying Agents

Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in New York, New York. However, Funding Co. has the option to make payment of any interest by check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by Funding Co. or Kingsway Financial in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be paid to Funding Co. upon its request, or if deposited by Kingsway Financial, paid to Kingsway Financial upon its request. If Funding Co. or Kingsway Financial holds any of this money in trust, then it will be discharged from the trust to Funding Co. or Kingsway Financial, as the case may be, and the holder of the debenture will thereafter look, as a general unsecured creditor, only to Funding Co. or Kingsway Financial, as the case may be, for payment.

Registrar and Transfer Agent

The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that Funding Co. maintains a transfer agent in New York, New York, Funding Co. may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. Funding Co. may at any time designate additional transfer agents with respect to the debentures.

If Funding Co. redeems any of the debentures, neither Funding Co. nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of the notice of redemption and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

Funding Co., Kingsway Financial and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive their rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by Funding Co., Kingsway Financial and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

•	extend the maturity date of the debentures;

•	reduce the principal amount or the rate of interest;

•	reduce the percentage of principal amount of debentures required to amend the indenture; or

•	modify the obligations of Kingsway Financial’s debenture guarantee in any manner adverse to the debenture holders.

As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

Debenture Events of Default

The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

•	Funding Co.’s failure to pay any interest on the debentures for 30 days after the due date, except where Funding Co. has properly deferred the interest payment;

•	Funding Co.’s failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

•	Funding Co.’s or Kingsway Financial’s failure to observe or perform any other covenants or agreements contained in the indenture for 60 days after written notice to Funding Co. and Kingsway Financial from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

•	Funding Co.’s or Kingsway Financial’s bankruptcy, insolvency or reorganization or dissolution of the Trust.

If any of these events occur, neither Funding Co. nor Kingsway Financial will be permitted to:

•	declare or pay a dividend or distribution on any of its outstanding capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

•	make or permit any subsidiary to make, a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, the debenture guarantee, the preferred securities guarantee or the subordinated notes as the case may be; or

•	make or permit any subsidiary to make, any guarantee payments with respect to any guarantee of any debt security (other than payments under the debenture guarantee and the debenture guarantee or the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures, the debenture guarantee or the preferred securities guarantee, as the case may be.

The above restrictions will not prevent Kingsway Financial from any of the following: (i) repurchases, redemptions or other acquisitions of shares of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of Kingsway Financial (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the occurrence of the event of default or interest deferral, as applicable, (ii) any transactions resulting from any reclassification of Kingsway Financial’s capital stock, or the exchange or conversion of any class or series of Kingsway Financial’s capital stock for any other class or series of its capital stock, or the exchange or conversion of any class or series of Kingsway Financial’s indebtedness for any class or series of its capital stock, (iii) the purchase of fractional interests in shares of Kingsway Financial’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto.

The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures. The holders may not annul a declaration of acceleration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. If an event of default is due to the bankruptcy or other insolvency proceeding of Funding Co. or Kingsway Financial, then the principal of and the interest on the debentures will become immediately due and payable without any declaration by the property trustee.

Funding Co. and Kingsway Financial are required to file annually with the indenture trustee a certificate as to whether or not they are in compliance with all of the conditions and covenants applicable to them under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by Funding Co. to pay interest on or principal of the debentures or the failure of Kingsway Financial to pay interest or principal under the debenture guarantee, as the case may be, on the date on which the payment is due and payable and certain other conditions set forth in the indenture are met, then a holder of trust preferred securities may institute a direct action against Funding Co. or Kingsway Financial, as the case may be, to compel it to make the payment. Funding Co. and Kingsway Financial may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the Trust may become subject to the reporting obligations under the Exchange Act.

The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

Neither Funding Co. nor Kingsway Financial may consolidate with or merge into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into Funding Co. or Kingsway Financial, or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to Funding Co. or Kingsway Financial, unless:

•	the successor person expressly assumes by supplemental indenture the obligations of Funding Co. or Kingsway Financial on the debentures or the debenture guarantee, as the case may be;

•	immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, occurred and is continuing;

•	the transaction is permitted under the trust agreement and will not result in a breach or violation of the trust agreement; and

•	other conditions as prescribed in the indenture are met.

In addition, it is a condition precedent to any transaction involving Funding Co. described above that either Funding Co. is the surviving person in the combination or if Funding Co. consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the U.S. or any state or the District of Columbia.

Satisfaction and Discharge

The indenture will cease to be of further effect and Funding Co. and Kingsway Financial will be deemed to have satisfied and discharged their obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year or are to be called for redemption within one year,

and Funding Co. or Kingsway Financial deposits or causes to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

Funding Co. and Kingsway Financial may still be required to provide officers’ certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

The indenture and the debentures will be governed by and construed in accordance with New York law.

Information Concerning the Indenture Trustee

The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered security or indemnity satisfactory to the indenture trustee by the holder against the costs, expenses and fees which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Expenses

Funding Co., pursuant to the indenture, irrevocably and unconditionally agrees to pay all costs, expenses and fees of the Trust, other than obligations of the Trust to pay to the holders of the trust preferred securities or other similar interests in the Trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be.

Miscellaneous

Funding Co. has agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

•	to maintain directly or indirectly 100% ownership of the common securities of the Trust, except that the common securities may be transferred to certain related parties or certain successors that are permitted pursuant to the indenture;

•	not to voluntarily terminate, dissolve, windup or liquidate the Trust, except to distribute the debentures to the holders of the trust preferred securities or to redeem all of trust preferred securities or, if it merges or consolidates with another company and the trust agreement permits; and

•	to cause the Trust (a) to remain a statutory trust except in connection with a distribution of debentures, the redemption of all of the trust securities of the Trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to use its reasonable efforts to cause the Trust to continue to be treated as a grantor trust and not as an association taxable as a corporation for U.S. federal income tax purposes, and to avoid involuntary dissolution, winding up or liquidation.

BOOK-ENTRY ISSUANCE

General

DTC will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described below, the trust preferred securities will be issued as registered securities in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more global preferred securities will be issued for the trust preferred securities and will be deposited with DTC.

DTC is a limited purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of trust preferred securities under the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC’s records. The ownership interest of each actual purchaser of each trust preferred security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry-only system for the trust preferred securities is discontinued.

To facilitate subsequent transfers, all trust preferred securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of trust preferred securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC’s records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we and the Trust assume no responsibility for the accuracy thereof. Neither we nor the Trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (nor any other nominee) will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution of Funds

The property trustee will make redemption, distribution and dividend payments on the trust preferred securities to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the property trustee on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the property trustee, the Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption, distribution and dividend payments to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

DTC may discontinue providing its services with respect to the trust preferred securities at any time by giving reasonable notice to the property trustee or Funding Co. If no successor securities depositary is obtained, definitive certificates representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In either of these events, definitive certificates for the trust preferred securities will be printed and delivered.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

The preferred securities guarantee agreement will be executed and delivered by Kingsway Financial concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The preferred securities guarantee agreement will be qualified as an indenture under the Trust Indenture Act, and the guarantee trustee will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the preferred securities guarantee for the benefit of the holders of the trust preferred securities.

The following discussion contains a description of the material provisions of the preferred securities guarantee agreement and is subject to, and is qualified in its entirety by reference to, the preferred securities guarantee agreement and the Trust Indenture Act. We urge you to read the form of the preferred securities guarantee agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

Kingsway Financial agrees to pay in full on a subordinated basis, to the extent described in the preferred securities guarantee agreement, the preferred securities guarantee payments, as defined below, to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. Kingsway Financial’s obligations under the preferred securities guarantee are several and independent of the obligations of Funding Co. with respect to the debentures, the obligations of the Trust with respect to the trust preferred securities and Kingsway Financial’s obligations under the debenture guarantee.

The following payments with respect to the trust preferred securities are called the preferred securities guarantee payments and, to the extent not paid or made by the Trust and to the extent that the Trust has funds available for those distributions, will be subject to the preferred securities guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities;

•	with respect to any trust preferred securities called for redemption, the redemption price; and

•	upon a voluntary or involuntary dissolution of the Trust (other than in connection with the distribution of debentures to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of:

•	the amount of the liquidation distribution; and

•	the amount of assets of the Trust remaining available for distribution to holders of trust preferred securities in liquidation of the Trust.

Kingsway Financial may satisfy its obligations to make a preferred securities guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders. If Kingsway Financial satisfies its obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities, Kingsway Financial will make all such payments without withholding or deduction at the source for or on account of any Foreign Taxes, unless such Foreign Taxes are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of the Taxing Jurisdiction or any province, territory, political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including a holding by a court of competent jurisdiction or by a taxing authority in the Taxing Jurisdiction or any province, territory, or political subdivision thereof). If a withholding or deduction for Foreign Taxes at source is required, Kingsway Financial will, subject to certain limitations and exceptions described below, pay to the holders of the trust preferred securities such additional amounts, referred to as additional amounts, as may be necessary in order that the net amounts received by such holders after such withholding or deduction will not be less than the amount such holders would have received in respect of the trust preferred securities if such Foreign Taxes had not been withheld or deducted; provided, however, that Kingsway Financial will not be required to pay any additional amounts for or on account of:

•	any Foreign Taxes that would not have been imposed but for the fact that the holder (or the beneficial owner) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in the Taxing Jurisdiction or any province, territory, or political subdivision thereof or otherwise had some connection therewith other than by reason of the mere ownership of, or receipt of payment under, such trust preferred security;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

•	any Foreign Taxes that are imposed or withheld by reason of the failure by the holder (or the beneficial owner) of such trust preferred security to comply with any reasonable and timely written request by Kingsway Financial or its agent addressed to the holder within 60 days of such request (a) to provide information concerning the nationality, residence or identity of the holder (or such beneficial owner) or (b) to make any declaration or other similar claim or satisfy any information, certification, identification, documentation or other reporting requirement, which in either case is required or imposed by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction or any province, territory or political subdivision thereof as a precondition to exemption from all or part of such Foreign Taxes.

In addition, Kingsway Financial will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such trust preferred security to any holder who is, for income tax purposes of the Taxing Jurisdiction, a fiduciary or partnership or other than the sole beneficial owner of such trust preferred security to the extent such payment would be required by the laws of the Taxing Jurisdiction (or any province, territory or political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, or a partner of such partnership, or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the trust preferred security.

The preferred securities guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments on the trust preferred securities, but the preferred securities guarantee only applies to the extent the Trust has funds available for those distributions. If Funding Co. does not make interest payments on the debentures purchased by the Trust, the Trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

Status of the Guarantee

The preferred securities guarantee constitutes Kingsway Financial’s unsecured obligation that ranks subordinate and junior in right of payment to all of Kingsway Financial’s senior debt. Kingsway Financial expects to incur additional indebtedness in the future, although it has no specific plans in this regard presently and, except in limited circumstances, neither the indenture nor the preferred securities guarantee limits the amounts of the obligations that Kingsway Financial may incur.

The preferred securities guarantee constitutes a guarantee of payment and not of collection. If Kingsway Financial fails to make payments under the preferred securities guarantee when required, holders of trust preferred securities may institute a legal proceeding directly against it to enforce their rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not paid by the Trust or upon distribution of the debentures to the holders of the trust preferred securities.

Amendments

Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the preferred securities guarantee agreement may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default; Remedies

An event of default under the preferred securities guarantee agreement will occur upon Kingsway Financial’s failure to make any required preferred securities guarantee payments or to perform any other obligations under the preferred securities guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the preferred securities guarantee agreement.

Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against Kingsway Financial to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against Funding Co., the Trust, the guarantee trustee or any other person or entity.

Kingsway Financial is required to periodically provide to the guarantee trustee a certificate as to whether or not it is in compliance with all of the conditions precedent and covenants applicable to it under the preferred securities guarantee agreement. Kingsway Financial is also required to provide the guarantee trustee, the SEC and the holders of the trust preferred securities all information required pursuant to the Trust Indenture Act.

Restrictions on Payments

If an event of default under the indenture, the trust agreement or the preferred securities guarantee agreement shall have occurred and be continuing, or if a deferral period is in effect, Kingsway Financial will not be permitted to:

•	declare or pay a dividend or distribution on any of its outstanding capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its outstanding capital stock;

•	make or permit any subsidiary to make, a principal, premium or interest payment (other than payments under the subordinated notes) on, or repay, repurchase or redeem, any debt security that ranks equally with or junior to the debentures, the debenture guarantee, the preferred securities guarantee or the subordinated notes as the case may be; or

•	make or permit any subsidiary to make, any guarantee payments with respect to any guarantee of any debt security (other than payments under the debenture guarantee and the preferred securities guarantee), if such guarantee ranks equally with or junior to the debentures, the debenture guarantee or the preferred securities guarantee, as the case may be.

The above restrictions will not prevent Kingsway Financial from any of the following: (i) repurchases, redemptions or other acquisitions of shares of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of Kingsway Financial (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the occurrence of the event of default or interest deferral, as applicable, (ii) any transactions resulting from any reclassification of Kingsway Financial’s capital stock, or the exchange or conversion of any class or series of Kingsway Financial’s capital stock for any other class or series of its capital stock, or the exchange or conversion of any class or series of Kingsway Financial’s indebtedness for any class or series of its capital stock, (iii) the purchase of fractional interests in shares of Kingsway Financial’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (iv) any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto.

Termination of the Guarantee

The preferred securities guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of the trust preferred securities;

•	full payment of the amounts payable upon liquidation of the Trust; or

•	distribution of the debentures to the holders of the trust preferred securities.

If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee, such guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of Kingsway Financial’s default in performance of the preferred securities guarantee, undertakes to perform only those duties as are specifically set forth in the preferred securities guarantee. When an event of default has occurred, and is actually known to the trustee and is continuing, the guarantee trustee must enforce the preferred securities guarantee for the benefit of the holders and must exercise the rights and powers vested in it by the preferred securities guarantee, and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the preferred securities guarantee at the request of any holder of any trust preferred securities unless it is offered indemnity satisfactory to the guarantee trustee against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

The preferred securities guarantee will be governed by and construed in accordance with New York law.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE DEBENTURES AND THE GUARANTEES

Full and Unconditional Guarantee

Kingsway Financial will irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the trust preferred securities, to the extent the Trust has funds available for the payment of these amounts pursuant to the preferred securities guarantee agreement, and will fully and unconditionally guarantee all payments with respect to the debentures pursuant to the debenture guarantee contained in the indenture. Funding Co., Kingsway Financial and the Trust believe that, taken together, the obligations of Funding Co. and Kingsway Financial under the debentures, the indenture, the trust agreement, the preferred securities guarantee agreement and the debenture guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee on the payments of distributions or other amounts due on the trust preferred securities. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the trust preferred securities.

If and to the extent that Funding Co. does not make payments on the debentures, the Trust will not pay distributions or other amounts due on the trust preferred securities. Kingsway Financial’s preferred securities guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against Funding Co. for enforcement of payment of the distributions on the debentures to the Trust, or against Kingsway Financial for enforcement of its obligations to make payments under its debenture guarantee.

Kingsway Financial’s obligations under the preferred securities guarantee and the debenture guarantee are subordinated and junior in right of payment to all of its other senior debt. The preferred securities guarantee and the debenture guarantee will be unsecured obligations of Kingsway Financial, subordinated in right of payment to the prior payment in full of all Kingsway Financial’s senior debt as described above under “Description of the Debenture and the Debenture Guarantee—Subordination” beginning on page 100 and “Description of the Preferred Securities Guarantee—Status of the Guarantee” beginning on page 109. The preferred securities guarantee and the debenture guarantee will rank equally with the guarantee by Kingsway Financial of any other subordinated debentures issued under the indenture to the Trust or similar trusts.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	Funding Co. will pay for any and all costs, expenses and fees of the Trust, except the obligations of the Trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

•	the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Enforcement Rights of Holders of Trust Preferred Securities

Upon default involving nonpayment of any distributions that have become due, a holder of any trust preferred security may institute a legal proceeding directly against Kingsway Financial to enforce its rights under the preferred securities guarantee or the debenture guarantee without first instituting a legal proceeding against the guarantee trustee, Funding Co., the Trust or any other person. A default or event of default under any of Funding Co.’s senior debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, its senior debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

The trust preferred securities evidence preferred undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from Funding Co. the principal amount of and interest accrued on debentures (or from Kingsway Financial under the debenture guarantee) held, while a holder of trust preferred securities is entitled to receive distributions from the Trust (or from Kingsway Financial under the preferred securities guarantee) if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution.

Upon Funding Co.’s or Kingsway Financial’s voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of them. Therefore, the property trustee would be subordinated in right of payment to all of their respective senior debt, but is entitled to receive payment in full of principal and interest before any of their respective shareholders receive payments or distributions. Since Kingsway Financial is the guarantor under the preferred securities guarantee and the debenture guarantee and Funding Co. has agreed to pay for all costs, expenses and fees of the Trust other than the obligations of the Trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to Kingsway Financial’s other creditors and to Kingsway Financial’s stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF THE SUBORDINATED NOTES

The proceeds from the sale of the debentures by Funding Co. to the Trust will be loaned to Kingsway America in exchange for subordinated notes issued by Kingsway America, which will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The subordinated notes have economic and payment terms (including maturity date, interest payment dates, interest rate, the right to defer interest payments in the absence of an event of default and redemption rights) substantially similar to the terms of the debentures. The subordinated notes will rank junior in priority of payment to all of Kingsway America’s senior debt, including indebtedness that Kingsway America may incur in the future.

Kingsway America may, on one or more occasions, defer interest payments on the subordinated notes. If Kingsway America defers interest payments on the subordinated notes, Funding Co. will defer interest payments on the debentures and the Trust will defer interest payments on the trust preferred securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

This summary describes all material U.S. federal income tax consequences of the acquisition, ownership and disposition of the trust preferred securities and the debentures resulting from this offering and outlines the U.S. federal income tax treatment of the Trust as of the date of this prospectus. The statements of law and legal conclusions in the following discussion are the opinion of Lord, Bissell & Brook, our counsel, based on and subject to the facts, factual assumptions and limitations set forth in this discussion.

Except where we state otherwise, this summary deals only with the trust preferred securities held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, by a holder who:

•	is a United States Person, as defined below; and

•	acquires the trust preferred securities upon original issuance at their original issue price.

United States Person means a beneficial owner of trust preferred securities that, for U.S. federal tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity taxable as a corporation or partnership that is created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation without regard to its source; or

•	a trust that:

•	is subject to the primary supervision of a court within the United States and the control of one or more United States Persons, or

•	has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States Person.

This discussion does not discuss all of the U.S. federal income tax consequences, or, except as specifically noted, any other tax consequences, of the acquisition, ownership and disposition of the trust preferred securities that may be relevant to beneficial owners. Nor does it address tax consequences to beneficial owners who are subject to special rules, such as:

•	banks;

•	thrift institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	insurance companies;

•	dealers in securities or currencies;

•	securities traders that elect to use a mark to market method of accounting for their securities holdings;

•	tax-exempt organizations;

•	persons holding the trust preferred security as a position in a straddle, or as part of a hedging, conversion, or constructive sale transaction;

•	persons that have a functional currency other than the United States dollar;

•	except with respect to the discussion under the caption Non-United States Holders, persons who are not United States Persons; and

•	former United States Persons subject to U.S. taxation under provisions relating to expatriation to avoid tax.

In addition, this discussion does not address:

•	the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of the trust preferred securities;

•	the United States alternative minimum tax consequences of purchasing, owning and disposing of the trust preferred securities; or

•	any state, local or foreign tax consequences of purchasing, owning and disposing of the trust preferred securities.

This discussion is based on U.S. federal income tax laws (and foreign tax laws relevant to the discussion under the heading “Foreign Tax Credits” on page 116) in effect on the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

Some of the authorities on which this discussion is based are subject to various interpretations, and either the IRS or the courts could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus. Accordingly, we cannot assure you that the IRS will not challenge the consequences of the acquisition, ownership and disposition of the trust preferred securities outlined in this prospectus or that a court would not sustain such a challenge.

The U.S. federal income tax discussion set forth below is included for general information only and may not be applicable depending upon your particular situation. We urge you to consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other laws.

Classification of the Trust

The Trust will be classified for U.S. federal income tax purposes as a grantor trust and not an association taxable as a corporation based on and subject to the facts and assumptions set forth herein, including the assumption that there will be full compliance with the terms of the trust agreement, the indenture and certain other documents.

Under the rules for grantor trusts, you generally will be considered the owner of an undivided interest in the debentures owned by the Trust for U.S. federal income tax purposes. Accordingly, when you acquire the trust preferred securities, you will be treated as acquiring an interest in the debentures and you will be required to include all income or gain recognized for U.S. federal income tax purposes with respect to your share of the debentures in your gross income for U.S. federal income tax purposes, whether or not you receive distributions on your trust preferred securities. Further, as described below in more detail, the distribution of the debentures to you upon liquidation of the Trust would not be a taxable event for U.S. federal income tax purposes. In contrast, if the Trust were treated as an association taxable as a corporation, it would be taxable on its interest income from the debentures, and if it distributed the debentures, the Trust would also be taxable on any gain realized upon the distribution, and the distribution would likely constitute a taxable event to you. In that case, upon the distribution of the debentures, you would recognize gain or loss equal to the difference between your adjusted tax basis in your trust preferred securities and the fair market value of the debentures you received. The remainder of this discussion assumes that the Trust will be treated as a grantor trust and not as an association taxable as a corporation.

Classification of Funding Co.’s Debentures

The debentures are intended to be classified for U.S. federal income tax purposes as indebtedness of Funding Co. By acceptance of the trust preferred securities, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. We cannot assure you that the IRS will not challenge this position. The remainder of this discussion assumes that the debentures will be treated as indebtedness of Funding Co. for U.S. federal income tax purposes.

Interest Income and Original Issue Discount

We anticipate that the debentures will not be issued with an issue price that is less than their stated redemption price at maturity. Under applicable United States Treasury regulations, a contingency that stated interest will not be timely paid that is remote will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. As a result of terms and conditions of the debentures that prohibit payments with respect to Funding Co.’s and Kingsway Financial’s capital stock and indebtedness if Funding Co. elects to defer interest payments, we believe that the likelihood of Funding Co. exercising its option to defer payments is remote. Based on the foregoing, we believe that the debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, you should include in gross income your allocable share of interest on the debentures at the time that it is paid or accrued in accordance with your regular method of accounting, although the IRS could take a contrary position. The following discussion assumes that unless and until Funding Co. exercises its option to defer interest on the debentures, the debentures will not be treated as issued with OID.

If Funding Co. exercised its right to defer payments of interest on the debentures (or if the exercise of such option was determined not to be remote), the debentures would be treated as issued with OID at the time of such exercise (or at the time of issuance if the exercise of such option was determined not to be remote). In such case, you will be subject to the special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

Under the OID economic accrual rules, the following occurs:

•	regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the debentures using the constant-yield-to-maturity method of accrual;

•	the actual cash payments of interest you receive on the debentures would not be reported separately as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the debentures would increase your tax basis in such debentures; and

•	the amount of distributions in respect of such accrued OID would reduce your tax basis in such debentures.

Because the debentures are debt for U.S. federal income tax purposes, corporate holders will not be entitled to a dividends received deduction with respect to any income in respect of the trust preferred securities and individual holders will not be entitled to the benefit of the reduced rates provided by the Jobs and Growth Tax Relief Reconciliation Act of 2003, or the 2003 Tax Act, for “qualified dividend income” with respect to any income in respect of the trust preferred securities.

Foreign Tax Credits

If, with respect to any guarantee payment that Kingsway Financial makes under the debenture guarantee or the preferred securities guarantee, foreign income taxes are imposed on the holders of debentures or trust preferred securities, as the case may be, and Kingsway Financial pays additional amounts to such holders for such foreign income taxes, those additional amounts will likely be taxable as foreign source income to holders who are United States Persons. However, those foreign income taxes will generally be treated as foreign taxes eligible for (a) credit against the holder’s U.S. federal income tax liability, subject to limitations in the Code and any applicable income tax treaty between the United States and the relevant Taxing Jurisdiction, or (b) at the holder’s election, deduction in computing the holder’s taxable income for U.S. federal income tax purposes.

Receipt of Debentures or Cash Upon Liquidation of the Trust

Under certain circumstances described above, the Trust may distribute the debentures to you in exchange for your trust preferred securities in liquidation of the Trust. Except as discussed below, a distribution of the debentures would not be a taxable event for U.S. federal income tax purposes. In that case, you would have an aggregate adjusted tax basis in the debentures you receive equal to your aggregate adjusted basis in your trust preferred securities, and your holding period for the debentures you receive would include the period during which you held your trust preferred securities.

Under certain circumstances, Funding Co. may redeem debentures from the Trust for cash and the Trust may distribute the proceeds of this redemption to you in exchange for your trust preferred securities. This redemption would be taxable for U.S. federal income tax purposes, and you would recognize gain or loss as if you had sold the trust preferred securities for cash. See “Sales of Trust Preferred Securities” below.

Sales of Trust Preferred Securities

If you sell the trust preferred securities, or the trust preferred securities are redeemed for cash, you will recognize gain or loss, as the case may be, equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized on the sale or redemption of the trust preferred securities. Unless a debenture is treated as having OID, any portion of the amount you receive that is attributable to accrued interest will be treated as interest income and will not be treated as part of the amount realized for purposes of determining your gain or loss on the disposition of trust preferred securities. If, however, the debentures are treated as having OID, the basis of the trust preferred securities would be increased by OID included in your gross income to the date of disposition, and decreased by payments received on the trust preferred securities other than any interest for the period prior to the date that the debentures are treated as issued with OID. Any gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the trust preferred securities as a capital asset for more than one year prior to the date of disposition. In the case of individuals, trusts and estates, long-term capital gains generally are taxed at a lower rate than short-term capital gains. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income.

The 2003 Tax Act contains provisions that generally reduce the maximum rate of tax imposed on long-term capital gains realized by individuals from 20 percent to 15 percent. The reduced rate applies to long-term capital gains from sales or exchanges recognized on or after May 6, 2003 and ceases to apply for taxable years beginning after December 31, 2008. The reduced rate does not apply to short-term capital gains. Prospective investors should consult their own tax advisors in order to evaluate the consequences and effective dates of this change in law.

Market Discount and Acquisition Premium

Holders of trust preferred securities other than holders who acquired the trust preferred securities upon original issuance may be considered to have acquired their trust preferred securities with “market discount” or “acquisition premium” as those phrases are defined for U.S. federal income tax purposes. Such holders are advised to consult their own tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

Non-United States Holders

The following discussion applies to you only if you would be a beneficial owner of the trust preferred securities and are not a United States Person as defined above. Under present U.S. federal income tax law, if you are not engaged in a trade or business in the United States:

•	No withholding of U.S. federal income tax will be required with respect to the payment by Funding Co., the Trust or any paying agent of principal or interest, including any OID, on the trust preferred securities or the debentures provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation as defined in the Code that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a debenture or trust preferred security is described in Section 881(c)(3)(A) of the Code;

•	you are not a foreign private foundation; and

•	either (a) you provide your name and address on IRS Form W-8BEN or another appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) a financial institution holding the trust preferred security (or the debenture) on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or another appropriate form from you and provides us with a copy;

•	If you do not satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed:

•	IRS Form W-8BEN or another appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI or another appropriate form stating that interest received on the trust preferred securities or the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

•	No withholding of U.S. federal income tax will be required with respect to any gain realized by you upon the sale or other disposition of the trust preferred securities or the debentures if you provide appropriate documentation that you are not a United States Person.

If you are engaged in a trade or business in the United States and income on the trust preferred securities and/or the debentures is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that income on a net income basis in the same manner as if you were a United States Person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

Any gain realized upon the sale or disposition of the trust preferred securities and/or the debentures generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a United States trade or business conducted by you; or

•	if you are a non-United States holder who is an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Your estate will not be subject to U.S. federal estate tax on the trust preferred securities or the debentures beneficially owned by you at the time of your death, provided that:

•	you do not own 10% or more of the total combined voting power of all classes of our voting stock; and

•	interest on the trust preferred securities or debentures would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

The consequences to non-United States holders of acquiring, owning and disposing of the debentures and/or the trust preferred securities described above may be modified by an applicable tax treaty. Non-United States holders should consult their tax advisors about the rules concerning the tax consequences to them of acquiring, owning and disposing of the debentures and/or the trust preferred securities, including withholding on payments to non-United States holders and the potential applicability of tax treaties.

Backup Withholding Tax and Information Reporting

The amount of interest paid and any OID accrued on the debentures held directly or through the trust preferred securities by United States Persons, other than corporations and other exempt recipients, will be reported annually to the IRS. Funding Co. or the Trust will report the amount of such income to holders by January 31st following each calendar year.

Backup withholding will apply to payments of interest, dividends and payments of redemption or other disposition proceeds to you if you are a non-exempt United States Person unless you furnish your taxpayer identification number in the manner prescribed in applicable Treasury regulations (generally, on an IRS Form W-9), certify under penalties of perjury, that this number is correct, and meet certain other conditions. The backup withholding rate is 28%. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of the trust preferred securities. Holders of the trust preferred securities are urged to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, dated             , 2003, among Kingsway Financial, Funding Co., Kingsway America, the Trust and the underwriters named below, the Trust has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from the Trust, the following respective aggregate liquidation amounts of trust preferred securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Name of Underwriter	Liquidation Amount of Trust Preferred Securities to be Purchased
.

Total	US$	50,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the trust preferred securities offered hereby if any of such trust preferred securities are purchased.

The underwriters have advised us that they propose to offer the trust preferred securities to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of US$               per trust preferred security. The underwriters may allow, and such dealers may reallow, a concession not in excess of US$               per trust preferred security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the underwriters. The underwriters intend to distribute and deliver this prospectus only by hand or mail.

The Trust has granted to the underwriters an option, exercisable not later than 30 days after the date of the underwriting agreement, to purchase up to an additional 300,000 trust preferred securities at the public offering price. To the extent that the underwriters exercise such option, the Trust will be obligated, pursuant to the option, to sell such trust preferred securities to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the trust preferred securities offered in this prospectus. If purchased, the underwriters will offer these additional trust preferred securities on the same terms as those on which the US$25 aggregate liquidation amount of the trust preferred securities are being offered.

In connection with the offering, we have agreed that, without the prior written consent of                         , we will not, during the period ending 180 days after the date of the underwriting agreement, directly or indirectly, offer, sell, contract to sell, issue, distribute, grant any option, right or warrant to purchase or otherwise dispose of any shares of trust preferred securities or any securities substantially similar to the trust preferred securities, except for trust preferred securities sold in private placements in an aggregate amount not to exceed US$80 million.

In connection with this offering, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the SEC’s Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the trust preferred securities. Such transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more trust preferred securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the underwriters may exercise the over-allotment option described above or may purchase trust preferred securities in the open market following completion of the initial offering of the trust preferred securities. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the trust preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the trust preferred securities. The underwriters also may reclaim any selling concessions allowed to an underwriter or dealer if the underwriters repurchase shares distributed by that underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the trust preferred securities at a level above that which might otherwise prevail in the open market. We do not, nor do any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the trust preferred securities. The underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

In view of the fact that the proceeds from the sale of the trust preferred securities will be used to purchase Funding Co.’s debentures, the underwriting agreement provides that Funding Co. will pay as compensation for the underwriters’ arranging the investment of such proceeds an amount of US$     per trust preferred security (or US$         (US$            if the over-allotment option is exercised in full) in the aggregate). We have agreed to reimburse the underwriters for a portion of their expenses upon completion of the offering in an amount equal  to the lesser of (i) the underwriters’ expenses minus $0.21 per trust preferred security sold in the offering and  (ii) the underwriters’ estimated expenses.

Because the National Association of Securities Dealers, Inc. is expected to view the trust preferred securities as interests in a direct participation program, this offering is being made in compliance with the applicable provisions of Rule 2810 of the NASD’s Conduct Rules.

The trust preferred securities are a new issue of securities with no established trading market. The representatives have advised the Trust and us that they intend to make a market in the trust preferred securities. However, the underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the underwriters. No assurance can be given as to the development or liquidity of any market for the trust preferred securities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                                                                              have, from time to time, performed investment banking and other services for us in the ordinary course of business and have received fees from us for their services.

LEGAL MATTERS

Certain U.S. federal income tax matters and other various legal matters will be passed upon for Kingsway Financial, Kingsway America, Funding Co. and the Trust by Lord, Bissell & Brook LLP, Chicago, Illinois. Various legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. The validity of the preferred securities under Delaware law will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware.

EXPERTS

KPMG LLP, Chartered Accountants domiciled in Canada (“KPMG Canada”), have audited our consolidated financial statements as at December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, as set forth in their auditors’ report. We have included our consolidated financial statements in this prospectus in reliance on KPMG Canada’s report, given on their authority as experts in accounting and auditing.

KPMG LLP, independent auditors domiciled in the United States (“KPMG U.S.”), have audited the consolidated financial statements of ACHI as at December 31, 2001 and 2000, and for each of the years in the two-year period ended December 31, 2001, and for the three months ended March 31, 2002, as set forth in their auditors’ report thereon. We have incorporated such financial statements of ACHI by reference into this prospectus from our Form 6-K filed on September 12, 2003, as amended, in reliance on KPMG U.S.’s report, given on their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

Kingsway Financial is incorporated under the laws of Ontario, Canada. Most of its directors and executive officers are residents of Canada and a substantial portion of its assets and the assets of these persons are located outside of the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon Kingsway Financial or such directors and officers or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities of us or such directors and officers under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. We believe that a judgment of a U.S. court predicated solely upon the civil liability under the Securities Act and/or the Exchange Act would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. There is substantial doubt, however, whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Under a multi jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. You may read and copy all or any portion of any reports, statements or other information we file with the SEC at the SEC’s public reference  room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at  1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York,  New York 10005. Such material may also be accessed electronically by means of the SEC’s website at  http://www.sec.gov.

We do not expect that Kingsway America, Funding Co. or the Trust will file reports and other information under the Exchange Act with the SEC.

This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all the information set forth in the registration statement and all of its exhibits and schedules. For further information on the trust preferred securities, the debentures, the preferred securities guarantee and the debenture guarantee, Kingsway Financial Services Inc., Kingsway Financial Capital Trust I, Kingsway America Inc. and Kingsway U.S. Funding Inc., you should review our registration statement, its exhibits and the documents incorporated by reference into this prospectus. This prospectus summarizes material provisions of the contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement. Copies of these documents will, so long as any trust preferred securities are outstanding, be available for inspection during usual business hours at the specified office of the paying agent in Delaware.

Incorporation of Information About Us

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that:

•	the incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically be considered to update and supersede the information in this prospectus.

We incorporate by reference into this prospectus:

•	Kingsway’s Annual Report on Form 40-F for the year ended December 31, 2002, filed with the SEC on May 14, 2003.

•	Kingsway’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on September 12, 2003, as amended, containing audited interim consolidated financial statements of ACHI for the three months ended March 31, 2002, and annual consolidated financial statements of ACHI as at December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000.

All subsequent reports that we file on Form 40-F under the Securities Exchange Act of 1934 prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus. We may also incorporate any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering if the Form 6-K filing specifically states that it is incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that it is modified or superseded by a statement that is in this prospectus or in any later filed document that is or is deemed to be incorporated by reference. Any statement that is modified or superseded in this manner will no longer be a part of this prospectus, except as modified or superseded.

You may request a copy, at no cost, of any or all of the filings that are incorporated by reference into this prospectus, excluding exhibits (other than those that we specifically incorporate by reference into the documents that you request) by contacting us, orally or in writing, at the following address:

Mr. Michael Slan

Corporate Secretary

Suite 4400

Royal Trust Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1G8

You may also obtain a copy of any documents that we incorporate by reference in this prospectus, at no cost, at the office of the paying agent in Delaware.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	As at September 30, 2003	As at December 31, 2002
	(unaudited)	(audited)
ASSETS
Cash	$129,450	$244,921
Investments	2,357,904	1,833,744
Accrued investment income	24,585	16,223
Accounts receivable and other assets	389,373	334,603
Due from reinsurers and other insurers	188,797	164,742
Deferred policy acquisition costs	177,423	178,574
Income taxes recoverable	6,023	3,851
Future income taxes	57,373	59,505
Capital assets	64,075	43,981
Goodwill and intangible assets	90,359	104,290

	$3,485,362	$2,984,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Bank indebtedness	$165,500	$170,390
Accounts payable and accrued liabilities	108,122	122,606
Unearned premiums	804,987	776,323
Unpaid claims	1,534,329	1,200,554
Senior unsecured debentures	78,000	78,000
Subordinated indebtedness	77,876	23,636

	2,768,814	2,371,509
Shareholders’ equity
Share capital	468,420	357,192
Issued and outstanding number of common shares 55,808,794—September 30, 2003 48,794,212—December 31, 2002
Currency translation adjustment	(63,806)	11,090
Retained earnings	311,934	244,643

	716,548	612,925

	$3,485,362	$2,984,434

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands of Canadian dollars, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Gross premiums written	$652,751	$605,566	$1,985,239	$1,524,610

Net premiums written	$623,376	$566,397	$1,897,231	$1,436,543

Revenue:
Net premiums earned	$591,807	$479,407	$1,764,342	$1,189,053
Investment income	22,672	19,590	57,607	50,341
Net realized gains	16,437	6,300	25,226	11,617

	630,916	505,297	1,847,175	1,251,011
Expenses:
Claims incurred	455,300	346,862	1,285,415	852,776
Commissions and premium taxes	121,367	103,689	376,820	246,897
General and administrative expenses	37,276	34,827	101,701	92,873
Interest expense	5,381	3,000	14,891	8,754
Amortization of intangibles	210	—	654	—

	619,534	488,378	1,779,481	1,201,300

Income before income taxes	11,382	16,919	67,694	49,711
Income taxes	(4,251)	(4,734)	403	(4,423)

Net income	$15,633	$21,653	$67,291	$54,134

Earnings per share:
Basic:	$0.28	$0.44	$1.32	$1.11
Diluted:	$0.28	$0.44	$1.31	$1.10
Weighted average shares outstanding:
Basic:	55,546	48,762	51,126	48,730
Diluted:	56,011	49,361	51,558	49,410

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

(unaudited)

(In thousands of Canadian dollars)

	Nine Months Ended September 30,
	2003	2002

Retained earnings, beginning of period	$244,643	$165,111
Net income for the period	67,291	54,134

Retained earnings, end of period	$311,934	$219,245

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands of Canadian dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Cash provided by (used in):

Operating activities:
Net income	$15,633	$21,653	$67,291	$54,134

Items not affecting cash:
Amortization	2,496	3,820	5,983	6,934
Future income taxes	(4,748)	3,997	(8,889)	(345)
Net realized gains	(16,437)	(6,300)	(25,226)	(11,617)
Amortization of bond premiums and discounts	4,037	1,457	9,718	2,481

	981	24,627	48,877	51,587
Net change in non-cash balances	187,197	141,541	365,258	282,076

	188,178	166,168	414,135	333,663
Financing activities:
Increase of share capital, net	110,012	81	111,228	813
Increase in bank indebtedness	11,075	846	19,818	39,000
Increase in subordinated indebtedness	13,726	—	58,184	—

	134,813	927	189,230	39,813
Investing activities:
Purchase of investments	(1,027,370)	(891,375)	(5,558,327)	(2,291,053)
Proceeds from sale of investments	757,158	841,834	4,867,020	2,108,469
Financed premiums receivable, net	4,431	130	2,675	9,460
Purchase of subsidiary, net of cash acquired	—	(111)	—	(34,539)
Additions to capital assets	(9,711)	(4,287)	(30,204)	(9,527)

	(275,492)	(53,809)	(718,836)	(217,190)

Increase (decrease) in cash during period	47,499	113,286	(115,471)	156,286
Cash, beginning of period	81,951	139,200	244,921	96,200

Cash, end of period	$129,450	$252,486	$129,450	$252,486

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the nine months ended September 30, 2003 and 2002

(Unaudited—tabular amounts in thousands of Canadian dollars)

1.    Basis of presentation

These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2002 as set out beginning on page F-14 of this prospectus. These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies as were used for the Company’s consolidated financial statements for the year ended December 31, 2002.

2.    Share capital

The Company completed its previously announced common share offering on July 3, 2003 and completed the exercise of the over allotment option on July 11, 2003. In total, 6,710,000 common shares were issued for total gross proceeds of $112,057,000. Share issue expenses to September 30, 2003 of $4,482,000, net of applicable income taxes of $1,485,000, were deducted from the amount of share capital.

3.    Stock-based compensation

As reported on pages F-30 and F-31 of this prospectus, the Company applies the intrinsic-value method of accounting for stock-based compensation awards granted to employees and non-employee directors. The Company must provide the following pro forma disclosures of net income and earnings per share as if the Company had measured the compensation element of stock options granted based on the fair value on the date of grant. Such proforma disclosure follows:

	Three Months Ended September 30,
	2003	2002
Net income
As reported	$15,633	$21,653
Pro forma	15,053	21,181
Basic earnings per share
As reported	$0.28	$0.44
Pro forma	0.27	0.43
Diluted earnings per share
As reported	$0.28	$0.44
Pro forma	0.27	0.43

	Nine Months Ended September 30,
	2003	2002
Net income
As reported	$67,291	$54,134
Pro forma	65,551	52,717
Basic earnings per share
As reported	$1.32	$1.11
Pro forma	1.28	1.08
Diluted earnings per share
As reported	$1.31	$1.10
Pro forma	1.27	1.07

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2003 and 2002

(Unaudited—tabular amounts in thousands of Canadian dollars)

The per share weighted average fair value of options granted during 2003 and 2002 was $6.11 and $8.39. The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	As at September 30
	2003	2002
Risk-free interest rate	5.44%	5.5%
Dividend yield	0.0%	0.0%
Volatility of the expected market price of the Company’s common shares	56.0%	59.1%
Expected option life (in years)	5.5 years	5.4 years

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. As the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the above pro forma adjustments are not necessarily a reliable single measure of the fair value of the Company’s employee stock options.

4.    Segmented information

The Company provides property and casualty insurance and other insurance related services in three reportable segments, Canada, the United States and corporate and other insurance related services. The Company’s Canadian and United States segments include transactions with the Company’s reinsurance subsidiaries. At the present time, other insurance related services are not significant. Results for the Company’s operating segments are based on the Company’s internal financial reporting systems and are consistent with those followed in the preparation of the consolidated financial statements.

	Three Months Ended September 30, 2003
	Canada	United States	Corporate and Other	Total
Gross premiums written	$166,784	$485,967	$—	$652,751
Net premiums earned	154,652	437,155	—	591,807
Investment income	10,779	11,839	54	22,672
Net realized gains	10,124	6,312	1	16,437
Interest expense	—	3,462	1,919	5,381
Amortization of capital assets	201	1,387	340	1,928
Amortization of intangible assets	—	210	—	210
Net income tax expense (recovery)	(882)	(1,359)	(2,010)	(4,251)
Net income (loss)	(5,622)	20,089	1,166	15,633
Underwriting profit (loss)	(26,389)	4,253	—	(22,136)
Claims ratio	89.3%	72.6%	—	76.9%
Expense ratio	27.8%	26.4%	—	26.8%
Combined ratio	117.1%	99.0%	—	103.7%

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2003 and 2002

(Unaudited—tabular amounts in thousands of Canadian dollars)

	Three Months Ended September 30, 2002
	Canada	United States	Corporate and Other	Total
Gross premiums written	$126,226	$479,340	$—	$605,566
Net premiums earned	117,129	362,278	—	479,407
Investment income (loss)	7,151	12,638	(199)	19,590
Net realized gains (losses)	(2,657)	8,955	2	6,300
Interest expense	—	2,655	345	3,000
Amortization of capital assets	195	3,925	347	4,467
Net income tax expense (recovery)	(1,717)	(3,257)	240	(4,734)
Net income (loss)	(4,143)	25,383	413	21,653
Underwriting profit (loss)	(9,158)	3,187	—	(5,971)
Claims ratio	78.3%	70.4%	—	72.3%
Expense ratio	29.5%	28.7%	—	28.9%
Combined ratio	107.8%	99.1%	—	101.2%

	Nine Months Ended September 30, 2003
	Canada	United States	Corporate and Other	Total
Gross premiums written	$469,861	$1,515,378	$—	$1,985,239
Net premiums earned	403,918	1,360,424	—	1,764,342
Investment income	23,902	33,495	210	57,607
Net realized gains (losses)	9,002	16,225	(1)	25,226
Interest expense	—	8,888	6,003	14,891
Amortization of capital assets	565	4,115	977	5,657
Amortization of intangible assets	—	654	—	654
Net income tax expense (recovery)	(3,666)	6,299	(2,230)	403
Net income (loss)	(7,630)	74,163	758	67,291
Total assets	$1,112,244	$2,340,038	$33,080	$3,485,362
Underwriting profit (loss)	(39,879)	40,285	—	406
Claims ratio	81.9%	70.2%	—	72.9%
Expense ratio	28.0%	26.8%	—	27.1%
Combined ratio	109.9%	97.0%	—	100.0%

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the nine months ended September 30, 2003 and 2002

(Unaudited—tabular amounts in thousands of Canadian dollars)

	Nine Months Ended September 30, 2002
	Canada	United States	Corporate and Other	Total
Gross premiums written	$359,010	$1,165,600	$—	$1,524,610
Net premiums earned	301,650	887,403	—	1,189,053
Investment income (loss)	17,569	33,504	(732)	50,341
Net realized gains (losses)	(1,828)	11,709	1,736	11,617
Interest expense	—	7,713	1,041	8,754
Amortization of capital assets	544	5,676	714	6,934
Net income tax expense (recovery)	(5,232)	89	720	(4,423)
Net income (loss)	(7,641)	58,497	3,278	54,134
Total assets	$1,059,231	$1,636,028	$25,244	$2,720,503
Underwriting profit (loss)	(24,578)	21,085	—	(3,493)
Claims ratio	78.2%	69.5%	—	71.7%
Expense ratio	30.0%	28.1%	—	28.6%
Combined ratio	108.2%	97.6%	—	100.3%

5.    Investments

The carrying amounts and fair values of investments are summarized below:

	September 30, 2003
	Carrying Amount	Fair Value
Term deposits	$269,444	$269,356
Bonds:
Government	775,095	782,340
Corporate	985,618	998,237
Preferred shares	659	680
Common shares	248,141	270,962
Financed premiums	78,947	78,947

	$2,357,904	$2,400,522

	December 31, 2002
	Carrying Amount	Fair Value
Term deposits	$506,575	$506,511
Bonds:
Government	441,674	454,482
Corporate	613,732	630,658
Preferred shares	2,045	2,025
Common shares	182,904	185,816
Financed premiums	86,814	86,814

	$1,833,744	$1,866,306

KINGSWAY FINANCIAL SERVICES INC.

SUPPLEMENTAL INFORMATION

For the nine months ended September 30, 2003 and 2002

(Unaudited—tabular amounts in thousands of Canadian dollars)

Financial Strength Indicators:

Some of the key indicators of the Company’s financial strength are as follows:

	September 30, 2003	December 31, 2002
Rolling four quarter calculations:
Net Premiums Written to Statutory Surplus Ratio	2.9x	3.1x
Interest Coverage Ratio	6.5x	7.6x
Total Senior Debt to Capitalization Ratio	23.6%	28.9%

KINGSWAY FINANCIAL SERVICES INC.

RECONCILIATION OF CANADIAN AND UNITED STATES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(In thousands of Canadian dollars, except per share amounts)

(Information as at and for the nine month periods ended September 30, 2003 and 2002 is unaudited)

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. The significant differences between Canadian GAAP and U.S. GAAP, which affect the Company’s consolidated financial statements, are described below:

The following table reconciles the consolidated net income as reported under Canadian GAAP with net income and other comprehensive income in accordance with U.S. GAAP:

	Nine Months Ended September 30,
	2003	2002
	(unaudited)
Net income based on Canadian GAAP	$67,291	$54,134
Impact on net income of U.S. GAAP adjustments, net of tax:
Deferred start-up costs (note 1)	719	790
Equity accounting (note 3)	983	1,182
Derivative financial instruments (note 4)	—	(67)

Net income based on U.S. GAAP	$68,993	$56,039
Other comprehensive income adjustments:
Change in unrealized gain on investments classified as available for sale (note 4)	10,056	6,317
Change in fair value of interest rate swaps	5,433	(2,191)
Less: related future income taxes	4,522	449

Other comprehensive income adjustments	10,967	3,677
Currency translation adjustments in the period	(74,896)	(1,964)

Other comprehensive loss	(63,929)	1,713

Total comprehensive income (loss)	$5,064	$57,752

Basic earnings per share based on U.S. GAAP net income	$1.35	$1.15
Diluted earnings per share based on U.S. GAAP net income	$1.34	$1.13

The following table reconciles shareholders’ equity as reported under Canadian GAAP with shareholders’ equity in accordance with U.S. GAAP:

	September 30, 2003	Dec. 31, 2002
	(unaudited)	(audited)
Shareholders’ equity based on Canadian GAAP	$716,548	$612,925
Other comprehensive income	27,525	16,558
Cumulative net income impact:
Deferred start-up costs (note 1)	(1,262)	(1,981)
Goodwill amortization (note 2)	(1,213)	(1,213)
Equity accounting (note 3)	1,618	635

Shareholders’ equity based on U.S. GAAP	$743,216	$626,924

Statement of Financial Accounting Standards (SFAS) No. 130 “Reporting Comprehensive Income” requires the Company to disclose items of other comprehensive income in a financial statement and to disclose accumulated balances of other comprehensive income or loss in the equity section of the Company’s balance

KINGSWAY FINANCIAL SERVICES INC.

RECONCILIATION OF CANADIAN AND UNITED STATES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES—(Continued)

(In thousands of Canadian dollars, except per share amounts)

(Information as at and for the nine month periods ended September 30, 2003 and 2002 is unaudited)

sheet. Total cumulative other comprehensive income (loss) amounted to $(36,281) and $27,648 as at September 30, 2003 and December 31, 2002, respectively.

(1)    Deferred start-up costs:

Under Canadian GAAP, start-up costs of Avalon Risk Management, Inc. are deferred and amortized over a five year period commencing from the date the start-up period ended. Under U.S. GAAP, such costs are expensed in the periods in which the expenditures are incurred.

(2)    Goodwill amortization:

Under Canadian GAAP, guarantee fund assessment liabilities were estimated and accrued at the date of acquisition, which resulted in an increase in the amount of goodwill recorded. Under U.S. GAAP, such costs are expensed in the periods in which the liabilities are estimated.

(3)    Equity accounting:

Under Canadian GAAP, the Company’s 25% equity investment in an investee is carried at cost as the Company does not have significant influence over the investee. Under U.S. GAAP, we are deemed to have significant influence because the Company’s equity investment exceeds 20%, and the equity method of accounting is used. This method recognizes the Company’s share of net income or loss of the investee. Also, under U.S. GAAP, goodwill is recognized, and prior to December 31, 2001 was being amortized over a period of 10 years.

(4)    Portfolio investments:

Under Canadian GAAP, portfolio investments are carried at cost or amortized cost, and where a decline in value of an investment is considered to be other than temporary, a write-down of the investment to its estimated recoverable amount is recorded. Under U.S. GAAP, such investments would be classified as available for sale and are marked to market after write-downs for other than temporary declines in values, and the unrealized gain or loss, net of any future income taxes, is recorded as other comprehensive income, a component of shareholders’ equity.

American Country Insurance Company (“American Country”), acquired by the Company in April, 2002, utilized derivative financial instruments for the purpose of enhancing the overall return of its portfolio investments. The only derivatives owned by American Country were convertible securities, all of which were disposed of during 2002. American Country did not utilize derivative financial instruments for the purpose of hedging or reducing the cost of its debt obligations. The embedded derivative associated with the convertible security was accounted for under Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), as amended by Statements No. 137 and 138, which established accounting and reporting standards for derivative instruments and for hedging activities. Any change in the market value of the embedded derivative was recorded as a realized investment gain or loss through the Statement of Operations and Statement of Cash Flows.

(5)    Accounting for Derivative Instruments and Hedging Activities:

In June 1998, the Financial Accounting Standards Board (“FASB”) issued FAS 133. Under FAS 133, all derivative instruments, including certain derivative instruments embedded in other contracts, are

KINGSWAY FINANCIAL SERVICES INC.

RECONCILIATION OF CANADIAN AND UNITED STATES

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES—(Continued)

(In thousands of Canadian dollars, except per share amounts)

(Information as at and for the nine month periods ended September 30, 2003 and 2002 is unaudited)

recognized as either assets or liabilities in the balance sheet at their fair values, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. The Company adopted this statement effective January 1, 2001 for purposes of its U.S. GAAP reconciliation. The Company has purchased interest rate swap contracts that are designated as cash flow hedges against the amounts borrowed under the unsecured credit facility. The terms of the swaps match those of the unsecured credit facility, and were entered into to minimize the Company’s exposure to fluctuations in interest rates. The change in the fair value of interest rate swap contracts is reflected in other comprehensive income.

(6)    Future accounting pronouncements:

The Company does not expect the adoption of any known proposed accounting pronouncements to have a material impact on its consolidated financial statements.

MANAGEMENT STATEMENT ON RESPONSIBILITY FOR FINANCIAL INFORMATION

Management is responsible for presentation and preparation of the annual consolidated financial statements included in this prospectus on pages F-18 to F-50, Management’s Discussion and Analysis (MDA) and all other information in this prospectus. The consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles and also include a reconciliation to generally accepted accounting principles in the United States. Financial information appearing elsewhere in this prospectus is consistent with the consolidated financial statements.

The consolidated financial statements and information in the MDA necessarily include amounts based on informed judgements and estimates of the expected effects of current events and transactions with appropriate consideration to materiality. In addition, in preparing the financial information management must make determinations as to the relevancy of information to be included, and make estimates and assumptions that affect reported information. The MDA also includes information regarding the estimated impact of current transactions and events, sources of liquidity and capital resources, operating trends, risks and uncertainties. Actual results in the future may differ materially from management’s present assessment of this information because future events and circumstances may not occur as expected.

In meeting its responsibility for the reliability of the consolidated financial statements and for the accounting systems from which they are derived, management maintains the necessary system of internal controls. These controls are designed to provide management with reasonable assurance that the financial records are reliable for preparing financial statements and other financial information, assets are safeguarded against unauthorized use or disposition and liabilities are recognized.

We, as Kingsway Financial’s Chief Executive Officer and Chief Financial Officer, will be certifying Kingsway Financial’s annual disclosure document filed with the SEC (Form 40-F) as required by the new United States Sarbanes-Oxley Act.

The Board of Directors oversees management’s responsibilities for financial reporting through an Audit Committee, which is composed entirely of directors who are neither officers nor employees of the Company. The Audit Committee reviews the consolidated financial statements and recommends them to the board for approval. The Audit Committee also reviews and monitors weaknesses in the Company’s system of internal controls as reported by management or the external auditors.

Role of the Actuary

With respect to the preparation of these financial statements, management prepares a valuation including the selection of appropriate assumptions of the Company’s obligations at the balance sheet date under insurance policies issued by its subsidiaries. With respect to the preparation of these financial statements, KPMG LLP carries out a review of management’s valuation of the policy liabilities and provides an opinion to the Board of Directors regarding the appropriateness of the claims liabilities recorded by management to meet all policyholder obligations of the Company at the balance sheet date. The work to form that opinion includes an examination of the sufficiency and reliability of data, and review of the valuation process used by management. The actuary is responsible for assessing whether the assumptions and methods used for the valuation of policy liabilities are in accordance with accepted actuarial practice, applicable legislation, and associated regulations and directives. In performing the review of these liabilities determined by management, which are by their very nature inherently variable, the Actuary makes assumptions as to future loss ratios, trends, reinsurance recoveries, expenses and other contingencies, taking into consideration the circumstances of the Company and the nature of the insurance policies.

The valuation is based on projections of future claims and claim adjustment expenses on claims incurred at the balance sheet date. It is certain that actual future claims and claim adjustment expenses will not develop exactly as projected and may, in fact, vary significantly from the projections. Further, the projections make no provision for new classes or claim categories not sufficiently recognized in the claims database.

Management is responsible for the accuracy and completeness of the underlying data used in the valuation. The actuary’s report outlines the scope of the review and the opinion.

Role of the Auditor

The external auditors, KPMG LLP, have been appointed by the shareholders. Their responsibility is to conduct an independent and objective audit of the financial statements in accordance with Canadian generally accepted auditing standards and to report thereon to the shareholders. In carrying out their audit, the auditors make use of the work of the actuary and their report on the claim liabilities of the Company. The shareholders’ auditors have full and unrestricted access to the Board of Directors and the Audit Committee to discuss audit, financial reporting and related findings. The auditors’ report outlines the scope of their audit and their opinion.

William G. Star	W. Shaun Jackson
President & Chief Executive Officer	Executive Vice President & Chief Financial Officer

February 6, 2003

AUDITORS’ REPORT

To the Board of Directors

Kingsway Financial Services Inc.

We have audited the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2002 and December 31, 2001 and the consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and December 31, 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

KPMG LLP

Chartered Accountants

Toronto, Canada

February 6, 2003

APPOINTED ACTUARY’S REPORT

KPMG LLP has reviewed management’s valuation, including the selection of appropriate assumptions and methods, of the unpaid claims liabilities of the insurance and reinsurance subsidiaries of Kingsway Financial Services Inc. for its consolidated balance sheets at December 31, 2002 and 2001 and their changes in the statement of operations for each of the years in the three year period ended December 31, 2002 in accordance with accepted actuarial practice.

In accepted actuarial practice, the valuation of unpaid claims liabilities reflects the time value of money. Insurance regulations in some jurisdictions require that the valuation of some unpaid claims liabilities not reflect the time value of money. The valuation complies with that directive.

In our opinion, the unpaid claims liabilities are appropriate except as described in the preceding paragraph and the consolidated financial statements fairly present its results.

Claudette Cantin, F.C.I.A.

February 6, 2003

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	As at December 31
	2002	2001
ASSETS
Cash	$244,921	$96,200
Investments (notes 2 and 11(c))	1,833,744	1,126,998
Accrued investment income	16,223	12,173
Accounts receivable and other assets	334,603	176,692
Due from reinsurers and other insurers (note 5)	164,742	131,462
Deferred policy acquisition costs	178,574	95,717
Income taxes recoverable	3,851	1,246
Future income taxes (note 6)	59,505	23,086
Capital assets	43,981	38,643
Goodwill and intangible assets (note 1(e))	104,290	76,527

	$2,984,434	$1,778,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank indebtedness (note 10(a))	$170,390	$144,516
Accounts payable and accrued liabilities	122,606	83,303
Unearned premiums (note 5)	776,323	424,120
Unpaid claims (notes 5 and 7)	1,200,554	589,963
Senior unsecured debentures (note 10(b))	78,000	—

	2,347,873	1,241,902
Subordinated indebtedness (note 10(c))	23,636	—
Shareholders’ equity:
Share capital (note 3)	357,192	356,232
Currency translation adjustment	11,090	15,499
Retained earnings (note 11(b))	244,643	165,111

	612,925	536,842
Contingent liabilities (note 11)

	$2,984,434	$1,778,744

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share amounts)

	Years ended December 31
	2002	2001	2000
Gross premiums written	$2,124,691	$1,065,262	$643,022

Net premiums written	$2,009,963	$1,014,960	$604,693

Revenue:
Net premiums earned (note 5)	$1,737,754	$872,830	$539,969
Investment income	64,855	52,553	44,576
Net realized gains	16,259	12,079	10,444

	1,818,868	937,462	594,989
Expenses:
Claims incurred (notes 5 and 7)	1,240,329	616,079	371,946
Commissions and premium taxes (note 5)	372,051	167,176	106,378
General and administrative expenses	122,762	81,938	66,925
Interest expense	12,274	11,399	11,408
Amortization of intangible assets	716	—	—

	1,748,132	876,592	556,657

Income before income taxes	70,736	60,870	38,332
Income taxes (recovery) (note 6):
Current	4,410	6,665	5,691
Future	(13,206)	3,418	(298)

	(8,796)	10,083	5,393

Net income before goodwill	79,532	50,787	32,939
Amortization of goodwill, net of applicable income tax	—	5,856	5,469

Net income	$79,532	$44,931	$27,470

Earnings per share (note 3):
Basic	$1.63	$1.21	$0.81
Diluted	$1.61	$1.19	$0.80

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

(In thousands of Canadian dollars)

	Years ended December 31
	2002	2001	2000
Retained earnings, beginning of year	$165,111	$120,180	$92,710
Net income	79,532	44,931	27,470

Retained earnings, end of year	$244,643	$165,111	$120,180

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Years ended December 31
	2002	2001	2000
Cash provided by (used in):
Operating activities:
Net income	$79,532	$44,931	$27,470
Items not affecting cash:
Amortization of goodwill and intangibles	716	6,674	6,206
Amortization of capital assets and deferred charges	9,358	5,137	4,121
Future income taxes	(11,157)	(873)	(276)
Net realized gains	(16,259)	(12,079)	(10,444)
Amortization of bond premiums and discounts	3,746	(4,856)	(2,977)

	65,936	38,934	24,100
Change in non-cash balances:
Deferred policy acquisition costs	(79,898)	(36,370)	(12,084)
Due from reinsurers and other insurers	1,863	5,377	33,427
Unearned premiums	303,012	131,028	64,024
Unpaid claims	370,193	132,279	(18,390)
Net change in other non-cash balances	(60,722)	(63,920)	1,429

	600,384	207,328	92,506
Financing activities:
Increase of share capital, net	960	207,751	19
Increase (decrease) in bank indebtedness	26,952	(7,035)	(14,445)
Increase in senior unsecured debentures	78,000	—	—
Increase in subordinated indebtedness	23,636	—	—

	129,548	200,716	(14,426)
Investing activities:
Purchase of investments	(4,396,825)	(2,277,643)	(1,249,692)
Proceeds from sale of investments	3,857,050	1,958,678	1,221,913
Financed premiums receivable, net	7,768	(7,546)	(24,191)
Purchase of subsidiaries, net of cash acquired (note 8)	(36,908)	(2,336)	(4,468)
Additions to capital assets	(12,296)	(12,837)	(3,864)

	(581,211)	(341,684)	(60,302)

Increase in cash during the year	148,721	66,360	17,778
Cash, beginning of year	96,200	29,840	12,062

Cash, end of year	244,921	$96,200	$29,840

Supplementary disclosure of cash information:
Cash paid for:
Interest	$12,186	$11,701	$11,507
Income taxes	3,034	9,909	1,098

See accompanying notes to consolidated financial statements.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

1.    Summary of significant accounting policies:

Kingsway Financial Services Inc. (the “Company”) was incorporated under the Business Corporations Act (Ontario) on September 19, 1989. The Company is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance.

(a)    Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries all of which are wholly-owned. Acquisitions are accounted for by the purchase method, whereby the results of acquired companies are included only from the date of acquisition, and divestitures are included up to the date of disposal. Assets and liabilities of the acquired companies are included in the financial statements at their fair values at the date of acquisition.

The following is a list of our material subsidiaries, all of which are 100% owned, directly or indirectly, (except for qualifying shares of York Fire & Casualty Insurance Company and Kingsway General Insurance Company held by directors in order to satisfy applicable statutory requirements), with the jurisdiction of incorporation indicated in brackets: American Country Holdings Inc. (Illinois); American Country Insurance Company (Illinois); American Country Financial Services Corp. (Illinois); American Country Underwriting Agency Inc. (Illinois); American Country Professional Services Corp. (Illinois); American Service Investment Corporation (Illinois); American Service Insurance Company, Inc. (Illinois); ARK Insurance Agency Inc. (Illinois); Avalon Risk Management, Inc. (Illinois); Appco Finance Corporation (Florida); AOA Payment Plan Inc. (Illinois); Hamilton Risk Management Company (Florida); Insurance Management Services Inc. (Florida); U.S. Security Insurance Company (Florida); Jevco Insurance Company (Canada); Kingsway America Inc. (Delaware); Kingsway Connecticut Statutory Trust I (Delaware); Kingsway Financial Capital Trust I (Delaware); Kingsway Finance Nova Scotia, ULC (Nova Scotia); Kingsway General Insurance Company (Ontario); Kingsway Reinsurance (Bermuda) Ltd. (Bermuda); Kingsway Reinsurance Corporation (Barbados); Kingsway U.S. Finance Partnership (Delaware); Kingsway U.S. Funding Inc. (Delaware); Kingsway U.S. Tier II Finance Partnership (Delaware); Southern United Holding, Inc. (Alabama); Consolidated Insurance Management Corp. (Alabama); Funding Plus of America (Alabama); Southern United Fire Insurance Company (Alabama); Southern United General Agency of Texas, Inc. (Texas); UCC Corporation (Nevada); Universal Casualty Company (Illinois); Walshire Assurance Company (Pennsylvania); Lincoln General Insurance Company (Pennsylvania); Yorktowne Premium Finance Company (Pennsylvania); and York Fire & Casualty Insurance Company (Ontario).

(b)    Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates and changes in estimates are recorded in the accounting period in which they are determined.

(c)    Investments

Fixed term investments are carried at amortized cost providing for the amortization of the discount or premium on a constant yield basis to maturity. Investments in common and preferred shares are carried at cost. Where a decline in value of an investment is considered to be other than temporary a writedown of the investment is recorded.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

(d)    Investment income

Investment income is recorded as it accrues. Dividend income on common and preferred shares is recorded on the ex-dividend date. Gains and losses on disposal of investments are determined and recorded as at the settlement date, and are calculated on the basis of average cost.

(e)    Goodwill and other intangible assets

When the Company acquires a subsidiary or other business where we exert significant influence, we determine the fair value of the net tangible and intangible assets acquired and compare them to the amount paid for the subsidiary or business acquired. Any excess of the amount paid over the fair value of those net assets is considered to be goodwill.

Goodwill is tested at least annually for impairment to ensure that its fair value is greater than or equal to the carrying value. Any excess of carrying value over fair value is charged to income in the period in which the impairment is determined. At December 31, 2002 and 2001 goodwill, net of accumulated amortization, was $97,671,000 and $76,527,000, respectively.

When the Company acquires a subsidiary or other business where we exert significant influence, we may acquire intangible assets, which are recorded at their fair value at the time of the acquisition. Intangible assets with a definite useful life are amortized to income on a straight-line basis over the defined useful life. The Company writes down the value of an intangible asset with a definite useful life when the un-discounted  cash flows are not expected to allow for full recovery of the carrying value. At December 31, 2002 and 2001 intangible assets with a definite useful life, net of accumulated amortization, were $3,066,000 and $nil, respectively.

Intangible assets with an indefinite useful life are not subject to amortization and are tested at least annually for impairment to ensure that its fair value is greater than or equal to its carrying value. Any excess of carrying value over fair value is charged to income in the period in which the impairment is determined. At December 31, 2002 and 2001 the Company had intangible assets with an indefinite life of $3,553,000 and $nil, respectively.

Amortization of intangible assets reported in the Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000 was $716,000, $nil and $nil, respectively. There were no write-downs of goodwill or intangible assets due to impairment during the years ended December 31, 2002, 2001, and 2000.

Prior to January 1, 2002 the Company amortized goodwill arising from acquisitions made before July 1, 2001 over the estimated useful life of the asset acquired. Amortization of goodwill was recorded net of applicable income taxes in the Consolidated Statements of Operations. Goodwill amortization of $5,856,000 and $5,469,000, net of applicable taxes of $818,000 and $737,000, was included in income for the years ended December 31, 2001 and 2000, respectively.

(f)    Deferred policy acquisition costs

The Company defers brokers’ commissions, premium taxes and other underwriting and marketing costs relating to the acquisition of premiums written to the extent they are considered recoverable. These costs are then expensed as the related premiums are earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs.

Effective October 1, 2002, on a prospective basis, the Company began deferring other underwriting and marketing costs relating to the acquisition of premiums. The impact of this change was an increase to net income before taxes of $6,589,000 for the year ended December 31, 2002. Had these costs been taken into account in the deferral of policy acquisition costs in prior years, the impact on the financial statements would not have been significant.

(g)    Premium revenue and unearned premiums

The Company earns premium revenue over the period covered by each individual insurance contract in proportion to the insurance protection provided. For motorcycle premiums, a higher percentage of the premiums is earned during the summer months, which is the motorcycle riding season in Canada. For all other lines of business, the premiums are earned evenly over the contract period. Unearned premiums represent the portion of premiums written related to the unexpired risk portion of the policy at the year-end.

The reinsurers’ share of unearned premiums is recognized as amounts recoverable using principles consistent with the Company’s method for determining the unearned premium liability.

(h)    Unpaid claims

The provision for unpaid claims includes adjustment expenses and represents an estimate for the full amount of all expected costs, including investigation, and the projected final settlements of claims incurred on or before the balance sheet date. The provision does not take into consideration the time value of money or make an explicit provision for adverse deviation.

These estimates of future loss activity are necessarily subject to uncertainty and are selected from a wide range of possible outcomes. All provisions are periodically reviewed and evaluated in the light of emerging claim experience and changing circumstances. The resulting changes in estimates of the ultimate liability are recorded as incurred claims in the accounting period in which they are determined.

(i)    Reinsurance

Net premiums earned and claims incurred are recorded net of amounts ceded to, and recoverable from, reinsurers. Estimates of amounts recoverable from reinsurers on unpaid claims are recorded separately from estimated amounts payable to policyholders. Unearned premiums and deferred policy acquisition costs are also reported before reduction for business ceded to reinsurers and the reinsurers’ portion is classified with amounts due from reinsurers.

Amounts recoverable from reinsurers are estimated and recognized in a manner consistent with the Company’s method for obtaining the related policy liability associated with the reinsured policy.

(j)    Translation of foreign currencies

Monetary assets and liabilities in foreign currencies are translated into Canadian dollars at year-end exchange rates and non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Translation gains and losses are included in the current income. Income and expenses are translated at the exchange rates in effect at the date incurred. Realized gains and losses on foreign exchange are recognized in the statement of operations.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

The operations of the Company’s subsidiaries in the United States and Barbados are self-sustaining. As a result, the assets and liabilities of these subsidiaries are translated at the year-end rates of exchange. Revenues and expenses are translated at the average rate of exchange for each year. The unrealized gains and losses, which result from translation are deferred and included in shareholders’ equity under the caption “currency translation adjustment”.

(k)    Income taxes

The Company follows the asset and liability method of accounting for income taxes, whereby future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

(l)    Stock-based compensation plan

The Company has a stock-based compensation plan, which is described in Note 4 and uses the intrinsic-value method of accounting for stock-based compensation awards granted to employees and non-employee directors. The exercise price of all stock options is based on the market value of the shares at the time the option is granted. No compensation expense is recognized for this plan when stock options are issued to employees and non-employee directors. The consideration paid by employees and non-employee directors on exercise of stock options is credited to share capital.

(m)    Capital assets

Capital assets are reported in the financial statements at depreciated cost. Depreciation of property and equipment has been provided by the straight-line method over the estimated useful lives of such assets. The useful lives range from 15-40 years for building and leasehold improvements, 5-7 years for furniture and equipment and 3-5 years for computers and software development. At December 31, 2002 and 2001, the total cost of capital assets is $67,825,000 and $55,203,000, respectively, and accumulated depreciation is $23,844,000 and $16,560,000, respectively. At December 31, 2002 and 2001 the buildings and leasehold improvements account for 32% and 37% of the total cost, respectively and 39% and 45% of the depreciated cost, respectively. At December 31, 2002 and 2001 the computers and software development account for 43% and 26% of the total cost, respectively and 38% and 29% of the depreciated cost, respectively.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

2.    Investments:

The carrying amounts and fair values of investments are summarized below:

	December 31, 2002
	Carrying amount	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Term deposits	$506,575	$1	$65	$506,511
Bonds:
Canadian—Government	130,736	3,993	—	134,729
—Corporate	82,650	3,288	837	85,101
U.S. —Government	152,644	6,768	19	159,393
—Corporate	248,729	10,118	918	257,929
Other —Government	158,294	2,068	2	160,360
—Corporate	282,353	5,275	—	287,628

Sub-total	$1,561,981	$31,511	$1,841	$1,591,651

Preferred shares—Canadian	2,045	2	22	2,025
Common shares—Canadian	125,563	9,207	6,137	128,633
—U.S.	57,341	3,156	3,314	57,183
Financed premiums	86,814	—	—	86,814

	$1,833,744	$43,876	$11,314	$1,866,306

The maturity profile of the bonds and term deposits investments at their carrying amounts and fair values as at December 31, 2002 is as follows:

	Carrying Amount	Fair Value
Due in one year or less	$636,726	$638,163
Due after one year through five years	699,514	717,493
Due after five years through ten years	179,809	188,190
Due after ten years	45,932	47,805

	$1,561,981	$1,591,651

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

		December 31, 2001
		Carrying amount	Gross Unrealized Gains	Gross Unrealized Losses	Fair value
Term deposits		$192,191	$1	$29	$192,163
Bonds:
Canadian	— Government	110,757	2,116	287	112,586
	— Corporate	72,631	1,469	2,416	71,684
U.S.	— Government	135,251	1,551	346	136,456
	— Corporate	136,590	2,915	666	138,839
Other	— Government	58,995	431	1	59,425
	— Corporate	215,788	1,389	429	216,748

Sub-total		$922,203	$9,872	$4,174	$927,901

Preferred shares	— Canadian	8,115	13	748	7,380
	— U.S.	1,202	71	325	948
Common shares	— Canadian	85,383	10,665	4,157	91,891
	— U.S.	14,750	1,412	426	15,736
	— Other	1,746	—	615	1,131
Financed premiums		93,599	—	—	93,599

		$1,126,998	$22,033	$10,445	$1,138,586

The maturity profile of the bonds and term deposits investments at their carrying amounts and fair values as at December 31, 2001 is as follows:

	Carrying Amount	Fair Value
Due in one year or less	$287,625	$288,177
Due after one year through five years	436,472	441,350
Due after five years through ten years	162,984	162,999
Due after ten years	35,122	35,375

	$922,203	$927,901

The carrying amounts are shown by contractual maturity. Actual maturity may differ from contractual maturity because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Fair values of term deposits, bonds and common and preferred shares are considered to approximate quoted market values based on the latest bid prices. Financed premiums represent the portion of our insureds monthly premium payments that are not yet due. Certain of our insureds have the option to pay a portion of the premium when the policy is placed in force and the balance in monthly installments. The insured pays an additional premium for this option, reflecting handling costs and the investment income that would have been earned on such premium, had the total amount been collected at the beginning of the policy period. The additional premium is essentially an interest payment on the balance of the unpaid premium and is recognized as income over the period of the policy. The fair value of financed premiums, which are realized over the term of the related policies of up to one year, approximates their carrying amount.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

Management has reviewed currently available information regarding those investments whose estimated fair value is less than their carrying amount and ascertained that the carrying amounts are expected to be recovered. Debt securities whose carrying amount exceeds market value can be held until maturity when management expects to receive the principal amount.

All of the Company’s fixed term investments have fixed interest rates. The coupon rates for the Company’s fixed term investments range from 0.94% to 13.00% at December 31, 2002 and 3.75% to 13.25% at December 31, 2001. As the fair value, carrying amounts and face amounts are not materially different, the effective rates of interest based on fair values would not be materially different from the coupon rates.

The Company limits its investment concentration in any one investee or related group of investees to less than 5% of the Company’s investments.

Net investment income for the years ended December 31 is comprised as follows:

	2002	2001	2000
Investment income:
Interest on short-term investments	$4,431	$6,457	$6,433
Interest on bonds	50,317	29,654	26,029
Dividends	3,951	2,652	1,939
Premium finance	8,539	9,861	7,467
Other	565	5,550	4,309

Gross investment income	67,803	54,174	46,177
Investment expenses	2,948	1,621	1,601

Net investment income	$64,855	$52,553	$44,576

Net realized gains for the years ended December 31, 2002, 2001, and 2000 were $16,259,000, $12,079,000, and $10,444,000, respectively. Included in net realized gains were adjustments to the carrying value of investments for declines in market value considered other than temporary of $6,592,000, $1,200,000 and $nil for the years ended December 31, 2002, 2001 and 2000, respectively.

As at December 31, 2002, bonds and term deposits with an estimated fair value of $28,621,000 (2001—$22,847,000) were on deposit with regulatory authorities.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

3.    Share capital:

Authorized:

Unlimited number of common shares

Share transactions consist of the following:

	Shares Issued	Stock Options	Weighted- Average Exercise Price	Amount
Balance as at December 31, 1999	34,010,068	834,567	$10.42	$148,462
Normal course issuer bid	(85,200)			(428)
Stock options:
Granted in year		701,000	4.30
Exercised in year	131,729	(131,729)	3.40	447
Forfeited in year		(32,500)	8.97

Balance as at December 31, 2000	34,056,597	1,371,338	$8.00	$148,481
Issued July 12, 2001	5,750,000			68,315
Issued December 19, 2001	8,625,000			138,073
Stock options:
Granted in year		367,500	$7.80
Exercised in year	225,609	(225,609)	6.04	1,363
Forfeited in year		(59,668)	6.96

Balance as at December 31, 2001	48,657,206	1,453,561	$8.30	$356,232
Stock options:
Granted in year		425,500	$19.66
Exercised in year	137,006	(137,006)	7.00	960
Forfeited in year		(29,835)	11.39

Balance as at December 31, 2002	48,794,212	1,712,220	$11.17	$357,192

Share issue expenses of $7,948,000, net of applicable income taxes of $4,049,000, were deducted from the amount of share capital issued on July 12, 2001 and December 19, 2001.

(a)	During the year ended December 31, 2002, options to acquire 137,006 shares (2001—225,609 shares; 2000—131,729 shares) were exercised at prices from $4.30 to $14.50 per share (2001—$4.00 to $14.50 per share; 2000—$2.50 to $4.00 per share).

(b)	The weighted average number of shares outstanding for the years ended December 31, 2002, 2001 and 2000 were 48,742,622, 37,202,057 and 33,984,845, respectively. On a diluted basis, the weighted average number of shares outstanding for the years ended December 31, 2002, 2001 and 2000 were 49,427,348, 37,856,100 and 34,341,235, respectively.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

4.    Stock-based compensation:

(a)	The Company has established a stock option incentive plan for directors, officers and key employees of the Company and its subsidiaries. For December 31, 2002 and 2001, the maximum number of common shares that may be issued under the plan is 3,400,000 (2000—2,400,000) common shares. The maximum number of common shares available for issuance to any one person under the stock option plan is 5% of the common shares outstanding at the time of the grant. The exercise price is based on the market value of the shares at the time the option is granted. In general, the options vest evenly over a three-year period and are exercisable for periods not exceeding 10 years.

The following tables summarize information about stock options outstanding as at December 31, 2002, December 31, 2001 and December 31, 2000:

December 31, 2002

Exercise Price	Date of Grant	Expiry Date	Remaining Contractual Life (Years)	Number Outstanding as at December 31, 2002	Number Exercisable at December 31, 2002
$19.66	21-Feb-02	21-Feb-12	9.2	421,500	—
$ 7.80	22-Feb-01	22-Feb-11	8.2	293,340	84,667
$ 4.30	24-Feb-00	24-Feb-10	7.2	497,845	302,336
$11.50	25-Feb-99	25-Feb-04	1.2	293,535	293,535
$18.78	23-Apr-98	23-Apr-03	0.3	12,000	12,000
$14.50	19-Feb-98	19-Feb-03	0.2	194,000	194,000

	Total		6.0	1,712,220	886,538

December 31, 2001

Exercise Price	Date of Grant	Expiry Date	Remaining Contractual Life (Years)	Number Outstanding as at December 31, 2001	Number Exercisable at December 31, 2001
$ 7.80	22-Feb-01	22-Feb-11	9.2	346,500	—
$ 4.30	24-Feb-00	24-Feb-10	8.2	565,190	147,516
$11.50	25-Feb-99	25-Feb-04	2.2	322,203	211,034
$18.78	23-Apr-98	23-Apr-03	1.3	16,000	16,000
$14.50	19-Feb-98	19-Feb-03	1.2	199,000	199,000
$ 8.40	24-Apr-97	24-Apr-02	0.3	4,000	4,000
$ 8.75	20-Feb-97	20-Feb-02	0.2	668	668

	Total		6.0	1,453,561	578,218

December 31, 2000

Exercise Price	Date of Grant	Expiry Date	Remaining Contractual Life (Years)	Number Outstanding as at December 31, 2000	Number Exercisable at December 31, 2000
$ 4.30	24-Feb-00	24-Feb-10	9.2	686,000	—
$11.50	25-Feb-99	25-Feb-04	3.2	352,000	117,333
$18.78	23-Apr-98	23-Apr-03	2.3	16,000	10,666
$14.50	19-Feb-98	19-Feb-03	2.2	201,000	134,000
$ 8.40	24-Apr-97	24-Apr-02	1.3	6,000	6,000
$ 8.75	20-Feb-97	20-Feb-02	1.2	57,003	57,003
$ 4.00	18-Jul-96	18-Jul-01	0.5	53,335	53,335

	Total		5.8	1,371,338	378,337

At December 31, 2002, 2001 and 2000 the number of options exercisable is 886,538, 578,218 and 378,337, respectively, with weighted average prices of $10.58, $10.87 and $11.25, respectively.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

Canadian generally accepted accounting principles permit the use of the intrinsic value based method, provided pro forma disclosures of net income and earnings per share are made as if the Company had measured the compensation element of stock options granted based on the fair value on the date of grant. Such pro forma disclosure follows:

	2002	2001	2000

Net income
As reported	$79,532	$44,931	$27,470
Pro forma	77,642	43,874	26,820
Basic earnings per share
As reported	$1.63	$1.21	$0.81
Pro forma	1.59	1.18	0.79
Diluted earnings per share
As reported	$1.61	$1.19	$0.80
Pro forma	1.57	1.16	0.78

The per share weighted average fair value of options granted during 2002, 2001 and 2000 was $8.39, $5.14 and $3.40. The fair value of the options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2001	2000
Risk-free interest rate	5.54%	5.65%	5.31%
Dividend yield	0.0%	0.0%	0.0%
Volatility of the expected market price of the Company’s Common shares	59.1%	62.2%	47.0%
Expected option life (in years)	5.4	5.5	4.0

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. As the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the above pro forma adjustments are not necessarily a reliable single measure of the fair value of the Company’s employee stock options.

(b)	The Company has an employee share purchase plan where qualifying employees can choose each year to have up to 5% of their annual base earnings withheld to purchase the Company’s common shares. The Company matches one half of the employee contribution amount, and its contributions vest immediately. All contributions are used by the plan administrator to purchase common shares in the open market. The Company’s contribution is expensed as paid and for the years ended December 31, 2002, 2001 and 2000 totalled $367,000, $252,000 and $226,000, respectively.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

5.    Underwriting policy and reinsurance ceded:

In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophe or other events that cause unfavourable underwriting results by reinsuring certain levels of risk, in various areas of exposure, with other insurers. The Company is not relieved of its primary obligation to the policyholder as a result of the reinsurance transaction.

Failure of reinsurers to honour their obligations could result in losses to the Company, consequently, the Company continually evaluates the financial condition of its reinsurers and monitors concentrations of credit risk to minimize its exposure to significant losses from reinsurer insolvency.

The Company follows the policy of underwriting and reinsuring contracts of insurance, which limits the net exposure of the Company to a maximum amount on any one loss of $500,000 and $1,000,000 in the event of property or liability claims for each of the years ended December 31, 2002, 2001 and 2000, respectively. In addition, the Company has obtained catastrophe reinsurance which provides coverage in the event of a series of claims arising out of a single occurrence, which limits this exposure in Canada to $1,500,000 per occurrence to a maximum coverage of $40,000,000 for the year ended December 31, 2002 and a maximum coverage of $25,000,000 for the years ended December 31, 2001 and 2000. In the United States the Company’s catastrophe reinsurance limits this exposure to US$5,000,000, US$1,310,000 and US$1,000,000 for the years ended December 31, 2002, 2001 and 2000, respectively, per occurrence to a maximum coverage of US$80,000,000, US$15,000,000 and US$7,500,000, respectively. For homeowners risk in Florida a separate maximum coverage was maintained during the year ended December 31, 2001 of US$40,000,000.

The amounts deducted for reinsurance ceded from net premiums earned, claims incurred and commissions and premium taxes for the years December 31, 2002, 2001 and 2000 were as follows:

	2002	2001	2000
Net premiums earned	$91,698	$51,099	$37,787
Claims incurred	33,256	35,705	17,312
Commissions and premium taxes	14,600	12,745	7,656

The amount of assumed premiums written was $198,086,000, $149,777,000 and $27,359,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The amount of assumed premiums earned was $215,790,000, $142,715,000 and $12,611,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

6.    Income taxes:

(a) The Company’s provision for income taxes, compared to statutory rates is summarized as follows:

	2002	2001	2000
Provision for taxes at Canadian statutory marginal income tax rate	$27,304	$22,621	$14,296
Non-taxable investment income	(832)	(282)	(302)
Foreign operations subject to different tax rates	(36,455)	(9,106)	(3,585)
Non-deductible goodwill amortization	—	2,786	2,762
Changes in tax rates and other	1,187	(5,936)	(7,778)

Provision for income taxes	$(8,796)	$10,083	$5,393

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

(b)	The components of future income tax balances are as follows:

	2002	2001
Future income tax assets:
Losses carried forward	$34,089	$7,360
Unpaid claims and unearned premiums	33,633	17,306
Investments	1,713	1,095
Other	7,624	8,258

Future income tax assets	77,059	34,019

Future income tax liabilities:
Deferred policy acquisition costs	(12,248)	(8,593)
Unpaid claims and unearned premiums	(970)	(697)
Investments	(786)	(964)
Goodwill and intangible assets	(2,843)	—
Other	(707)	(679)

Future income tax liabilities	(17,554)	(10,933)

Net future income tax assets	$59,505	$23,086

(c)	Amounts and expiration dates of the operating loss carryforward are as follows:

Year of net operating loss	Expiration date	Net operating loss
Canadian operations:
2002	2009	$16,146
U.S. operations:
1995	2010	$ 1,510
1997	2012	4,637
1998	2018	7,033
1999	2019	1,324
2000	2020	2,868
2001	2021	5,119
2002	2022	62,101
(d)	If the Company believes that all of its future income tax assets will not result in future tax benefits, it must establish a valuation allowance for the portion of these assets that it thinks will not be realized. Based predominantly upon a review of the Company’s anticipated future earnings, but also including all other available evidence, both positive and negative, the Company has concluded it is “more likely than not” that its net future income tax assets will be realized.

7.    Unpaid claims:

(a) Nature of unpaid claims:

The establishment of the provision for unpaid claims is based on known facts and interpretation of circumstances and is therefore a complex and dynamic process influenced by a large variety of factors. These factors include the Company’s experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, product mix or concentration, claims severity and claim frequency patterns.

Other factors include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Company’s claim departments’ personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

management practices including claims handling and settlement practices, the effect of inflationary trends on future claims settlement costs, court decisions, economic conditions and public attitudes. In addition, time can be a critical part of the provision determination, since the longer the span between the incidence of a loss and the payment or settlement of the claims, the more variable the ultimate settlement amount can be. Accordingly, short-tail claims such as property claims, tend to be more reasonably predictable than long-tailed claims, such as general liability and automobile accident benefit claims which are less predictable.

Consequently, the process of establishing the provision for unpaid claims is complex and imprecise as it relies on the judgement and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.

(b) Provision for unpaid claims

The Company completes an annual evaluation of the adequacy of unpaid claims at the end of each financial year. This evaluation includes a re-estimation of the liability for unpaid claims relating to each preceding financial year compared to the liability that was originally established. The results of this comparison and the changes in the provision for unpaid claims for the years ended December 31, 2002, 2001 and 2000 were as follows:

	2002	2001	2000
Unpaid claims—beginning of year—net	$487,229	$342,776	$324,872
Net unpaid claims of subsidiaries acquired	207,840	—	—
Provision for claims occurring:
In the current year	1,152,507	588,942	373,431
In prior years	101,079	33,874	(3,386)
Claims paid during the year relating to:
The current year	(491,352)	(303,783)	(207,968)
The prior years	(382,051)	(189,801)	(149,708)
Currency translation adjustment	(8,896)	15,221	5,535

Unpaid claims—end of year—net	1,066,356	487,229	342,776
Reinsurers’ and other insurers’ share of unpaid claims	134,198	102,734	92,546

Unpaid claims—end of year	$1,200,554	$589,963	$435,322

The results for the years ended December 31, 2002 and 2001 were adversely affected by the evaluation of unpaid claims related to prior years. The adverse development of Ontario auto claims (including motorcycle, commercial auto and long haul trucking) was the primary reason for the unpaid claims deficiency. Evolving case law and the erosion of the tort threshold in Ontario has led to an extension of the reporting period during which a plaintiff may bring suit. Also, we identified significantly increased frequency and severity trends in health care cost in Ontario beginning in 2000, where we are required to offer unlimited coverage and much higher liability limits than our other markets. The numerous changes to Ontario automobile legislation and court decisions throughout the 1990’s has inhibited the Canadian insurance industry’s ability to accurately predict the ultimate claims liabilities associated with Ontario automobile policies, which includes automobile, trucking and motorcycle risks. As changes to Ontario automobile policies have occurred, the changes have been reflected in our assessment of unpaid claims for current and prior years as well as our assessment of claims that occur in future periods. As a result, we increased our estimate for unpaid claims relating to automobile third party liability claims incurred prior to 2002. The estimated provisions related to automobile accident benefit claims were also increased as the inflation rate and severity factors previously utilized were found to be inadequate. We increased

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

our reserves related to tort liability and revised our expected loss estimates for automobile accident benefit claims in our 2002 unpaid claims liabilities to account for the upward changes in both health care cost inflation and severity.

With the introduction of Bill 59 in November 1996, the insurance industry in Ontario expected that tort liability claims would be dramatically reduced from previously experienced, except in cases of catastrophic injuries, and settlement procedures related to accident benefit claims would provide more controls over health care costs and disability payments to claimants than under previous legislation. Both of these expectations proved inaccurate based on losses incurred from 1997 to 2001 that developed in subsequent periods. We recognized these losses as the information supporting the unpaid claims deficiency became available. We continue to re-evaluate the unpaid claims provision in light of the changing environmental and legislative landscape.

Another material contributor to the adverse development of unpaid claims liabilities in 2002, related to claims incurred in 2001 and prior years’, was non-standard auto policies written in Southeastern United States. Adverse development of unpaid losses incurred in 2001 accounted for approximately $30 million in 2002 reported incurred losses. Similar to Ontario, Florida has experienced a significant acceleration in fraudulent claims activity over the last several years. Although we have taken steps to combat this development, the unfavorable legal environment resulted in the inflation of claims payments beyond our original estimates. We have reflected the revised claim estimates related to unpaid automobile liability (personal injury protection) claims in our 2002 unpaid claims liabilities.

The increases (decreases) in prior accident year incurred claims, which amounted to $101.1 million, $33.9 million and ($3.4 million), were recognized during the years ended December 31, 2002, 2001 and 2000, respectively. The following tables identify the relative contribution of the increases in incurred claims attributable to the respective products and incurred loss year.

	Year Ended December 31, 2002
	Motorcycle	Trucking	Standard Auto	Non-Standard Auto	Property	Liability	Other	Total
1997 and prior	$3,210	$(487)	$(108)	$4,402	$(583)	$687	$(3)	$7,118
1998	(71)	3,346	2,675	1,068	35	579	133	7,765
1999	396	1,177	1,692	2,212	71	965	8	6,521
2000	1,864	3,107	6,096	13,654	(88)	261	(520)	24,374
2001	336	4,575	6,051	42,981	1,023	362	(27)	55,301

Total	$5,735	$11,718	$16,406	$64,317	$458	$2,854	$(409)	$101,079

	Year Ended December 31, 2001
	Motorcycle	Trucking	Standard Auto	Non-Standard Auto	Property	Liability	Other	Total
1996 and prior	$35	$(9)	$(120)	$1,256	$(6)	$546	$38	$1,740
1997	66	385	303	1,868	43	128	(10)	2,783
1998	1,480	255	470	4,881	(92)	168	11	7,173
1999	1,447	1,919	(161)	4,942	(308)	603	41	8,483
2000	553	1,923	1,991	9,119	130	269	(290)	13,695

Total	$3,581	$4,473	$2,483	$22,066	$(233)	$1,714	$(210)	$33,874

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

	Year Ended December 31, 2000
	Motorcycle	Trucking	Standard Auto	Non-Standard Auto	Property	Liability	Other	Total
1995 and prior	$379	$—	$(462)	$8,162	$(45)	$57	$(61)	$8,030
1996	(228)	22	(359)	(497)	(69)	(7)	(9)	(1,147)
1997	563	479	(719)	(6,853)	(159)	106	(149)	(6,732)
1998	16	5,804	(581)	(5,766)	(348)	109	(308)	(1,074)
1999	(745)	(5,674)	(287)	6,006	(1,421)	508	(850)	(2,463)

Total	$(15)	$631	$(2,408)	$1,052	$(2,042)	$773	$(1,377)	$(3,386)

(c)	The fair value of unpaid claims and adjustment expenses, gross and recoverable from reinsurers, has been omitted because it is not practicable to determine fair value with sufficient reliability.

8.    Acquisitions:

In 1999 the Company acquired all of the outstanding shares of Hamilton Investments, Inc. (“Hamilton”). All consideration will be paid in cash, part of which was paid at closing, with the remainder to be paid based on the earnings of Hamilton for the fiscal years 1999 to 2003. The present value of the guaranteed future payments was accrued at the date of acquisition. The additional consideration payable for the years ended December 31, 2002, 2001 and 2000 was $2,369,000, $2,336,000 and $2,197,000, respectively. At December 31, 2002 contingent consideration based on earnings is not expected to be payable.

On April 5, 2002, the Company acquired all of the outstanding common and preferred shares of American Country Holdings, Inc. for a purchase price of $37.8 million. The results of American Country’s operations have been included in the consolidated financial statements since March 31, 2002. American Country owns all the outstanding shares of American Country Insurance Company, an insurer of taxicabs based in Chicago, Illinois.

The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed at the date of acquisition:

Cash and investments	$216,885
Accounts receivable	102,986
Other tangible assets	35,708
Intangible assets
Contracts	3,782
Insurance licenses	3,553
Goodwill	20,110

Total assets	383,024
Bank indebtedness	15,794
Insurance liabilities	304,200
Accounts payable	22,454
Other liabilities	570

Total liabilities	343,018

Purchase price	$40,006

9.    Segmented information:

The Company provides property and casualty insurance and other insurance related services in three reportable segments, Canada, the United States and corporate and other insurance related services. The

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

Company’s Canadian and United States segments include transactions with the Company’s reinsurance subsidiaries. At the present time, other insurance related services are not significant. Results for the Company’s operating segments are based on the Company’s internal financial reporting systems and are consistent with those followed in the preparation of the consolidated financial statements. The segmented information for December 31, 2002 is summarized as follows:

	Canada	United States	Corporate and Other	Total
Gross premiums written	$490,754	$1,633,937	$—	$2,124,691
Net premiums earned	415,227	1,322,527		1,737,754
Investment income (loss)	24,059	41,583	(787)	64,855
Net realized gains (losses)	(2,574)	17,084	1,749	16,259
Interest expense	—	10,508	1,766	12,274
Net income tax expense (recovery)	(6,005)	(3,751)	960	(8,796)
Amortization of intangible assets	—	716	—	716
Amortization of capital assets and deferred charges	748	7,529	1,081	9,358
Net income (loss)	(13,042)	88,708	3,866	79,532

Total assets	$1,299,918	$1,670,807	$13,709	$2,984,434
Additions to goodwill	—	20,110	—	20,110
Additions to intangible assets	—	7,335	—	7,335

The segmented information for December 31, 2001 is summarized below:

	Canada	United States	Corporate and Other	Total
Gross premiums written	$356,049	$709,213	$—	$1,065,262
Net premiums earned	321,926	550,904	—	872,830
Investment income	25,035	27,289	229	52,553
Net realized gains	7,579	4,426	74	12,079
Interest expense	—	10,262	1,137	11,399
Net income tax expense	2,941	6,730	412	10,083
Goodwill amortization	701	5,105	50	5,856
Amortization of capital assets and deferred charges	644	3,132	1,361	5,137
Net income	14,925	27,080	2,926	44,931

Total assets	$633,545	$1,075,538	$69,661	$1,778,744

The segmented information for December 31, 2000 is summarized below:

	Canada	United States	Corporate and Other	Total
Gross premiums written	$289,416	$353,606	$—	$643,022
Net premiums earned	251,898	288,071	—	539,969
Investment income	21,835	22,327	414	44,576
Net realized gains	5,885	4,559	—	10,444
Interest expense	—	10,283	1,125	11,408
Net income tax expense (recovery)	4,079	1,690	(376)	5,393
Goodwill amortization	705	4,764	—	5,469
Amortization of capital assets and deferred charges	1,314	2,718	89	4,121
Net income	18,488	7,619	1,363	27,470

Total assets	$498,595	$649,668	$25,663	$1,173,926
Additions to goodwill	—	2,271	—	2,271

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

The Company’s gross premiums written are derived from the following business lines and geographical areas:

	2002	2001	2000
Business Line
Personal Lines:
Non-Standard Auto	39%	51%	56%
Standard Auto	2%	3%	6%
Motorcycle	2%	4%	6%
Property (including Liability)	2%	3%	3%
Warranty	1%	2%	3%
Other Specialty Lines	1%	1%	2%

Total Personal Lines	47%	64%	76%

Commercial Lines:
Trucking	32%	24%	13%
Commercial Auto	8%	5%	3%
Property (including Liability)	11%	5%	6%
Other Specialty Lines	2%	2%	2%

Total Commercial Lines	53%	36%	24%

Total Gross Premiums Written	100%	100%	100%

	2002	2001	2000
Geographical Area
United States:
Florida	12%	13%	9%
Illinois	11%	15%	20%
California	11%	4%	0%
Texas	7%	6%	6%
South Carolina	4%	5%	2%
Alabama	3%	4%	4%
Pennsylvania	3%	3%	4%
Other	26%	17%	10%

Total United States	77%	67%	55%

Canada:
Ontario	10%	16%	24%
Alberta	6%	7%	9%
Quebec	5%	8%	9%
Other	2%	2%	3%

Total Canada	23%	33%	45%

Total Gross Premiums Written	100%	100%	100%

10.    Indebtedness:

(a)    Bank indebtedness:

On February 23, 1999, the Company entered into a US$100 million unsecured credit facility with a syndicate of banks. Under this facility the Company has the option to borrow at a floating rate equivalent to the

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

banks prime rate or for a fixed term at a fixed rate of LIBOR plus a spread based on the Company’s credit rating or upon the ratio of funded debt to total capitalization, whichever is higher. The facility is for a fixed term of five years and one day and was fully drawn on March 5, 1999 for general corporate purposes. During each of the years ended December 31, 2002, 2001 and 2000 the Company repaid US$5 million, and has the obligation to make principal repayments of US$5 million in the year 2003, prior to the maturity of the facility on February 23, 2004.

In March, 1999, the Company entered into interest rate swap contracts whereby the Company fixed its rate on this US$100 million debt at 5.91% plus a spread based on the Company’s credit rating or upon the ratio of funded debt to total capitalization, whichever is higher, for the period of the facility. The fair values of the liabilities under the swap contracts at December 31, 2002, 2001 and 2000 were $8,632,000, $7,479,000 and $169,000, respectively.

In May, 2002, the Company entered into a $66.5 million revolving credit facility with a syndicate of banks. The facility is a 364 day revolving credit facility at a floating interest rate determined based on the type of loan and our senior unsecured debt rating. As at December 31, 2002, $33,076,000 was outstanding under this facility with an effective interest rate of approximately 3%.

(b)    Senior unsecured debentures:

On December 6, 2002, the Company issued $78 million of 8.25% unsecured senior debentures with a maturity date of December 31, 2007. The debentures are redeemable prior to the maturity date, at the Company’s option, providing at least 30 days notice to debenture holders. Interest on the debentures is payable semi-annually in arrears. The net proceeds to the Company were $77,087,420.

(c)    Subordinated indebtedness:

On December 4, 2002, a subsidiary trust of the Company issued US$15 million of capital securities to a third party in a private transaction. A US$15 million floating rate junior subordinated deferrable interest debenture was then issued by Kingsway America Inc. to the trust in exchange for the proceeds from the private sale. The floating rate debenture bears interest through March 4, 2003 at the rate of 5.42375%. Thereafter, the rate will be the London interbank offered interest rate for three-month U.S. dollar deposits, plus 4%, but until December 4, 2007, the interest rate will not exceed 12.5%. The Company has the right to call the securities at par after five years.

11.    Contingent liabilities:

(a)    Legal Proceedings

In connection with its operations, the Company and its subsidiaries are, from time to time, named as defendants in actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the outcome of the various proceedings at this time, such actions have generally been resolved with minimal damages or expense in excess of amounts provided and the Company does not believe that it will incur any significant additional loss or expense in connection with such actions.

(b)    Statutory Requirements

Statutory policyholders’ capital and surplus of the Company’s insurance subsidiaries was $654.3 million and $456.9 million at December 31, 2002 and 2001, respectively.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

Minimum asset and capital requirements were met in all jurisdictions in which the Company’s subsidiaries operate. For the year 2003, under the various insurance regulatory restrictions, based on our December 31, 2002 financial statements, our insurance and reinsurance subsidiaries would have aggregate dividend capacity of $180.3 million.

(c)    Letters of Credit

At December 31, 2001 the Company had entered into a US$175 million letter of credit facility. On October 4, 2002 this was replaced by a syndicated US$350 million facility. The letter of credit facility is principally used to collateralize inter-company reinsurance balances for statutory capital management purposes. The Company pledges securities to collateralize the utilized portion of the letter of credit facility. At December 31, 2002 and 2001 the letter of credit facility utilization was US$304.6 million and US$173.5 million, respectively.

Also from time to time, the Company pledges securities to third parties to collateralize liabilities incurred under its policies of insurance. At December 31, 2002 and 2001, the amount of pledged securities was US$49.2 million and $nil, respectively.

12.    Fair value disclosure:

The fair value of financial assets and liabilities, other than investments (note 2), unpaid claims (note 7) and interest rate swaps (note 10) approximate their carrying amounts.

13.    Reconciliation of Canadian and United States Generally Accepted Accounting Principles:

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. The significant differences between Canadian GAAP and U.S. GAAP, which affect the Company’s consolidated financial statements, are described below:

The following table reconciles the consolidated net income as reported under Canadian GAAP with net income and other comprehensive income in accordance with U.S. GAAP:

	2002	2001	2000
Net income based on Canadian GAAP	$79,532	$44,931	$27,470
Impact on net income of U.S. GAAP adjustments, net of tax:
Deferred start-up costs (note 13(a))	1,052	1,037	911
Goodwill amortization (note 13(b))	—	116	110
Equity accounting (note 13(c))	1,237	281	(883)

Net income based on U.S. GAAP	$81,821	$46,365	$27,608
Other comprehensive income adjustments:
Change in unrealized gain on investments classified as available for sale (note (13d))	20,973	11,996	24,098
Change in fair value of interest rate swaps	(1,152)	(7,479)	—
Less: related future income taxes	(4,949)	(2,512)	(6,036)

Other comprehensive income adjustments	14,872	2,005	18,062
Currency translation adjustments in the period	(4,409)	11,447	3,182

Other comprehensive income	10,463	13,452	21,244

Total comprehensive income	$92,284	$59,817	$48,852

Basic earnings per share based on U.S. GAAP net income	$1.68	$1.25	$0.81
Diluted earnings per share based on U.S. GAAP net income	$1.66	$1.22	$0.80

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

The following table reconciles shareholders’ equity as reported under Canadian GAAP with shareholders’ equity in accordance with U.S. GAAP:

	2002	2001
Shareholders’ equity based on Canadian GAAP	$612,925	$536,842
Other comprehensive income	16,558	1,686
Cumulative net income impact:
Deferred start-up costs (note 13(a))	(1,981)	(3,033)
Goodwill amortization (note 13(b))	(1,213)	(1,213)
Equity accounting (note 13(c))	635	(602)

Shareholders’ equity based on U.S. GAAP	$626,924	$533,680

Statement of Financial Accounting Standards (SFAS) No. 130 “Reporting Comprehensive Income” requires the Company to disclose items of other comprehensive income in a financial statement and to disclose accumulated balances of other comprehensive income or loss in the equity section of the Company’s balance sheet. The total cumulative other comprehensive income amounts to $27,648,000 and $17,185,000 as at December 31, 2002 and 2001, respectively.

(a)    Deferred start-up costs

Under Canadian GAAP, start-up costs of Avalon Risk Management, Inc. are deferred and amortized over a five year period commencing from the date the start-up period ended. Under U.S. GAAP, such costs are expensed in the periods in which the expenditures are incurred.

(b)    Goodwill amortization:

As per Note 1(e), effective January 1, 2002, all existing goodwill which is currently included in the Company’s Consolidated Balance Sheets ceased to be amortized to income over time for both Canadian and U.S. GAAP, and is subject to a periodic impairment review to ensure that the fair value remains greater than, or equal to, book value. Any excess of book value over fair value will be charged to income in the period in which the impairment is determined. The Company adopted this new standard prospectively. As a result of the adoption of this new standard, no goodwill amortization was recorded in the twelve months ended December 31, 2002.

Under Canadian GAAP, guarantee fund assessment liabilities were estimated and accrued at the date of acquisition, which resulted in an increase in the amount of goodwill recorded. Under U.S. GAAP, such costs are expenses in the periods in which the liabilities are estimated.

Prior to January 1, 2002, under Canadian GAAP, the amortization of goodwill was shown as the final item in the Statement of Operations, net of applicable taxes, whereas under U.S. GAAP this presentation was not permitted and the applicable taxes would be included in the income tax expense on the Statement of Operations. As a result, under U.S. GAAP, the applicable taxes of $818,000 and $737,000 for the twelve months ended December 31, 2001 and 2000, respectively, would be reclassified to increase the goodwill amortization and decrease the income tax expenses. Goodwill amortization would be classified with expenses under U.S. GAAP.

(c)    Equity accounting:

Under Canadian GAAP, the Company’s 25% equity investment in an investee is carried at cost as the Company does not have significant influence over the investee. Under U.S. GAAP, we are deemed to have

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars, except for per share amounts)

significant influence because the Company’s equity investment exceeds 20%, and the equity method of accounting is used. This method recognizes the Company’s share of net income or loss of the investee. Also, under U.S. GAAP goodwill is recognized, and prior to December 31, 2001 was being amortized over a period of 10 years.

(d)    Portfolio investments:

Under Canadian GAAP, portfolio investments are carried at cost or amortized cost, and where a decline in value of an investment is considered to be other than temporary, a write-down of the investment to its estimated recoverable amount is recorded. Under U.S. GAAP, such investments would be classified as available for sale and are marked to market after write-downs for other than temporary declines in values, and the unrealized gain or loss, net of any future income taxes, is recorded as other comprehensive income, a component of shareholders’ equity.

(e)    Accounting for Derivative Instruments and Hedging Activities

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), as amended by Statements No. 137 and 138, which established accounting and reporting standards for derivative instruments and for hedging activities. Under FAS 133, all derivative instruments, including certain derivative instruments embedded in other contracts, are recognized as either assets or liabilities in the balance sheet at their fair values, and changes in such fair values must be recognized immediately in earnings unless specific hedging criteria are met. The Company adopted this statement effective January 1, 2001 for purposes of its U.S. GAAP reconciliation. The Company has purchased interest rate swap contracts that are designated as cash flow hedges against the amounts borrowed under the unsecured credit facility. The terms of the swaps match those of the unsecured credit facility, and were entered into to minimize the Company’s exposure to fluctuations in interest rates. The change in the fair value of interest rate swap contracts is reflected in other comprehensive income.

(f)    Future accounting pronouncements:

The Company does not expect the adoption of any known proposed accounting pronouncements to have a material impact on its consolidated financial statements.

14.	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

15. Supplemental	Condensed Consolidating Financial Information:

Subject to the necessary regulatory approvals, Kingsway America Inc. (“KAI”) may issue subordinated notes to Kingsway U.S. Funding Inc. (“Funding Co.”), and Funding Co. may issue subordinated debentures which will be fully and unconditionally guaranteed by the Company. The following is condensed consolidating financial information for the Company as of December 31, 2002 and 2001 and for each of the years in the three year period ending December 31, 2002, with a separate column for each of KAI as Issuer, the Company (“KFSI”) as Guarantor and the other businesses of the Company combined (the “Non-Guarantor Subsidiaries”). For the purposes of the condensed consolidating financial information, the Company and KAI carry their investments under the equity method.

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2002

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Revenues
Net premiums earned	$—	$—	$1,813,208	$(75,454)	$1,737,754
Investment related income	960	15,972	77,773	(13,591)	81,114
Management fees	38,001	2,153	—	(40,154)	—

	38,961	18,125	1,890,981	(129,199)	1,818,868
Expenses
Claims incurred	—	—	1,323,780	(83,451)	1,240,329
Commissions and premium taxes	—	—	379,123	(7,072)	372,051
Other expenses	32,369	7,334	122,451	(38,676)	123,478
Interest expense	1,766	—	10,508	—	12,274

	34,135	7,334	1,835,862	(129,199)	1,748,132
Income before taxes	4,826	10,791	55,119	—	70,736
Income taxes	960	(976)	(8,780)	—	(8,796)
Equity in undistributed net income of subsidiaries	75,666	(5,464)	—	(70,202)	—

Net income	$79,532	$6,303	$63,899	$(70,202)	$79,532

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2001

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Revenues
Net premiums earned	$—	$—	$872,830	$—	$872,830
Investment related income	304	17,377	62,120	(15,169)	64,632
Management fees	29,516	1,762	—	(31,278)	—

	29,820	19,139	934,950	(46,447)	937,462
Expenses
Claims incurred	—	—	623,163	(7,084)	616,079
Commissions and premium taxes	—	—	167,176	—	167,176
Other expenses	25,297	2,168	93,836	(39,363)	81,938
Interest expense	1,136	—	10,263	—	11,399

	26,433	2,168	894,438	(46,447)	876,592
Income before taxes	3,387	16,971	40,512	—	60,870
Income taxes	412	612	9,059	—	10,083
Amortization of goodwill, net of applicable income tax	—	—	5,856	—	5,856
Equity in undistributed net income of subsidiaries	41,956	12,724	—	(54,680)	—

Net income	$44,931	$29,083	$25,597	$(54,680)	$44,931

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Statement of Operations

For the year ended December 31, 2000

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Revenues
Net premiums earned	$—	$—	$539,969	$—	$539,969
Investment related income	140	21,299	53,030	(19,449)	55,020
Management fees	21,029	1,245	—	(22,274)	—

	21,169	22,544	592,999	(41,723)	594,989
Expenses
Claims incurred	—	—	371,946	—	371,946
Commissions and premium taxes	—	—	106,378	—	106,378
Other expenses	18,987	1,270	88,391	(41,723)	66,925
Interest expense	1,125	—	10,283	—	11,408

	20,112	1,270	576,998	(41,723)	556,657
Income before taxes	1,057	21,274	16,001	—	38,332
Income taxes	(376)	606	5,163	—	5,393
Amortization of goodwill, net of applicable income tax	—	—	5,469	—	5,469
Equity in undistributed net income of subsidiaries	26,037	3,873	—	(29,910)	—

Net income	$27,470	$24,541	$5,369	$(29,910)	$27,470

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Balance Sheet as at December 31, 2002

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Assets
Investments in subsidiaries	$619,192	$405,578	$761,943	$(1,786,713)	$—
Cash	1,402	464	243,055	—	244,921
Investments	5,139	506	1,828,099	—	1,833,744
Goodwill and other intangible assets	—	—	94,250	10,040	104,290
Other assets	87,756	(41,924)	1,856,742	(1,101,095)	801,479

	$713,489	$364,624	$4,784,089	$(2,877,768)	$2,984,434
Liabilities and Shareholders’ Equity
Liabilities:
Bank indebtedness	$20,532	$—	$149,858	$—	$170,390
Other liabilities	2,032	1,389	120,008	(823)	122,606
Unearned premiums	—	—	1,282,603	(506,280)	776,323
Unpaid claims	—	—	1,809,608	(609,054)	1,200,554
Senior unsecured debentures	78,000	—	—	—	78,000

	100,564	1,389	3,362,077	(1,116,157)	2,347,873
Subordinated indebtedness	—	23,636	—	—	23,636

Shareholders’ equity:
Share capital	357,192	379,111	1,295,744	(1,674,855)	357,192
Currency translation adjustment	11,090	(1,640)	17,481	(15,841)	11,090
Retained earnings	244,643	(37,872)	108,787	(70,915)	244,643

	612,925	339,599	1,422,012	(1,761,611)	612,925

	$713,489	$364,624	$4,784,089	$(2,877,768)	$2,984,434

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Balance Sheet as at December 31, 2001

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Assets
Investments in subsidiaries	$490,755	$269,997	$677,647	$(1,438,399)	$—
Cash	2,099	854	93,247	—	96,200
Investments	43,529	335	1,083,134	—	1,126,998
Goodwill and other intangible assets	—	—	68,845	7,682	76,527
Other assets	16,783	35,947	878,657	(452,368)	479,019

	$553,166	$307,133	$2,801,530	$(1,883,085)	$1,778,744

Liabilities and Shareholders’ Equity
Liabilities:
Bank indebtedness	$14,346	$—	$130,170	$—	$144,516
Other liabilities	1,978	690	80,977	(342)	83,303
Unearned premiums	—	—	648,720	(224,600)	424,120
Unpaid claims	—	—	832,790	(242,827)	589,963

	16,324	690	1,692,657	(467,769)	1,241,902
Shareholders’ equity:
Share capital	356,232	296,367	1,036,881	(1,333,248)	356,232
Currency translation adjustment	15,499	16,042	(630)	(15,412)	15,499
Retained earnings	165,111	(5,966)	72,622	(66,656)	165,111

	536,842	306,443	1,108,873	(1,415,316)	536,842

	$553,166	$307,133	$2,801,530	$(1,883,085)	$1,778,744

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2002

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Cash provided by (used in):
Operating activities:
Net income	$79,532	$6,303	$63,899	$(70,202)	$79,532
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings in subsidiaries	(75,666)	5,464	—	70,202	—
Other	(73,617)	79,919	475,094	39,456	520,852

	(69,751)	91,686	538,993	39,456	600,384
Financing activities:
Increase in share capital, net	960	82,744	11,002	(93,746)	960
Increase/(decrease) in bank indebtedness	6,186	—	20,766	—	26,952
Increase in subordinated indebtedness	—	23,636	—	—	23,636
Increase in senior unsecured debentures	78,000	—	—	—	78,000

	85,146	106,380	31,768	(93,746)	129,548
Investing activities:
Purchase of investments	(145,341)	(177)	(4,251,307)	—	(4,396,825)
Proceeds from sale of investments	185,651	—	3,671,399	—	3,857,050
Other	(56,402)	(198,279)	158,955	54,290	(41,436)

	(16,092)	(198,456)	(420,953)	54,290	(581,211)
Increase (decrease) in cash during the year	(697)	(390)	149,808	—	148,721
Cash, beginning of year	2,099	854	93,247	—	96,200

Cash, end of year	$1,402	$464	$243,055	$—	$244,921

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2001

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Cash provided by (used in):
Operating activities:
Net income	$44,931	$29,083	$25,597	$(54,680)	$44,931
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings in subsidiaries	(41,956)	(12,724)	—	54,680	—
Other	(10,432)	(8,079)	180,908	—	162,397

	(7,457)	8,280	206,505	—	207,328
Financing activities:
Increase in share capital, net	207,751	70,610	93,664	(164,274)	207,751
Increase/(decrease) in bank indebtedness	139	—	(7,174)	—	(7,035)
	207,890	70,610	86,490	(164,274)	200,716
Investing activities:
Purchase of investments	(129,274)	(9,682)	(2,138,687)	—	(2,277,643)
Proceeds from sale of investments	97,258	9,898	1,851,522	—	1,958,678
Other	(167,772)	(87,482)	68,261	164,274	(22,719)

	(199,788)	(87,266)	(218,904)	164,274	(341,684)
Increase (decrease) in cash during the year	645	(8,376)	74,091	—	66,360
Cash, beginning of year	1,454	9,230	19,156	—	29,840

Cash, end of year	$2,099	$854	$93,247	$—	$96,200

KINGSWAY FINANCIAL SERVICES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Tabular amounts in thousands of Canadian dollars)

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2000

(In thousands of Canadian dollars)

	KFSI	KAI	Other subsidiaries	Consolidation adjustments	Total
	(the “Guarantor”)	(the “Issuer”)	(the “Non-Guarantor subsidiaries”)
Cash provided by (used in):
Operating activities:
Net income	$27,470	$24,541	$5,369	$(29,910)	$27,470
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings in subsidiaries	(26,037)	(3,873)	—	29,910	—
Other	1,858	(2,080)	65,258	—	65,036

	3,291	18,588	70,627	—	92,506
Financing activities:
Increase in share capital, net	19	—	1,375	(1,375)	19
Increase/(decrease) in bank indebtedness	(7,528)	—	(6,917)	—	(14,445)

	(7,509)	—	(5,542)	(1,375)	(14,426)
Investing activities:
Purchase of investments	(47,319)	(2,302)	(1,200,071)	—	(1,249,692)
Proceeds from sale of investments	40,020	8,626	1,173,267	—	1,221,913
Other	12,592	(23,521)	(22,969)	1,375	(32,523)

	5,293	(17,197)	(49,773)	1,375	(60,302)
Increase (decrease) in cash during the year	1,075	1,391	15,312	—	17,778
Cash, beginning of year	379	7,839	3,844	—	12,062

Cash, end of year	$1,454	$9,230	$19,156	$—	$29,840

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. We are offering to sell, and seeking offers to buy, shares of trust preferred securities only in jurisdictions where offers and sales are permitted. The prospectus is not an offer to sell or a solicitation of an offer to buy the trust preferred securities in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the trust preferred securities.

2,000,000 Trust Preferred Securities

Kingsway Financial Capital Trust I

    % Trust Preferred Securities

US$50,000,000

US$25 liquidation amount

fully and unconditionally guaranteed by

Kingsway Financial Services Inc.

PROSPECTUS

                    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.     Indemnification of Directors and Officers

Under the Corporations Act (Ontario), Kingsway Financial may indemnify a present or former director or officer or a person who acts or acted at Kingsway Financial’s request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Kingsway Financial as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

In accordance with the Corporations Act (Ontario), Kingsway Financial’s by-laws provide that it shall indemnify a director or officer, a former director or officer, or a person who acts or acted at Kingsway Financial’s request as a director or officer of another corporation of which Kingsway Financial is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such body if he acted honestly and in good faith with a view to the best interests of Kingsway Financial, and, in the case of a criminal action or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Kingsway Financial has purchased directors’ and officers’ liability insurance for the directors and officers of Kingsway. The aggregate annual premium paid by Kingsway Financial is $507,800. The annual insurance coverage under the policy is limited to $45 million per policy year. There is a $1 million deductible provision for any claim made by Kingsway Financial, but no such deductible provision for claims made directly by any director or officer.

As permitted under the Delaware General Corporation Law, Kingsway America’s Certificate of Incorporation and bylaws eliminate the personal liability of a director to Kingsway America and its stockholders for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated or limited for (i) any breach of the director’s duty of loyalty to Kingsway America or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

Kingsway America’s Certificate of Incorporation and bylaws also provide for indemnification of officers, directors, employees and agents of Kingsway America to the full extent allowed by Delaware law, provided that, in the event of an action or suit by or in the right of Kingsway America, the person shall be indemnified only to the extent of his expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit and not for judgments, fines or amounts paid in settlement. The Delaware General Corporation Law authorizes indemnification of officers, directors and persons serving other entities in certain capacities at the request of Kingsway America, subject to certain conditions and limitations set forth therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings brought against them in such capacity if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Kingsway America.

The Underwriting Agreement provides for indemnification by the Underwriters of the Registrants and their officers and directors for certain liabilities arising under the Securities Act, or otherwise.

The certificate of incorporation and bylaws for Funding Co. provide that Funding Co. shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law.

The Declaration of Trust limits the liability of the Trust and certain other persons and provides for the indemnification by Funding Co. and the Trust of the trustees, their officers, directors and employees and certain other persons.

ITEM 9.    Exhibits and Financial Schedules

(A) Exhibits

See Exhibit Index.

(B) Financial Statement Schedules

The following Kingsway financial statement schedules are included as part of this registration statement immediately following the signature pages.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or ir shown in the financial statements or the notes thereto.

ITEM 10.    Undertakings

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway Financial Services Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on November 26, 2003.

KINGSWAY FINANCIAL SERVICES INC.

By:	/S/ WILLIAM G. STAR
William G. Star,
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ WILLIAM G. STAR William G. Star	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 26, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2003

* David H. Atkins	Director	November 26, 2003

* John L. Beamish	Director	November 26, 2003

* Thomas A. Di Giacomo	Director	November 26, 2003

* Bernard Gluckstein	Director	November 26, 2003

* J. Brian Reeve	Director	November 26, 2003

* F. Michael Walsh	Lead Director	November 26, 2003

/S/ JAMES R. ZUHLKE James R. Zuhlke	Director	November 26, 2003

*	The undersigned, by signing his name hereto, does hereby sign this Amendment No. 9 to the Registration Statement on behalf of each of the above-indicated persons pursuant to a power of attorney executed by each such person.

By:	/S/ WILLIAM G. STAR
William G. Star Chairman, President and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 9 to the Registration Statement has been signed below by the undersigned as the duly authorized representative of Kingsway Financial Services Inc. in the United States.

By:	/s/ JAMES R. ZUHLKE
James R. Zuhlke

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway America Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on November 26, 2003.

KINGSWAY AMERICA INC.

By:	/S/ JAMES R. ZUHLKE
James R. Zuhlke President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JAMES R. ZUHLKE James R. Zuhlke	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2003

/S/ BRIAN K. WILLIAMSON Brian K. Williamson	Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2003

/S/ WILLIAM G. STAR William G. Star	Director	November 26, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Director	November 26, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway U.S. Funding Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on November 26, 2003.

KINGSWAY U.S. FUNDING INC.

By:	/S/ JAMES R. ZUHLKE
James R. Zuhlke President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ JAMES R. ZUHLKE James R. Zuhlke	President and Director (Principal Executive Officer)	November 26, 2003

/S/ BRIAN K. WILLIAMSON Brian K. Williamson	Treasurer (Principal Financial and Accounting Officer)	November 26, 2003

/S/ WILLIAM G. STAR William G. Star	Director	November 26, 2003

/S/ W. SHAUN JACKSON W. Shaun Jackson	Director	November 26, 2003

SIGNATURES

Pursuant to the requirements of the Securities Act, Kingsway Financial Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schaumburg, Illinois, on November 26, 2003.

KINGSWAY FINANCIAL CAPITAL TRUST I

By:	/S/ JAMES R. ZUHLKE
James R. Zuhlke Administrative Trustee

Auditors’ Report

The Board of Directors,

Kingsway Financial Services Inc.

Under date of February 6, 2003, we reported on the consolidated balance sheets of Kingsway Financial Services Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2002, which are included in the Registration Statement F-3. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the Registration Statement. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements schedule based on our audits.

In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG LLP

Chartered Accountants

Toronto, Canada

February 6, 2003

SCHEDULE I

KINGSWAY FINANCIAL SERVICES INC. (Consolidated)

Summary of Investments (other than investments in related parties)

(In thousands of Canadian dollars)

	December 31, 2002
	Cost / Amortized Cost	Fair Value	Carrying Value
Type of Investment
Fixed maturities:
United States government and government agencies and
authorities	$17,927	$19,188	$17,927
States, municipalities and political subdivisions	47,769	49,658	47,769
Canada and other foreign federal and provincial and government
agencies and authorities	289,030	295,088	289,030
Mortgaged-backed securities	86,949	90,549	86,949
All other corporate bonds	613,732	630,657	613,732

Total fixed maturities	$1,055,407	$1,085,140	$1,055,407

Equity securities:
Common stocks:
Bank, trust and insurance companies	$18,816	$18,394	$18,816
Industrial, miscellaneous and other	156,150	159,483	156,150
Preferred stocks:	2,045	2,025	2,045

Total Equities	$177,011	$179,902	$177,011

Short term investments:	506,574	506,510	506,574

Total Investments	$1,738,992	$1,771,552	$1,738,992

Note: A 25% equity investment in an investee is excluded from this schedule.

SCHEDULE II

KINGSWAY FINANCIAL SERVICES INC.

Condensed Financial Information of Registrant (Parent Company Only)

Condensed Statements of Operations

(In thousands of Canadian dollars)

	Year ended December 31,
	2002	2001	2000
Revenues
Investment income	$(788)	$53	$140
Net realized gains	1,748	251	—
Management Fees*	38,001	29,516	21,029

	38,961	29,820	21,169
Expenses
Interest expense	1,766	1,136	1,125
Other operating expenses	32,369	25,297	18,987

	34,135	26,433	20,112
Income before taxes	4,826	$3,387	$1,057
Income taxes	960	412	(376)
Equity in undistributed net income of subsidiaries*	75,666	41,956	26,037

Net Income	$79,532	$44,931	$27,470

*	Eliminated in consolidated

See accompanying notes to condensed financial information

KINGSWAY FINANCIAL SERVICES INC.

Condensed Financial Information of Registrant (Parent Company Only)

Condensed Balance Sheets

December 31, 2002, with comparative figures for 2001

(In thousands of Canadian dollars)

	2002	2001
Assets
Investments in subsidiaries	$619,192	$490,755
Cash	1,402	2,099
Investments	5,139	43,529
Due from subsidiaries	76,486	5,054
Income tax receivable	253	—
Other assets	11,017	11,729

	$713,489	$553,166

Liabilities and Shareholders’ Equity
Liabilities:
Bank loan	$20,532	$14,346
Senior unsecured debentures	78,000	—
Accrued liabilities	2,032	1,411
Income tax payable	—	567

	100,564	16,324
Shareholders’ equity:
Share capital	357,192	356,232
Currency translation adjustment	11,090	15,499
Retained earnings	244,643	165,111

	612,925	536,842

	$713,489	$553,166

See accompanying notes to condensed financial information

KINGSWAY FINANCIAL SERVICES INC.

Condensed Financial Information of Registrant (Parent Company Only)

Condensed Statements of Cash Flows

	Year ended December 31
	2002	2001	2000
	(In thousands of Canadian dollars)
Cash provided by (used in):
Operating activities:
Net income	$79,532	$44,931	$27,470
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed earnings in subsidiaries	(75,666)	(41,956)	(26,037)
Net realized gains	1,748	251	—
Due from subsidiaries	(72,040)	—	—
Other operating assets and liabilities	(3,325)	(10,683)	1,858

	(69,751)	(7,457)	3,291
Financing activities:
Increase in share capital, net	960	207,751	19
Increase/(decrease) in bank indebtedness	6,186	139	(7,528)
Increase in senior unsecured debentures	78,000	—	—

	85,146	207,890	(7,509)
Investing activities:
Purchase of investments	(145,341)	(129,274)	(47,319)
Proceeds from sale of investments	185,651	97,258	40,020
Capital contributions to subsidiaries	(55,010)	(173,745)	1,375
Dividends received from subsidiaries	—	8,000	14,000
Purchase of subsidiaries	—	—	—
Additions to capital assets	(1,392)	(2,027)	(2,783)

	(16,092)	(199,788)	5,293
Increase (decrease) in cash during the year	(697)	645	1,075
Cash, beginning of year	2,099	1,454	379

Cash, end of year	$1,402	$2,099	$1,454

See accompanying notes to condensed financial information

KINGSWAY FINANCIAL SERVICES INC.

Condensed Financial Information of Registrant (Parent Company Only)

Notes to the Condensed Financial Information

1. The condensed financial information of the registrant should be reviewed in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2002 included in this Registration Statement starting on page F-2.

2. The condensed financial information of the registrant has been prepared in accordance with Canadian generally accepted accounting principles.

3. The consolidated financial statements have been reconciled with United States generally accepted accounting principles in Note 13 to the consolidated financial statements included in this Registration Statement starting on page F-40.

Kingsway Financial Services Inc.

Schedule III—Supplementary Insurance Information

Years Ended December 31, 2002, 2001 and 2000

(in thousands of Canadian dollars)

Segment	Deferred Policy Acquisition Costs	Liability for unpaid claims and loss expenses	Unearned Premiums	Earned Premiums	Net Investment Income	Claims Incurred	Commissions & Premium Taxes	Other General & Administrative Expenses	Net Premiums Written
2002
United States	$145,468	$870,206	$587,052	$1,322,526	$41,583	$915,279	$288,533	$81,201	$1,546,998
Canada	33,106	330,348	189,271	415,227	24,059	325,050	83,518	47,192	462,965
Other	0	0	0	0	(787)	0	0	(5,631)	0

Total	$178,574	$1,200,554	$776,323	$1,737,753	$64,855	$1,240,329	$372,051	$122,762	$2,009,963

2001
United States	$70,404	$335,626	$283,039	$550,904	$27,289	$379,484	$106,372	$47,586	$679,077
Canada	25,313	254,337	141,081	321,926	25,035	236,595	60,804	38,573	335,883
Other	0	0	0	0	229	0	0	(4,221)	0

Total	$95,717	$589,963	$424,120	$872,830	$52,553	$616,079	$167,176	$81,938	$1,014,960

2000
United States	$30,324	$217,533	$142,100	$288,071	$22,327	$195,431	$52,730	$42,441	$332,740
Canada	23,143	217,789	126,108	251,898	21,835	176,515	53,648	26,172	271,953
Other	0	0	0	0	414	0	0	(1,688)	0

Total	$53,467	$435,322	$268,208	$539,969	$44,576	$371,946	$106,378	$66,925	$604,693

Kingsway Financial Services Inc. (consolidated)

Schedule IV—Reinsurance

Years Ended December 31, 2002, 2001 and 2000

(in thousands of Canadian dollars)

	Gross Amount	Ceded to Other Companies	Assumed From Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2002
Property and casualty premiums	$1,608,546	$86,582	$215,790	$1,737,754	12.4%

Year ended December 31, 2001
Property and casualty premiums	$781,169	$51,054	$142,715	$872,830	16.4%

Year ended December 31, 2000
Property and casualty premiums	$564,804	$37,446	$12,611	$539,969	2.3%

EXHIBIT INDEX

Exhibit Number		Description of Exhibit
1.1	**	Form of Underwriting Agreement.

4.1	**	Form of Indenture between Kingsway U.S. Funding Inc., Kingsway Financial Services Inc. and BNY Midwest Trust Company, Trustee.

4.2	**	Officer’s Certificate setting forth the terms of the Junior Subordinated Debentures.

4.3	**	Form of Junior Subordinated Debenture (included in Exhibit 4.2).

4.4	**	Certificate of Trust of Kingsway Financial Capital Trust I.

4.5	**	Declaration of Trust of Kingsway Financial Capital Trust I.

4.6	**	Form of Amended and Restated Declaration of Trust of Kingsway Financial Capital Trust I.

4.7	**	Form of Preferred Security (included in Exhibit 4.6).

4.8	**	Form of Common Security (included in Exhibit 4.6).

4.9	**	Form of Preferred Securities Guarantee Agreement between Kingsway Financial Services Inc., as Guarantor, and BNY Midwest Trust Company, as Guarantee Trustee.

4.10	**	Form of Guarantee of Junior Subordinated Debenture (included in Exhibit 4.1).

4.11	**	Form of Subordinated Note.

5.1	*	Opinion of Richards, Layton & Finger, P.A.

5.2	*	Opinion of Fogler, Rubinoff LLP.

5.3	*	Opinion of Lord, Bissell & Brook LLP.

8.1	*	Tax Opinion of Lord, Bissell & Brook LLP.

10.1	**

Credit Agreement dated February 23, 1999 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership and the lenders named therein; Credit Amending Agreement dated as of August 11, 2000; Second Amendment to Credit Amendment dated as of March 30, 2001; Third Amendment to Credit Agreement dated as of June 30, 2001; Fourth Amendment to Credit Agreement dated as of October 5, 2001; Credit Agreement Consent and Waiver dated September 9, 2002; and Fifth Amendment to Credit Agreement dated as of October 25, 2002.

10.2	**

Credit Agreement dated May 28, 2002 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership and the lenders named therein; Credit Amending Agreement dated as of September 24, 2002; Second Credit Amending Agreement dated as of September 24, 2002; Third Amending Agreement dated as of October 30, 2002.

10.3	**	Consent and Amendment letter dated December 4, 2002 and Sixth Amendment to Credit Agreement dated as of January 1, 2003 to the Credit Agreement dated February 23, 1999. (1)

10.4	**	Fourth Credit Amending Agreement dated December 4, 2002 and Fifth Credit Amending Agreement dated as of January 1, 2003 to the Credit Agreement dated May 28, 2002. (1)

10.5	**	Seventh Amendment to Credit Agreement dated as of February 13, 2003 to the Credit Agreement dated February 23, 1999.

10.6	**	Sixth Credit Amending Agreement dated as of February 13, 2003 to the Credit Agreement dated May 28, 2002.

10.7	**	Eighth Amendment to Credit Agreement dated as of March 28, 2003 to the Credit Agreement dated February 23, 1999.

10.8	**	Amended Credit Agreement dated May 27, 2003 among Kingsway Financial Services Inc., Kingsway U.S. Finance Partnership and the lenders named therein.

10.9	**	Ninth Amendment to Credit Agreement dated as of May 27, 2003 to the Credit Agreement dated February 23, 1999.

E-1

Exhibit Number		Description of Exhibit

10.10	**	Tenth Amendment to Credit Agreement dated as of June 30, 2003 to the Credit Agreement dated February 23, 1999.

10.11	**	Eleventh Amendment to Credit Agreement dated as of August 31, 2003 to the Credit Agreement dated February 23, 1999.

10.12	**	Second Amendment to Amended Credit Agreement dated as of August 31, 2003 to the Amended Credit Agreement dated May 27, 2003.

11.1	*	Computation of earnings per share.

12.1	*	Computation of Ratio of Earnings to Fixed Charges.

23.1		Consent of KPMG LLP as Auditors.

23.2		Consent of KPMG LLP as Appointed Actuary.

23.3		Consent of KPMG LLP as Auditors relating to Form 6-K filed on September 12, 2003, as amended.

23.4	*	Consent of Lord, Bissell & Brook LLP (included in Exhibit 8.1).

23.5	*	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.1).

23.6	*	Consent of Fogler, Rubinoff LLP (included in Exhibit 5.2).

23.7	*	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.3).

24.1	**	Power of Attorney.

25.1		Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Trustee under the Indenture.

25.2		Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Property Trustee under the Amended and Restated Declaration of Trust.

25.3		Statement of Eligibility under the Trust Indenture Act of 1939 of BNY Midwest Trust Company as Guarantee Trustee under the Preferred Securities Guarantee Agreement.

*	To be filed by amendment.
**	Previously filed.
(1)	Portions of this Exhibit have been omitted pursuant to a Confidential Treatment Request filed with the SEC.

E-2